    As filed with the Securities and Exchange Commission on January 13, 1999
                                                      Registration No. 333-33593
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                               Washington DC 20549
                                -----------------

                                  PRE-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        WORLDWIDE WIRELESS SYSTEMS, INC.
        (Exact name of Small Business Issuer as specified in its Charter)

         Delaware                                      4841                                          13-3831117
(State of Incorporation)                    (Primary standard industrial                         (IRS Employer
                                               classification code)                             Identification No.)

                         575 Lexington Avenue, 4th Floor
                            New York, New York 10022
                                 (212) 572-8308
               (Address and telephone number of Principal Offices)

                           David E. Padilla, President
                         575 Lexington Avenue, 4th Floor
                            New York, New York 10022
                                 (212) 572-8308
            (Name, address and telephone number of agent for service)

                                   Copies To:

Roger A. Tolins, Esq.                        Peter S. Erly, Esq.
Tolins & Lowenfels,                          Gravel and Shea
A Professional Corporation                   76 St. Paul Street, 7th Floor
12 East 49th Street                          P.O. Box 369
New York, New York 10017                     Burlington, Vermont 05402-0369
Telephone: (212) 421-1965                    Telephone: (802) 658-0220
Facsimile: (212) 888-7706                    Facsimile: (802) 658-1456


                                       and

                               Steven Morse, Esq.
                               Lester Morse, P.C.
                               111 Great Neck Road
                              Great Neck, NY 11021
                            Telephone: (516) 487-1446
                            Facsimile: (516) 487-1452

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If delivery of a Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                                                                                  Proposed
                                                                   Proposed       Maximum
     Title of each class of                   Amount to be         Maximum        Aggregate      Amount of
     securities to be                         Registered           Offering       Offering       Registration
     Registered                                   (1)              Price(2)       Price(2)       Fee(2)
-------------------------------------------------------------------------------------------------------------

Units, each Unit consisting of                1,725,000 Units      $ 8.00         $13,800,000    $ 4,071.00
 a) one share of Common Stock,
    $.01 par value ("Common Stock")           1,725,000 shs            --                  --            --
        and
 b) one redeemable  Units Warrant             1,725,000 wts            --                  --            --
    ("Units Warrant")
-------------------------------------------------------------------------------------------------------------

Common Stock issuable upon                    1,725,000 shs        $10.00          $17,250,000   $ 5,088.75
 exercise of Unit Warrants
-------------------------------------------------------------------------------------------------------------

Underwriters' (Unit) Warrants                 150,000 Units        $12.00          $ 1,800,000   $   531.00
 each Unit consisting of
 a) one share of Common Stock                 150,000 shs              --                  --            --
        and
 b) one redeemable  Units Warrant             150,000 wts              --                  --            --
-------------------------------------------------------------------------------------------------------------

Common Stock underlying Unit                  150,000 shs          $15.00          $ 2,250,000   $   663.75
 Warrants issuable upon exercise
 of Underwriters' (Unit) Warrants
-------------------------------------------------------------------------------------------------------------
Total..............................................................................$35,100,000   $10,354.50
         Less Registration Fees previously paid....................................               10,354.50
                                                                                                 ----------

         Balance...................................................................              $        0(4)
-------------------------------------------------------------------------------------------------------------

(1) Total estimated solely for the purpose of determining the registration fee. Includes the Common Stock portion of 225,000 Units included in the Representative's over-allotment option.
(2) Calculated pursuant to Rule 457(a) based on a bona fide estimate of the maximum offering price.
(3) Issuable upon exercise of the Warrants, together with such indeterminate number of securities as may be issuable by reason of the anti-dilution provisions contained therein.
(4) Pre-effective Amendment No. 1 increased the number of shares to be issued from 1,250,000 to 1,725,000. A filing fee in the amount of $5,871.21 was submitted by wire transfer with the original filing. An additional filing fee in the amount of $1,173.54 was submitted by wire transfer with Pre-effective Amendment No. 1 and an additional filing fee of $3,309.75 was submitted with Pre-effective Amendment No. 2 for a total filing fee of $10,354.50.

                              Cross Reference Sheet
                      Showing the Location In Prospectus of
                   Information Required by Items of Form SB-2

       Item in Form SB-2                                       Prospectus Caption
 1. Front of Registration Statement and Outside               Cover Page and Cover Page of
         Front Cover Page of Prospectus                             Registration Statement
 2. Inside Front and Outside Back Cover Pages                 Continued Cover Page, Table of
         of Prospectus                                              Contents
 3. Summary Information and Prospectus Summary                Prospectus Summary, Risk Factors,
                                                                    Financial Information
 4. Use of Proceeds                                           Use of Proceeds
 5. Determination of Offering Price                           Cover Page, Underwriting, Risk
                                                                    Factors
 6. Dilution                                                  Dilution
 7. Selling Security Holders                                  Not Applicable
 8. Plan of Distribution                                      Cover Page, Underwriting
 9. Legal Proceedings                                         Business
10. Directors, Executive Officers, Promoters, and             Management
         Certain Control Persons
11. Security Ownership of Certain Beneficial                  Principal Stockholders and
         Beneficial Owners and Management                           Management
12. Description of Securities                                 Description of Securities
13. Interest of Named Experts and Counsel                     Legal Matters, Experts
14. Disclosure of Commission Position on                      Management - Indemnification
         Securities Act Liabilities
15. Organization Within Five Years                            Prospectus Summary, Business,
                                                                    Principal Stockholders, Certain
                                                                    Transactions, Risk Factors
16. Description of Business                                   Business
17. Management's Discussion and Analysis or                   Management's Discussion and Analysis
         Plan of Operation                                          of Financial Condition and
                                                                    Results of Operations
18. Description of Property                                   Business
19. Certain Relationships and Related Transactions            Certain Transactions
20. Market for Common Equity and Related                      Not Applicable
         Stockholder Matters
21. Executive Compensation                                    Management
22. Financial Statements                                      Financial Statements
23. Changes in and Disagreements with                         Not Applicable
         Accountants and Financial Disclosure


                          ----------------------------

         Pursuant to Rule 416, there also are being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable by reason of stock splits, stock dividends, and similar adjustments as set forth in the provisions of the Redeemable Warrants and the Underwriters' Warrants.

                          ----------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                              SUBJECT TO COMPLETION


PRELIMINARY PROSPECTUS DATED JANUARY , 1999



                        WORLDWIDE WIRELESS SYSTEMS, INC.

       1,500,000 Units consisting of 1,500,000 Shares of Common Stock and
               1,500,000 Redeemable Common Stock Purchase Warrants

         Worldwide Wireless Systems, Inc. (the "Company") hereby offers 1,500,000 units (the "Units") each consisting of one share of Common Stock, $.01 par value ("Common Stock"), and one Redeemable Common Stock Purchase Warrant (the "Warrant"). The Common Stock and the Warrants are being sold in Units and will be separately tradeable immediately upon issuance. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $10.00 per share during the five year period commencing on the date of this Prospectus. The Warrants are subject to redemption by the Company at any time commencing twelve months after the date of this Prospectus at a price of $.10 per warrant if the market price per share of Common Stock equals or exceeds $12.00 for a prescribed period. See "Description of Securities."

         Prior to this offering, there has been no public market for the Units, the Common Stock or the Warrants. The offering price of the Units has been arbitrarily determined by negotiation between the Company and Tasin & Company, Inc., the representative of the several underwriters (the "Representative") and is not related to the Company's asset value, net worth, or other established criteria of value. See "Risk Factors" and "Underwriting." It is anticipated that following this offering, the shares of Common Stock and the Warrants will be quoted on the NASDAQ SmallCapTM Market under the symbols "WWYD" and "WWYDW," respectively.

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 13 AND "DILUTION" AT PAGE 29.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================
                                         Underwriting Discounts
                      Price to Public      and Commissions(1)     Proceeds to Company(2)
----------------------------------------------------------------------------------------
Per Unit ........      $      8.00               $      .80          $      7.20
Total(3) ........      $12,000,000               $1,200,000          $10,800,000
========================================================================================

(1) The Company has also agreed to pay the Representative a non-accountable expense allowance equal to 3% of the aggregate purchase price of the securities offered hereby and to issue Warrants to the Representative exercisable to purchase up to 150,000 Units at an exercise price equal to $12.00 per Unit (the "Underwriters' Warrants"). For additional information, including information regarding indemnification of the Representative and other related matters, see "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated at $1,050,000 including the Representative's non-accountable expense allowance.

(3) The Company has granted the Representative an option, exercisable within forty-five (45) days of the date of this Prospectus, to purchase up to 225,000 Units consisting of 225,000 additional shares of Common Stock and 225,000 additional Warrants on the same terms and conditions as set forth above to cover over-allotments, if any. If the over-allotment option is exercised in full, the Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to $13,800,000, $1,380,000 and $12,420,000 respectively. See "Underwriting."

                                -----------------

         The Units offered hereby by the Company are being offered on a "firm commitment" basis by the several underwriters when, as and if delivered to and accepted by them, and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the Units will be made available at the offices of Tasin & Company, Inc., 1377 Motor Parkway, Suite 208, Hauppauge, New York 11788 on or about ____________, 1998.

                              Tasin & Company, Inc.

               The date of this Prospectus is ______________, 1999

         Prior to this offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will become subject to the Exchange Act reporting requirements upon effectiveness of the Registration Statement of which this Prospectus is a part. The Company intends to register the securities offered hereby under the Exchange Act simultaneously with the effectiveness of the Registration Statement. In accordance with the Exchange Act, the Company will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and copies of such material can be obtained from the Public Reference Section at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

         The Company will furnish its shareholders with annual reports containing audited financial statements and such interim reports as it deems appropriate. The Company's fiscal year ends on June 30.

                                -----------------

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE OFFERING, CREATING A SYNDICATE SHORT POSITION. UNDERWRITERS MAY BID FOR AND PURCHASE UNITS, SHARES OF COMMON STOCK AND WARRANTS IN THE OPEN MARKET TO STABILIZE THE PRICES OF SUCH SECURITIES. THESE TRANSACTIONS MAY STABILIZE OR MAINTAIN THE MARKET PRICE OF SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of (i) the Representative's over-allotment option; or (ii) the Underwriters' Warrants.

                                   THE COMPANY

         Worldwide Wireless Systems, Inc. (the "Company") is a Delaware corporation organized in 1994 to act as a holding and strategic resource company for wireless cable systems and advanced telecommunications systems. To this end, the Company has planned to utilize its wireless cable television expertise in the exploration of existing systems and new technologies to implement digital communications services. In March 1995, a wholly owned subsidiary of the Company, N.E.W. Acquisition Co., Inc., merged with New England Wireless, Inc. ("NEW"), a Vermont corporation engaged in developmental wireless cable television activities. In August 1995, the Company commenced to provide wireless cable television programming to a limited number of subscribing viewers in northern Vermont and northeastern New York State.

         In November 1998, the Company launched its planned Internet business activities by commencing to provide high speed Internet access services for a limited number of residential and commercial tenants in Trump Tower in New York City. The Company is providing these services pursuant to an Internet Access Services Agreement with FreeLinQ Communications Corporation as hereinafter described. At December 1, 1998, these services were being provided to 34 subscribers.

         The Company's current wireless cable television system utilizes a delivery system located on Mount Mansfield (the "Mount Mansfield System"), the highest point in the state of Vermont. Currently, the Company provides wireless cable television services for single family residences, multiple dwelling units and commercial locations in northern Vermont and northeastern New York State. The Company continues to maintain tower rights which it may elect to utilize in other secondary Vermont markets.

         With a portion of the proceeds of this offering, the Company plans to transfer its technology to a digital, multi-platform capability. This is intended to allow it to provide additional services, including additional television channel availability, Internet telephony and Internet access.

         The Mount Mansfield System commenced operations in August 1994. The system currently offers 23 channels, consisting of 18 satellite channels and five local broadcast channels. The wireless cable channels include two pay/premium cable channels. By employing digital compression technology, the Company expects to be able to offer 40 or more channels and has reserved remaining frequencies for use by Internet, voice and data services. As of December 31, 1997, the system's initial signal pattern served an area with approximately 160,000 households. Based on information reported by third parties to the Vermont Department of Public Service, approximately 90,000 (56%) of these households do not currently subscribe to hard-wire cable television. There is no available data as to the number of these households that subscribe to satellite or other wireless cable systems.

         Because of continuing technological and regulatory developments within the telecommunications industry, the Company believes that it can best accomplish its business objectives by providing a variety of digital wireless services instead of services based upon traditional analog-based technology utilized by the Company to date. Such digital wireless services include: (i) digital video (i.e. subscription television), (ii) high-speed Internet access, and (iii) telephony services. A successful deployment of such service might include the full bundle of broad band (i.e., video and high speed Internet) and narrow band (i.e., telephony) services.

         The Company's Internet business strategy is to offer high speed Internet access and data services to customers in multi-dwelling and multi-tenant units, located initially in the Northeastern United States. It has entered into network services agreements with OEM Networks, Inc. ("OEM"), a Massachusetts based Internet service provider and with Icon CMT Corp. ("Icon CMT"), a New Jersey based Tier-One Internet service provider which permits the Company to obtain and market T-1 Frame Relay, local loop access and other network/communications services. It is anticipated that the Company will initially market these services in the New York City, Boston and Burlington, Vermont areas. The Company has also executed a professional services agreement with Vanguard Research, Inc. ("VRI") pursuant to which VRI will provide the Company with Internet consulting services related to hardware procurement and installation as well as networking.

         On October 21, 1998, the Company executed an Internet Access Services Agreement (the "FreeLinQ Contract"), with FreeLinQ Communications Corporation ("FreeLinQ"), a New York City based television program provider to residents of multi-family dwellings. FreeLinQ has advised the Company that it has executed an agreement with Trump New Media LLC ("Trump") to provide various services including Internet access services to both residential and commercial tenants of Trump multiple dwelling/tenant units in New York City. Pursuant to the FreeLinQ Contract which is for a five-year term, the Company will incur the costs of providing Internet access services to the FreeLinQ Cable Head-End point of presence ("H-E POP") and FreeLinQ, in turn, will incur the costs of providing Internet access services from the H-E POP to the various subscribers. In each case, costs include network distribution, hardware and installation services. Billings and collections under the arrangement are the responsibility of the Company which will be entitled to retain a percentage of the revenues generated at rates varying from 50% to 70%. The Company commenced providing Internet access services under the FreeLinQ Contract in November 1998 using T-1 Frame Relay and local loop access pursuant to its agreement with OEM. No significant revenues have been realized to date under the FreeLinQ Contract and no assurances can be given that significant revenues will be realized from this contract in the future.

         In conjunction with high speed Internet access, the Company also intends to continue to explore and pursue strategic relationships with companies that supply additional value-added services such as hosting services, e-mail, web site design services, Internet telephony, and video conferencing products and services. The Company is currently in the process of exploring and evaluating the possible use of wireless spectrum to provide Internet telephony services. Although the development of such telephony services is in its early stages, management believes its wireless spectrum is capable of delivering wireless local loop ("WLL") service in the future through means and technologies it is currently exploring. On September 12, 1997, the Company executed an agreement with VocalTec, Inc. ("VocalTec") pursuant to which it purchased software designed to permit telephone conferencing and fax services over the Internet. The VocalTec technology proposed to be used by the Company is intended to take advantage of the Company's wireless broadcast capabilities. The Company has also executed a beta-site agreement with InterDigital Communications Corporation ("IDC"), a provider of wireless local loop products, to test and evaluate certain B-CDMA and wireless local loop technology. If the tests prove satisfactory, the Company intends to market the technology to its subscribers. See "Use of Proceeds" and "Business -- Internet Business Activities"; see definitions of telephony, local loop, and beta-site in Glossary of Terms.

     The Company's executive offices are located at 575 Lexington Avenue, 4th Floor, New York, New York 10022 and its telephone number is (212) 572-8308.

                                    GLOSSARY

         The following Glossary of Internet Terms defines terms used in the discussion of the Company's Internet access services strategy.

Glossary of Internet Terms

B-CDMA(TM)                 IDC's name for a method of digital wireless
                           transmission allowing a large number of
                           users to simultaneously access a single
                           radio frequency channel by allocating unique code sequences to each user across each channel.

Backbone                   A centralized high-speed network that
                           connects smaller, independent networks.

Bandwidth                  The number of bits of information which can
                           move over a communications medium in a given amount of time.

Beta-site                  The initial application of a product in a
                           commercial setting for the purpose of field testing.

CLEC                       Competitive LEC. See definition of LEC, below.

Extranet A network that enables two or more institutions to privately share resources and communicate over the Internet in their own virtual space. This technology is typically used to enhance business-to-business communications.

Firewall A gateway between two networks that buffers and screens all information that passes between such networks.

Hosting                    Housing and managing a user's website
                           application.

ILEC                       Incumbent LEC. See definition of LEC, below.

Internet An open global network of interconnected commercial, educational and governmental computer networks which utilize a common communications protocol, TCP/IP.

Internet Website Portal    A computer generated entryway to the Internet
                           network.

Intranet A private network within an institution that uses Internet software only for internal use. For example, many companies have web servers that are available only to employees. An intranet may simply be a network.

ISP Internet Service Provider. An institution that provides access to the Internet.

Kbps Kilobits per second. A measure of digital information transmission rates. One kilobit equals 1,000 bits of digital information.

LAN Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

Last mile                  The physical medium by which the service enters
                           the customer's premises (i.e. telephone line, coaxial cable).

Leased Line                A dedicated telecommunications line rented for use
                           along a predetermined route.

LEC Local Exchange Carrier. A telephone company for a given geographic area. In return for being a given monopoly over residential connections to the telephone network, the LEC is subject to strict regulation of the services it offers and rates it may charge for those services. The 1996
                           Telecommunications Act formed two types of
                           LECs: Incumbent Local Exchange Carriers
                           (ILEC), including RBOC's, and Competitive
                           Local Exchange Carriers (CLEC).

Local Loop The last mile or last several miles from an Internet access provider's backbone to a customer's phone or modem. Operation of the local loop is the responsibility of the LEC.

Mbps Megabits per second. A measure of digital information transmission rates. One megabit equals 1,000 kilobits.

MDU                        Residential multi-dwelling building of at least
                           100 units.

MTU                        Commercial multi-tenant building of at least
                           100 tenants.

On-line services           Commercial information services that offer a
                           computer user access through a modem to a specified information, entertainment and communications.


Outsourcing                Utilization by an enterprise of third party
                           vendors and suppliers to provide services and support to customers of the enterprise.

Protocol A formal description of message formats and the rules two or more machines must follow in order to exchange such messages.

RBOC Regional Bell Operating Company. The 1984 divestiture of AT&T left local telephone service under the control of seven RBOCs. An RBOC is an ILEC, which is a type of LEC.

Server A computer that offers a service to another computer. In addition, such term means the software which resides on the computer.

TCP/IP Transmission Control Protocol/Internet Protocol. A compilation of network- and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

Telephony                  The science of transmitting speech over
                           distances by converting sound into electric impulses sent through a wire.

Tier 1 ISP                 Tier 1 Internet Services Provider. An ISP
                           that controls its own backbone, is directly connected to the Internet and directly exchanges Internet traffic with other Tier 1
                           ISPs. Other non-Tier 1 ISPs typically lease their connections and possibly services from Tier 1 providers.

Voice Over IP              The provisioning of telephony over an
                           Internet Protocol network.

Web World Wide Web. A network of computer servers that uses a special communications protocol to link different servers throughout the Internet and permits communication of graphics, video and audio.

WLL Wireless local loop -- see local loop. Refers to providing local loop via a wireless transmission facility.

                                  THE OFFERING

Securities Offered
 by the Company            1,500,000  Units consisting of
                           1,500,000 shares of Common Stock and
                           1,500,000 Redeemable Common Stock Purchase Warrants.
                           See "Description of Securities."

Offering Price             $8.00 per Unit

Common Stock Out-
 standing before
 Offering(1)               3,244,948 shares

Common Stock Out-
 standing after
 Offering(1)(2)            4,744,948 shares

Use of Proceeds            To expand the Mount Mansfield System through the
                           purchase of digital compression equipment and through increased marketing and staffing; to initiate and expand Internet access services through the acquisition of Internet backbone connections, the purchase of telecommunications equipment, and outsource services, the hiring of technical support persons and for marketing; to repay outstanding indebtedness including $1,684,000 of indebtedness owed to the Company's Principal Stockholder, Alan R.
                           Ackerman, and for working capital and other general corporate purposes. The Company may use broad discretion in the use of proceeds. Management has the right to reallocate use of such proceeds. See "Use of Proceeds."

Risk Factors               The securities offered hereby involve a high degree
                           of risk including but not limited to the following:
                           (i) the Company's independent auditors indicate there is substantial doubt about the Company's ability to continue as a going concern; (ii) the Company is currently in default under a number of agreements to which it is a party, and such defaults could cause substantial and irreparable injury through termination of such agreements, damages or otherwise;
                           (iii) purchasers of the Units will incur immediate and substantial dilution; and (iv) other risks such as risks associated with the technologies to be implemented by the Company.

                           THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO

                           CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."

Proposed NASDAQ
 SmallCap Market
 Symbols(3)                Common Stock - WWYD; Warrants - WWYDW.

------------
(1) Does not include (i) 1,644,261 shares of Common Stock issuable upon exercise of outstanding options and warrants; (ii) 51,500 shares reserved for issuance upon exercise of options which may be granted in the future pursuant to the Company's 1998 Stock Option Plan; (iii) an additional 217,225 shares issuable upon conversion of $651,674 in principal amount of outstanding convertible promissory notes; (iv) up to an additional approximately 52,900 shares issuable upon exercise of warrants which the Company has agreed to issue within 90 days after the completion of this offering; and (v) an aggregate 30,000 shares issuable upon exercise of options expected to be granted to members of the Company's Advisory Board. See "Capitalization," "Management -- Stock Options" and "Description of Securities."

(2) Includes the 1,500,000 shares of Common Stock comprising a portion of the Units offered hereby. Does not include (i) an additional 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units offered hereby; (ii) up to 225,000 shares of Common Stock included in the Units issuable upon exercise of the Representative's over-allotment option; (iii) up to an additional 225,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Representative's over-allotment option; and (iv) 300,000 shares of Common Stock (including 150,000 underlying shares of Common Stock issuable upon exercise of Warrants) included in the 150,000 Units issuable upon exercise of the Underwriters' Warrants. See "Description of Securities" and "Underwriting."
(3) There is no assurance that a trading market will develop for the Company's Common Stock or the Warrants or that, if developed, it will be sustained.

                          SUMMARY FINANCIAL INFORMATION

Statement of Operations Data:

                                                                                Three Months Ended
                                                 Year Ended June 30,               September 30,
                                           -----------------------------------------------------------------
                                               1998             1997               1998            1997
                                           -----------------------------------------------------------------
Revenue ................................   $   354,000       $   355,000        $    85,000      $    97,000
                                           -----------------------------------------------------------------

Service cost ...........................       101,00            101,000             27,000           27,000
Programming and license
   fees ................................       869,000           851,000            203,000          231,000
Selling, general and administrative
   expenses ............................     1,812,000           768,000            239,000        1,169,000
                                           -----------------------------------------------------------------
(Loss) from operations .................    (2,428,000)(1)    (1,365,000)          (384,000)      (1,330,000)
Interest expense .......................    (1,624,000)(1)      (402,000)        (2,449,000)        (684,000)
Miscellaneous (expense)
   income ..............................        (5,000)          (44,000)                --            1,000
                                           -----------------------------------------------------------------
Net (loss)(1) ..........................   $(4,057,000)      $(1,811,000)       $(2,833,000)     $(2,013,000)
                                           ===========       ===========        ===========      ===========
Net (loss) per share of
   common stock(2)......................      $(1.37)           $(.65)             $(.92)           $(.70)
                                           -----------------------------------------------------------------
Weighted average number of
   shares of Common Stock
   outstanding .........................     2,963,000........ 2,792,000          3,075,000        2,895,000
                                           ===========       ===========        ===========      ===========

Balance Sheet Data:
                                                   June 30, 1998                September 30, 1998
                                           -----------------------------------------------------------------
                                                     Actual                       Actual      As Adjusted(3)

Working capital (deficit) ..............          $(4,635,000)                   $(3,919,000    $ 6,350,000
Total assets ...........................            1,518,000                      1,433,000      8,033,000
Total liabilities ......................            4,734,000                      4,476,000      1,081,000
Net tangible assets.....................           (3,708,000)                    (3,432,000)     6,450,000
Accumulated deficit ....................           (7,793,000)                   (10,626,000)   (11,698,000)
(Capital deficiency)/stockholders'
   equity ..............................           (3,301,000)                    (2,958,000)     6,924,000

----------------
(1) Included in Net (loss) are non-cash charges attributable to debt conversions and the issuance of options and warrants in connection with loans and for services at per share exercise prices which are less than the anticipated public offering price per share in the Company's initial public offering. Such non-cash charges were as follows:

     Year Ended June 30                 Three Months Ended September 30
 -------------------------              -------------------------------
       1998         1997                   1998                 1997
       ----         ----                   ----                 ----
     $2,500,000   $372,000              $2,450,000           $1,623,000
Also contributing to the Net (loss) in the year ended June 30, 1998 was the write-off of deferred offering expenses of $197,000 attributable to a previously contemplated offering. (2) Net loss per share is computed based upon the weighted average number of shares of Common Stock outstanding during the periods. (3) As adjusted to give effect to (i) the sale of the 1,500,000 Units offered hereby at a price of $8.00 per Unit; (ii) additional borrowings by the Company during the first seven months of fiscal 1999 of an aggregate $472,500 for working capital purposes and the related charge for warrants issued; and
(iii) the application of approximately $3,735,500 of the net proceeds of the offering to repay indebtedness (including $312,500 of debt incurred in the second quarter of fiscal 1999 and interest through December 31, 1998). See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN, AND AFFECTING, THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

Financial

Limited Revenues; Accumulated Deficit; Ability to Continue as a Going Concern

         The Company was organized in 1994 and its subsidiary, NEW, commenced developmental operations, on a limited basis, in August 1994. To date, the Company's operations have been principally limited to the development of its Mount Mansfield System through its subsidiary, NEW. The Company has no wireless cable operations in other markets. The Company is currently seeking to expand its customer base through the application of new technologies. In November 1998, the Company launched its planned Internet business activities by commencing to provide high speed Internet access services for a limited number of residential and commercial tenants in Trump Tower in New York City.

         During the years ended June 30, 1998 and June 30, 1997, the Company had revenues of $354,000 and $355,000 and operating losses of $2,428,000 and $1,365,000, respectively. At June 30, 1998 the Company had a working capital deficit of $4,635,000, an accumulated deficit of $7,793,000 and a capital deficiency of $3,301,000. For the three months ended September 30, 1998, the Company had revenues of $85,000, an operating loss of $384,000 and at September 30, 1998, had a working capital deficiency of $3,919,000. The Company's auditors have stated in their report on the Company's financial statements for its fiscal year ended June 30, 1998 that the Company's recurring losses, its working capital deficiency, its inability to pay debt on a current basis and its delinquencies in making lease payments to wireless channel license holders and sublessors raise substantial doubt as to the Company's ability to continue as a going concern. The Company's losses are attributable to the lack of a sufficient subscriber base to enable the Company to cover its ongoing programming, licensing and other costs. The Company expects to continue experiencing net losses while it develops and expands its wireless cable systems and Internet business strategy and implements other technologies. No assurance can be given that the Company will generate substantial revenues or that the Company's business operations will prove to be profitable. The Company's operations are subject to all of the risks inherent in the establishment of a new business, particularly one in the highly competitive pay television and Internet services industries. The likelihood of the success of the Company must be considered in light of the problems, expense, difficulties, complications, and delays frequently encountered in connection with establishing a new business, including, without limitation, market acceptance of the Company's services, regulatory problems, unanticipated expenses and competition. There can be no assurances that the Company's proposed business operations will be successful. See "Business" and "Financial Statements."

Application of a Substantial Portion of the Offering Proceeds to the Payment of Unpaid Indebtedness

         In connection with prior financings of the Company, a total of $300,000 in indebtedness outstanding as of September 30, 1998 was due and payable on demand exclusive of the Company's indebtedness to the Principal Stockholder. The Company lacked assets to pay such indebtedness. Although the Company intends to pay such indebtedness on completion of the offering, attempts to compel repayment prior to that time could negatively impact the Company's business operations. A substantial portion of the net proceeds of this offering will be used to repay such indebtedness as well as a portion of the Company's indebtedness to the Principal Stockholder and may also be used to retire the indebtedness incurred by the Company for working capital purposes subsequent to September 30, 1998. See "Use of Proceeds."

Prior Dependence on Investors to Fund Operating Losses

         To date, the Company has funded its operating losses through the sale of equity and debt to various investors. There can be no assurance that such sources of funding will remain available in the future, or if available, on terms that will not have a negative or dilutive effect on the interests of investors in this offering.

Need for Additional Financing For Growth

         The growth of the Company's business will require substantial investment on a continuing basis to finance capital expenditures and related expenses for its cable television and Internet access service businesses. The level of capital which will be required for this purpose has not been determined and is, in any event, dependent upon the extent to which the Company utilizes proceeds from the offering and revenues generated from its operations. Although the Company believes that the proceeds from this offering, together with funds expected to be generated from operations, will be sufficient to finance the Company's working capital requirements for at least twelve months following completion of this offering, there can be no assurance that the Company will generate sufficient revenues to fund its operations after that date. To the extent possible, the Company will attempt to finance its acquisition of capital equipment through lease financing, but there is no assurance that such financing will be available on favorable terms. See "Business -- Business Strategy -- Internet Access Services."

         The Company believes that the net proceeds from this offering will be sufficient to enable it to digitize its cable television system and to obtain approximately 4,200 additional subscribers in the Mount Mansfield System over the next three years as well as to provide Internet access services in the Northeastern United States and other market areas. Further significant growth in those services or expansion into new markets will require additional financing, which may not be available on satisfactory terms, if at all. Failure to obtain such additional financing could adversely affect the growth of the Company. The proceeds from this offering will not be sufficient to develop other wireless cable systems. Although the Company believes that operating revenues will enable it to expand the subscriber base for its existing system, there can be no assurance that the Company will generate adequate revenues to fund its growth. The Company does not have a bank line of credit and there can be no assurance that any required or desired financing will be available, through bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. To the extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of Common Stock. Additional debt could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns. The Company's future capital requirements will depend upon a number of factors, many of which are not within the Company's control, including programming costs, capital costs, Internet access and service costs, marketing expenses, staffing levels, subscriber growth and competitive conditions. See "Use of Proceeds," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CABLE TELEVISION

Defaults Under Agreements

         NEW currently is in default on a number of its contractual agreements because of payment arrearages. In addition, NEW is in default of its obligations under various license agreements pursuant to which it obtains broadcasting rights for frequencies covering its broadcast channels on its Mount Mansfield location. Termination of certain of these agreements could have a material negative impact on the Company and its business activities.

The Company intends to cure all payment defaults under these agreements with the proceeds of the offering. See "Use of Proceeds."

Competition-Cable Television

         The pay television industry is highly competitive. Wireless cable television systems face or may face competition from several sources, such as traditional hard-wire cable companies, satellite receivers, direct broadcast satellites ("DBS") and other alternative methods of distributing and receiving television transmissions. Further, premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In areas where several local off-air VHF/UHF broadcast signals can be received without the benefit of cable television, cable television systems have also experienced competition from the availability of broadcast signals generally and have found market penetration more difficult.

         Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmitter facility to the subscriber's receiving antenna. In communities that are heavily forested, have hilly terrain, tall buildings or other obstructions in the transmission path, transmission is blocked at certain locations. Traditional hard-wire cable systems deliver the signal to a subscriber's location through a network of coaxial cable and amplifiers and do not require a direct line-of-sight for transmission. Therefore, those systems may have a competitive advantage over the Company in those areas where the reception of wireless cable transmissions is difficult or impossible. In addition, in limited circumstances, extreme adverse weather could damage wireless cable transmission and receiving antennas as well as transmission site equipment.

         Wireless cable programming can only be transmitted on the frequencies made available for wireless cable by the FCC. The Company plans to utilize the proceeds of the offering to implement digital compression technology to allow it to expand the number of channels it currently makes available to subscribers from 23 to 40, and thereby compete more effectively with hard-wire cable systems. See "Business -- Business Strategy -- Wireless Cable Television." Although digitalization also will enable the Company to provide additional channels for television programming, the Company expects to devote certain of those channels to Internet and related services. Current hard-wire cable companies in the Company's market area offer between approximately 20 and 60 channels to their subscribers. Satellite receivers and DBS have the capability of delivering over 300 channels of programming compared to the current non-compressed 23 channels the Company currently offers through its Mount Mansfield System.

         Unlike hard-wire operations, wireless cable operators like the Company generally lease the wireless cable channels on which they transmit their programming from channel license holders. Leases generally require the Company to pay the lessor a fee based on a percentage of subscription revenues, averaging approximately 5%, or, if greater, a minimum monthly fee. Although hard-wire operators do not lease channels, they do generally pay franchise fees on all gross revenues from cable system operations and leasing fees for cable space on telephone poles, typically in the range of 3% to 5%, an expense that is not incurred by wireless operators. Programming is generally available to traditional hard-wire and wireless operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis.

         Legislative, regulatory, and technological developments may result in additional and significant new competition, including competition from local telephone companies. Many actual and potential competitors have greater financial, marketing, and other resources than the Company. No assurance can be given that the Company will compete successfully with hard-wire cable and other pay television systems, or other companies engaged in providing the multi-media services provided by the Company. See "Business -- Competition."

Necessary Revisions to License Agreements

         Although the Company has obtained the consents of its licensing companies necessary to permit provision of wireless digital video services over 40 channels, the Company's license agreements do not currently permit the implementation of wireless Internet, telephone or other non-video services. Consequently, the Company will need to negotiate amendments to those agreements to accommodate those technologies. Because the terms and conditions of those amendments have not been finalized, the Company is unable to predict the additional costs which it will incur in connection with such licensing agreements and the implementation of its contemplated new services technologies.

Geographic Cable Television Concentration in Vermont

         The Company's business and customer base in wireless cable television is almost entirely located in Vermont. As a result, the Company does not have the benefit of diversification into various geographic areas which would insulate it from economic downturns in a particular market area with respect to that portion of its business. In the event of an economic reversal which particularly affects Vermont, the Company's wireless cable television business could be significantly and adversely affected.

Termination or Expiration of Channel Leases

         The Company is dependent on lease agreements with third parties for its wireless cable channels in the Mount Mansfield System (the "Lease Agreements"). As indicated above under "Risk Factors -- Defaults Under Agreements," the Company is in default of several Lease Agreements which may cause their termination. In addition, although the FCC does not have the authority to terminate the lease of the channel licenses, the Company's ability to continue to enjoy the benefits of the Lease Agreements will be dependent upon the channel license holders' continuing compliance with applicable regulations. Under the rules of the FCC, the term of a channel lease cannot exceed the term of the license granted by the FCC to the license holder. FCC licenses for wireless cable channels generally must be renewed every ten years and there is no automatic renewal of such licenses. The Lease Agreements were commenced in 1991 and 1993 and have terms (with renewal options) of 20 years. The channel licenses leased to the Company pursuant to the Lease Agreements expire beginning in 2001. Channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's rules and policies. The termination of, or failure to renew, a channel lease would result in the Company's inability to deliver television programming on any such channel and would have a material adverse effect on the Company.

Physical Limitations of Wireless Cable Transmission

         Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small, Company-owned receiving antenna at each subscriber's location and requires "line-of-sight" transmission. Therefore, in communities with tall trees, hilly terrain, tall buildings, or other obstructions in the transmission path, transmission can be difficult or impossible to receive at certain locations without the use of signal repeaters known as "beam-benders." Traditional hard-wire cable systems do not have a line-of-sight concern with transmission and, therefore, may have a competitive advantage over the Company in those areas equipped with hard-wire cable systems where the reception of wireless cable transmission is difficult or impractical. See "Business."

Dependence on Programming Agreements

         In connection with its distribution of television programming, the Company is dependent on fixed-term contracts with various program suppliers. If such contracts are canceled or not renewed, the Company will have to seek program material from other sources. There is no assurance that other program material will be available to the Company's subscribers. The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder, which, among other things, impose limits on exclusive programming contracts and generally prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to price, terms and conditions of sale of programming. See "Business -- The Mount Mansfield System -- Programming."

INTERNET

New Internet Access Services

         The Company has had no prior experience or background in the provision of Internet access services (although a key executive who joined the Company in August 1998 has such experience). The Company's Internet business strategy is to offer high speed communications services to MDU and MTU customers by installing and managing Internet communications infrastructures offering access at varying speeds based on state of the art "last mile" technologies. The Company initially intends to provide a portion of these services through outsourcing. There can be no assurance that the Company's Internet access services including its outsourcing relationships will be profitable. There also can be no assurance that such outsourced services will remain available to the Company or, if so, on favorable terms. The Company's provision of Internet access services constitutes a new business operation for it, with all of the risks associated with any such new operation, including the risks of unexpected operating difficulties, technological problems, cost overruns, lack of customer demand and other factors. The Company's management, other than said individual, have had no prior background in marketing, distributing or selling Internet services. See "Management."

Reliance upon Internet Backbone Providers

         With respect to its proposed provision of Internet access and related services, the Company initially expects to rely to a high degree on its Internet backbone providers to furnish the Internet facilities and services which it plans to offer. Therefore, for the foreseeable future, the Company will be dependent upon the continued competitiveness and commercial attractiveness of the various services made available to it by its Internet backbone providers. If any such provider experiences difficulties developing and maintaining its products and services, or experiences delays or setbacks in the provision of its services, such events will have an immediate and detrimental effect on the Company and its ability to expand Internet access and related services.

Competition in Internet Access Services

         The markets proposed to be served by the Company, and other potential Internet markets are extremely competitive. The Company expects competition to persist, intensify and increase in the future. Because the only substantial barriers to entry are the availability of bandwidth and the financial resources required to build the necessary infrastructure, an influx of new market entrants is expected to continue in response to the growing demand for information and data communication technology services and products. Many of the Company's competitors possess substantially greater technical, financial and marketing resources than the Company. To the extent the Company offers certain other related services, it also will encounter competition from data center providers and other computer service companies.

         The Company's current and prospective competitors in the Internet communication services sector may be divided into the following groups: (i) telecommunications companies; (ii) other Internet services providers that wish to enter into the Company's prospective Internet access market; and (iii) high-speed cable modem Internet providers. Many of these competitors have substantially greater market presence, engineering and marketing capabilities and financial, technical and personnel resources than those available to the Company. As a result, they can be expected to be able to develop and expand their communications infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisitions and other opportunities more readily, and devote greater resources to the marketing and sale of their services than can the Company. In addition, the Company believes that new competitors, including large computer hardware and software, media and telecommunications companies, may enter or expand their presence in the Internet access market, resulting in even greater competition for the Company.

Lack of In-House Distribution, Service and Support Network

         With respect to Internet access services, the Company plans to outsource certain of its services by utilization of the services of third-party service and network firms in various market areas in which it may operate for the distribution and support of its services. There can be no assurance that such independent concerns will devote the time, attention and resources to the Company's products and services necessary for the Company's profitability in this area.

         In addition, the Company's distribution and marketing agreements to date and those in the future are and will be non-exclusive and many of the companies with which the Company has such agreements will also have similar agreements with the Company's competitors or potential competitors. There can be no assurance that the Company's distributors will not develop and market products in competition with the Company in the future, discontinue their relationship with the Company or enter into other competing agreements with the Company's competitors.

Security Risks

         Despite the implementation of security measures, any communication infrastructure is vulnerable to computer viruses and other disruptive problems. Other Internet access providers have in the past experienced, and the Company may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized use also could potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers which may result in liability of the Company to its customers and also may deter potential subscribers. There can be no assurance that any security measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and eliminating other security problems may require interruptions, delays or cessation of service to the Company's customers, all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

Technological Change; Market Acceptance of Evolving Standards

         The Internet access market proposed to be served by the Company is subject to rapid technological change, changes in customer requirements, frequent new product introductions and evolving industry standards that may render existing services and products obsolete. As a result, any position the Company may achieve in its initial markets may be eroded rapidly by product advancements by competitors. The services and products proposed to be made available by the Company must keep pace with technological developments, conform to evolving industry standards, particularly client/server and Internet communication and security protocols, and publishing formats, and address increasingly sophisticated customer needs. There can be no assurance that the Company will be able to obtain products with these characteristics or that it will not experience difficulties that could delay or prevent the successful development, introduction and marketing of services and products made available to it by third parties. If the Company is unable to avail itself of services and products in a timely manner that are attractive in its market area in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations will be materially and adversely affected. See "Business -- Business Strategy -- Internet Access Services."

Dependence Upon Growth of the Internet

         With respect to its provision of Internet services, the Company will be participating in a market in the early stage of development. Since this market is relatively new and the level of competition is increasing, it is difficult to anticipate the market growth rate and potential saturation. Sales of the Company's services and products will depend in a large part on a robust industry and infrastructure for providing commercial Internet access and carrying Internet traffic and upon increased commercial use of the Internet. The Internet may develop at a slower rate than would support the Company's continued growth because of inadequate development of the necessary infrastructure, such as a reliable network or timely development of complementary products. If necessary infrastructure or complementary products are not made available to the Company on reasonable terms, the Company's business, financial condition and results of operations will be materially and adversely affected.

GENERAL

No Assurance of Continued NASDAQ Small Cap Listing

         The Board of Governors of the National Association of Securities Dealers, Inc. has established certain minimum standards for the initial quotation and continued quotation of a security on NASDAQ. The standards for initial quotation on NASDAQ of the Common Stock require, among other things, that the Company have net tangible assets of $4,000,000; that the minimum bid price for the Common Stock be $4.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $5,000,000, and that there be at least three market makers for the Common Stock. While the Company expects to receive approval for initial listing of the Common Stock and the Warrants on the NASDAQ (SmallCap) Market, the Company's securities may be delisted for a variety of reasons. NASDAQ may delist the Company's securities if it finds it is in the public interest or if the Company fails to meet certain maintenance standards. An issuer's securities may continue to be listed on NASDAQ if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in net tangible assets (or meets certain other requirements), provided a minimum $1 bid price is maintained. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a listing of its securities on NASDAQ. If the Company's Common Stock and Warrants were to be excluded from NASDAQ, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on NASDAQ.

Penny Stock Rules

         If the Company is unable to satisfy NASDAQ's maintenance requirements and the price per share of its Common Stock were to drop below $5.00, then unless the Company satisfied certain net tangible asset or annual average revenue tests, the Company's securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in the offering may find it more difficult to sell their securities.

Dependence on Key Individuals

         The Company's development and success is significantly dependent upon David E. Padilla, President and Chief Executive Officer and Scott A. Wendel, Executive Vice President, Chief Operating and Chief Financial Officer. The Company's wireless television operations will be substantially dependent upon Mr. Wendel who has had extensive experience in the cable television field. Its Internet service operations will be substantially dependent upon Mr. Padilla who has had significant prior experience in the Internet services field. The Company currently has no keyman insurance in force on its officers but pursuant to the terms of the Underwriting Agreement with Tasin & Company, Inc. (the "Representative"), has agreed within 90 days after the effective date of the Registration Statement of which this Prospectus forms a part, to furnish key man life insurance in the amount of $1,000,000 each on the lives of Messrs. Padilla and Wendel. The loss of the services of Mr. Padilla or Mr. Wendel could have a material, adverse effect on the Company. The Company has entered into employment agreements with each of these two individuals pursuant to which each will devote his full time to the business of the Company. See "Management."

Ongoing Influence of the Representative

         Under the terms of the Underwriting Agreement, the Representative has been granted a number of rights with respect to the future operations of the Company, including the right to designate a director or a non-voting advisor to the Board of Directors for a period of three years from the closing of the offering, to approve the Company's independent auditing firm for a period of five years after the closing of the offering, to purchase 150,000 Units of the Company's securities for a period of five years after the closing of the offering, as well as other rights. Such rights, especially when considered on a cumulative basis, may afford the Representative a significant ongoing influence over the activities of the Company. Such influence could be exercised in a manner which conflicts with the best interests of the Company.

Lack of Prior Experience of the Representative

         Tasin & Company, Inc. ("Tasin"), the Representative of the Underwriters, was formed in July 1992 and commenced operations in November 1992 as a trading firm. Since 1994, Tasin has participated in one initial public offering (in January 1995 of Units of Common Stock and Warrants for gross proceeds of $5,075,000) as the managing underwriter and in one other initial public offering (in February 1998 of shares of Common Stock for gross proceeds of $6,250,000) as a co-underwriter. There can be no assurance that the Representative will be able to assist the Company in a successful completion of the offering. Tasin intends to act as a market maker in the Company's securities after the offering but there can be no assurance that a public trading market will develop therefor or, if developed, that such market will be sustained.

Impediments to Proposed Expansion

         The Company has adopted a business strategy which includes, in part, growth through the development of its wireless cable and other systems, the use and acceptance of other wireless technologies and products, and the offer and sale of Internet access services. The Company's proposed expansion will be dependent on, among other things, the degree of competition it encounters in its market area; its ability to acquire the rights to Internet access services and other related services which are attractive in its market area; its successful implementation of digital compression technology in its market area; its ability to acquire the rights to offer Internet access services and other related services in addition to those which it currently possesses; its ability to incorporate technological changes into its product mix; the availability of suitable management and other personnel; the Company's general ability to manage growth; and the availability of adequate financing. The Company's management will be responsible for the selection of expansion opportunities in its sole discretion and shareholders will not be presented with advance information regarding expansion opportunities or the ability to approve or disapprove expansion opportunities. There can be no assurance that the Company will be successful in its proposed business strategy. See "Business" and "Risk Factors -- Need for Additional Financing for Growth."

Additional Management

         Upon completion of the offering, the Company intends to retain a new Chief Financial Officer. See "Management." Consequently, investors will not have the opportunity to evaluate the experience or qualifications of such person prior to making an investment decision as to the Units. Furthermore, the Company may experience delays in retaining a qualified individual, and may not succeed in retaining such individual on favorable terms.

Broad Discretion in Use of Proceeds

         A substantial portion of the proceeds of the offering will be allocated to the Company's working capital and for general corporate purposes. The Company will have broad discretion in allocating a significant portion of the net proceeds from the offering without any action or approval of the Company's stockholders. Accordingly, investors will not have the opportunity to evaluate the economic, financial, and other relevant information that will be considered by the Company in determining the application of such net proceeds. See "Use of Proceeds."

Conflicts of Interest

         To the extent that there are insufficient revenues from operations, officers' salaries of up to approximately $265,000 will be paid from the net proceeds of this offering within the first twelve months after the closing of the offering to the Company's two principal officers, and $1,684,000 will be repaid, from the net proceeds of the offering, to the Company's Principal Stockholder, Alan R. Ackerman, who participated in a prior financing, in retirement of a portion of certain indebtedness owed to him. Another 5% or greater beneficial owner of the Company's Common Stock, Alan Husak, may, at his election, be paid $400,000 from the net proceeds of the offering to retire certain promissory notes in said amount for loans made by him to the Company. Conflicts of interest could arise in the negotiation of the terms of any transaction between the Company and its shareholders, officers, directors, or affiliates. The Company has no plans or arrangements, including the hiring of an independent third party, for the resolution of disputes between the Company and such persons, if they arise. The Company and its public shareholders could be adversely affected should such individuals choose to place their own interests before those of the Company. No assurance can be given that conflicts of interest will not cause the Company to lose potential opportunities, profits, or management attention. The Company could acquire wireless cable systems and other assets from management, principal shareholders or their affiliates or from entities in which management, principal shareholders or their affiliates may hold an interest. Such persons or entities could derive monetary or other benefits from such transactions. Such benefits could include, without limitation, the assumption of, or release from liabilities incurred by such persons or result in increased control of the Company by such persons.

Voting Power of Principal Stockholder

         Upon completion of this offering (assuming non-exercise of the Representative's over-allotment option), Alan R. Ackerman, the Company's Principal Stockholder, will own approximately 33% of its outstanding Common Stock. In addition, he holds an option exercisable to purchase an additional 377,776 shares of Common Stock which option is currently exercisable. If he exercises the option in full, upon completion of the offering (assuming non-exercise of the Representative's over-allotment option), the Principal Stockholder will own approximately 37% of the outstanding Common Stock. Consequently, the Principal Stockholder will be in a position to influence a majority of the Company's Directors and generally to exercise control over the Company's affairs. See "Management" and "Principal Stockholders."

Dividends Unlikely

         The Company has not paid any dividends on its Common Stock and does not intend to declare or pay cash dividends in the foreseeable future. Earnings, if any, are expected to be retained to provide funds for operation and expansion. See "Dividend Policy."

Risk of Future Sales of Common Stock

         Management and the other existing shareholders of the Company currently own 3,244,948 shares of Common Stock of the Company, representing approximately 68% of the outstanding shares of Common Stock immediately following the offering (assuming non-exercise of the Representative's over-allotment option). All of these shares are deemed "restricted securities" as defined by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and were acquired or were derived from securities purchased prior to the date hereof. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one percent (1%) of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the filing of the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a two-year holding period without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock.

         At the date hereof, the Company has an additional 1,914,386 shares reserved for issuance upon exercise of outstanding options and warrants, warrants it is committed to issue within 90 days after completion of this offering and upon conversion of outstanding convertible notes. Holders of an aggregate _,___,___ of the outstanding "restricted shares" and holders of outstanding options and warrants exercisable to purchase an aggregate _,___,___ shares of Common Stock have agreed with the Representative not to offer or sell any such shares of Common Stock for a period of 13 months following the date of this Prospectus without the Representative's prior written consent. See "Principal Stockholders," "Underwriting," and "Description of Securities."

No Prior Market

         There has been no prior market for the Units, Common Stock or Warrants and there is no assurance that an active public market for the securities will develop or be sustained after completion of this offering. The public offering price of the Common Stock and the exercise price of the Warrants have been determined by negotiations between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth or other generally accepted criteria of value. It is anticipated that the Common Stock will be listed on the NASDAQ Small Cap(TM) Market upon completion of this offering. Even if such securities are so listed, there can be no assurance that the Company will continue to meet such listing requirements.

Dilution

         Purchasers who acquire Common Stock will incur immediate and substantial dilution from the public offering price. Giving retroactive effect to the consummation of the offering made hereby, the Company's pro forma net tangible book value at September 30, 1998 would have been $1.41 per share representing an immediate increase in net tangible book value of $2.47 per share to the present shareholders and an immediate dilution of $6.59 per share of Common Stock, or approximately 82%, to public investors from the public offering price. See "Dilution."

Risk of Redemption of the Warrants

         Under the terms of the Warrants, they can be redeemed by the Company at a price of $.10 per Warrant any time commencing twelve months after the date of this Prospectus if the price per share of the Common Stock of the Company exceeds $12.00 per share for a period in excess of 20 consecutive trading days. Such redemption right, if exercised, would significantly reduce the economic value of Warrants not previously exercised to purchase Common Stock.

Volatility of Stock

         The market prices for securities of newly public companies have historically been highly volatile. Future announcements concerning the Company or its competitors, including operating results, technological innovation, and government regulations, could have a significant impact on the market price of the Common Stock.

Risk of Market Confusion

         An unaffiliated corporation has been formed in Delaware with the name World Wide Wireless, Inc. which the Company's management has been advised is engaged as a reseller of cellular telephones and related services. The Company is also aware of a Delaware corporation formed under the name World Wide Wireless Web, Corp. but has been unable to obtain any other information concerning such entity including whether or not it is actually engaged in business. In addition, the Company is aware of a Nevada corporation named World Wide Wireless Communications, Inc. with headquarters in San Francisco which purportedly is engaged in "...high speed wireless internet access and research and development...." The Company has been advised that this corporation (unlike the Company) is not a member of the Wireless Communications Association and has been unable to verify the business actually being conducted by it. With the possible exception of the above entities, the Company is not aware of any entity doing business in the eastern United States using the name Worldwide Wireless or using Worldwide Wireless in combination with other words in its name. However, the Company has not taken steps to register its name as a service mark with the United States Patent and Trademark Office. Therefore, the possibility exists that the foregoing as well as other entities using the name "Worldwide Wireless" in some manner could enter markets in which the Company plans to operate or operates, and could materially and adversely affect the Company due to resultant market confusion.

Risk of Authorization of Preferred Stock

         The Company's Certificate of Incorporation authorizes the issuance of 2,500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval (but subject to applicable governmental regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

Risk of Non-Registration of Securities in Certain Jurisdictions

         The Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of Warrants and the resale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post-effective amendments to its registration statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws. Its failure to do so may restrict the ability of the Warrant holders to exercise the Warrants and resell or otherwise dispose of the underlying Common Stock.

Cautionary Statement Regarding Forward-Looking Statements

         Certain statements and information contained under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" concerning future, proposed, and intended activities of the Company, and other statements contained herein regarding matters that are not historical facts are forward-looking statements. Forward-looking statements, by their very nature, include risks and uncertainties. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed herein under "Risk Factors."

                              GOVERNMENT REGULATION

Cable Television

         The business of the Company is indirectly subject to regulation by the Federal Communications Commission (the "FCC") and other regulatory agencies. The right to transmit on wireless cable channels is regulated by the FCC and the retransmission of local off-air VHF/UHF broadcasts is regulated by the United States Copyright Office (the "U.S. Copyright Office") pursuant to the Copyright Act of 1976, as amended (the "Copyright Act").

         Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"), the FCC adopted rate regulations exclusively for traditional hard-wire cable systems which provide for, among other things, reductions in the basic service and equipment rates charged by most hard-wire cable operators and FCC oversight of rates for all other services and equipment. The Cable Act also provides for rate deregulation of a traditional hard-wire cable operator in a particular market once there is "effective competition" in that market. Effective competition exists, among other circumstances, when another multi-channel video provider exceeds a 15% penetration in that market. FCC regulations continue to apply to traditional hard-wire cable operators as to price and service absent effective competition. While current FCC regulations are intended to promote the development of a competitive pay television industry, the rules and regulations affecting the wireless cable industry may change, and any future changes in FCC rules, regulations, policies and procedures could have an adverse effect on the industry as a whole and on the Company in particular.

         Secondary transmission of a broadcast signal is permissible only if approved by the copyright holder or if subject to compulsory licensing under the Copyright Act. The U.S. Copyright office has taken the position that, effective January 1, 1995, wireless cable operators, unlike traditional hard-wire cable operators, will not be "cable systems" entitled to a compulsory license under the Copyright Act. Pursuant to the Cable Act, local broadcasters may require that cable operators obtain their consent before retransmitting local off-air VHF/UHF broadcasts. The Company has obtained such consent for five broadcast channels in the Mount Mansfield System that the Company is retransmitting on a wireless cable channel. See "Business -- The Mount Mansfield System -- Programming."

Internet Services

         With respect to its anticipated provision of Internet services, the Company believes it is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. To date, the FCC has not actively sought to regulate the provision of Internet access and related services. A determination by the FCC that providing Internet transport or telephony services to customers over an IP-based network is subject to regulation could adversely impact the Company's ability to provide various existing and planned services, and could have a material adverse effect on the Company's business, financial condition and results of operations.

         Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect the regulatory status of Internet services, affect telecommunications costs, including the application of access charges to Internet services, or increase the likelihood or scope of competition from regional telephone companies or others, could also have a material adverse effect on the Company's business and results of operations. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of services or products. Certain other legislative initiatives, including those involving taxation of Internet services and transactions, Internet regulation and universal service contribution requirements for Internet providers, have also been proposed. The Company cannot predict the impact, if any, that those or other future laws and regulations or legal or regulatory changes may have on its business.

         Federal and state laws and regulations relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending. In addition, legislation has been enacted and new legislation has been proposed that imposes liability for or prohibits the transmission on the Internet of certain types of information. The imposition upon the Company and other Internet access providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative actions and proposals could impact the growth of Internet use. Even if the Company carried professional liability insurance (which it does not currently maintain), such coverage may not be adequate to compensate or may not cover the Company in the event the Company becomes liable for information carried on or disseminated through its networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, financial condition and results of operations.

                                    DILUTION

         As of September 30, 1998, the Company had a net tangible book value (deficit) of $(3,432,000) or approximately $(1.06) per share of Common Stock. Net tangible book value (deficit) per share represents the amount of the Company's total tangible assets, less liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 1,500,000 Units offered hereby at $8.00 per Unit and the receipt of the net proceeds (after deducting underwriting commissions and estimated offering expenses) therefrom, the adjusted pro forma net tangible book value per share of Common Stock as of September 30, 1998 would increase to approximately $1.41. Consequently, the purchasers of the Units offered hereby will sustain an immediate dilution of $6.59 per share.

         The following table illustrates the dilution per share of Common Stock to be incurred by public investors from the public offering price:

 Assumed initial public offering price(1)...........                  $8.00
  Net (negative) tangible book value per
    share of Common Stock at September 30, 1998.....   $(1.06)
  Increase in net tangible book value per
    share of Common Stock attributable
    to public investors(2)..........................     2.47
                                                        -----
 Pro forma adjusted net tangible book
  value per share of Common Stock
  after offering....................................                   1.41
                                                                      -----
 Dilution of net tangible book value per
  share to public investors.........................                 $ 6.59
                                                                     ======

------------
(1) Allocating no value to the Warrants offered hereby.
(2) After deduction of underwriting commissions and the estimated expenses of this offering.

         The foregoing assumes non-exercise of the Warrants, the Underwriters' Warrants and the Representative's over-allotment option.

         The following table sets forth the difference between the present shareholders and the public investors in this offering with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share:

                                     Shares Purchased          Total Consideration
                                    -----------------          ---------------------       Weighted Average
                                     Number   Percent            Amount      Percent        Price Per Share
                                    ------    -------            ------      -------       ----------------

Existing stockholders               3,244,948   68%            $ 3,815,514(1)  24%                $1.18
Public investors                    1,500,000   32%            $12,000,000(2)  76%                $8.00
                                    ---------  ---             -----------    ---
                                    4,744,948  100%            $15,815,514    100%
                                    =========  ===             ===========    ===

------------
(1) Includes $1,059,109 paid by shareholders of New England Wireless, Inc., the Company's predecessor.
(2) Based on the currently anticipated public offering price and attributing no portion of the initial public offering price to the Warrants.

         The foregoing table assumes non-exercise of the Warrants, the Representative's over-allotment option and the Underwriters' Warrants. In addition, the table does not take into account an additional approximately 1,914,386 shares of Common Stock reserved for issuance upon exercise of currently outstanding stock options and warrants; warrants the Company is committed to issue within 90 days after the completion of this offering and upon conversion of outstanding convertible notes. See "Management -- Stock Options," "Description of Securities" and "Underwriting."

                                 USE OF PROCEEDS

         The net proceeds (after deducting underwriting discounts and other expenses of the offering payable by the Company) from the sale of the Units offered hereby by the Company, are estimated to be approximately $9,750,000. The net proceeds have been calculated using an initial public offering price of the Units of $8.00. The net proceeds are expected to be used over approximately twelve months following the completion of this offering for the following purposes:
                                                                  Percentage of
                                              Amount               Net Proceeds
                                              ------              -------------

  Expansion of the Mount
   Mansfield wireless cable
   television system(1)..............       $2,000,000                20.5%
  Initiation of Internet
   access services(2)................        2,000,000                20.5%
  Repayment of indebtedness(3).......        3,735,500                  38%
  Working capital(4).................        2,014,500                  21%
                                            ----------                 ---
                      Total                 $9,750,000                 100%
                                            ==========                 ===

------------
(1) To expand the Mount Mansfield System through the purchase of digital compression equipment in order to digitize the system and to add additional subscribers through marketing and advertising and the upgrading of available services. The amounts allocated to the expansion includes the hiring of additional installers and repair personnel as well as anticipated installation costs.

(2) To initiate and expand Internet access services through the acquisition of Internet backbone connections, the purchase of telecommunications equipment and outsource services, for marketing, advertising and promotion and for the hiring of technical support personnel. Up to an aggregate $286,000 of these proceeds will be applied to pay for software the Company has agreed to purchase from VocalTec and for the purchase of equipment pursuant to its agreement with InterDigital Communications Corporation. See "Business -- Internet Business Activities."
(3) Consists of the repayment of (i) approximately $1,312,500 of principal and interest on outstanding Company promissory notes issued in connection with private placements (the "Notes") carrying interest rates between 7.5% and 15% per annum (including $250,000 plus interest payable to InterDigital Communications Corporation and $400,000 plus interest payable at his option to a principal stockholder, Alan Husak pursuant to convertible promissory notes in said aggregate principal amount held by him), (ii) repayment of indebtedness to the Company's Principal Stockholder, Alan R. Ackerman of $1,684,000 (out of a total indebtedness of $2,174,000 owed to such Principal Stockholder at September 30, 1998 including approximately $53,000 of interest accrued at an annual rate of 10%), and (iii) repayment of trade indebtedness of approximately $753,000. The Notes have matured and are currently payable. The proceeds from the Notes were used primarily to pay costs associated with the inception of the Company's broadcasting activities, including compensation expenses, and to purchase transmission and other equipment. See "Capitalization."
(4) Proceeds allocated to working capital will be used to fund general operations of the Company. After payment of $1,684,000 to its Principal Stockholder out of the net proceeds of this offering, the Company has agreed to pay the balance of the indebtedness owed to him in 24 equal monthly installments of $25,123 (representing principal and interest) commencing in January 1999. Unless the Company generates sufficient revenues from operations to pay these installments, they will be paid from working capital.

         The foregoing represents the Company's best estimate of the allocation of the net proceeds of this offering based upon the current status of its business operations, its current plans and current economic conditions. Future events, including the problems, delays, expenses and complications frequently encountered by early stage companies as well as changes in regulatory, political and competitive conditions affecting the Company's business and the success or lack thereof of the Company's marketing efforts, may make shifts in the allocation of funds necessary or desirable.

         Prior to expenditure, the net proceeds will be invested in short-term, interest bearing investment grade securities or money market funds. Any proceeds received upon exercise of the Representative's over-allotment option or upon exercise of the Warrants and the Underwriters' Warrants as well as income from investments, will be used for working capital.

                                 DIVIDEND POLICY

         The Company has never paid a cash dividend and does not anticipate the payment of cash dividends on its Common Stock in the foreseeable future as earnings are expected to be retained to finance the Company's growth. Declaration of dividends in the future will be at the discretion of the Company's Board of Directors, which will review its dividend policy from time to time.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998, and as adjusted to give effect to the issuance and sale of the securities offered hereby and the initial application of the estimated net proceeds therefrom after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company:

                                                                                  September 30, 1998
                                                                           ----------------------------------
                                                                           Actual                 As Adjusted
Notes Payable (as adjusted, net of debt discount of $160,000)(1)......   $ 3,001,000             $   437,000
Preferred Stock; $.01 par value; 2,500,000
 shares authorized; none issued and outstanding.......................            --                      --
Common Stock, $.01 par value, 20,000,000 shares authorized; 3,244,948 shares  issued and outstanding at September 30, 1998; 4,744,948
 shares issued and  outstanding at September 30, 1998, as adjusted(2).        32,000                  48,000
Additional paid in capital............................................    10,084,000              21,022,000
Deferred compensation.................................................    (2,448,000)             (2,448,000)
Accumulated deficit...................................................   (10,626,000)            (11,698,000)
                                                                         -----------             -----------
Total stockholders' equity (capital deficiency).......................    (2,958,000)              6,924,000
                                                                         -----------             -----------
Total capitalization..................................................   $    43,000             $ 7,361,000
                                                                         ===========             ===========

------------
(1) Includes $1,684,000 payable on the completion of the offering to the Company's Principal Stockholder, repayment of other promissory notes outstanding at September 30, 1998 of approximately $885,000 (including $300,000 in principal amount of promissory notes payable on demand at said date), and promissory notes issued in October and December 1998 in the aggregate principal amount of $312,500. Does not include an additional $160,000 promissory note issued in January 1999. After payment of $1,684,000 to its Principal Stockholder out of the net proceeds of this offering, the Company has agreed to pay the balance of the indebtedness owed to him in 24 equal monthly installments of $25,123 (representing principal and interest) commencing in January 1999. Unless the Company generates sufficient revenues from operations to pay these installments, they will be paid from working capital. See "Use of Proceeds."
(2) Excludes (i) 1,914,386 shares of Common Stock issuable upon exercise of outstanding options and warrants, warrants the Company is committed to issue within 90 days after completion of this offering and upon conversion of outstanding convertible notes; (ii) 1,500,000 shares of Common Stock issuable upon exercise of the Warrants included in the Units offered hereby; (iii) up to 450,000 shares of Common Stock issuable upon exercise of the Representative's over-allotment option and underlying Warrants; and (iv) 300,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants. See "Certain Transactions."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Three Months Ended September 30, 1998 and 1997

         The Company generated subscription revenues earned from its provision of wireless cable television services for the quarters ended September 30, 1998 and 1997 of $85,000 and $97,000 respectively. The decrease in revenues in the more recent period was primarily attributable to a reduction in the number of subscribers in the more recent period (presumably due to increased competition) and a reduction during the more recent period in the Company's charge to subscribers for providing service to additional television sets in the subscriber's household. Operating expenses totalled $469,000 for the quarter ended September 30, 1998 as compared to $1,427,000 for the quarter ended September 30, 1997. Included in operating costs in the earlier period is a $943,000 charge recorded as compensation attributable to the Principal Stockholder in consideration for services as the Company's chief executive officer. He rendered such services without pay from the Company's inception in 1994 through December 1, 1997 and was granted an option in consideration therefor valued at $1,468,000 of which $525,000 was charged to operations in earlier periods..

         Interest expense in the more recent quarter totalled $2,449,000, primarily attributable to the additional interest recorded in August 1998 in connection with the conversion of $766,648 of indebtedness into an aggregate 255,549 shares of Common Stock reflecting the difference between the $3.00 per share conversion price and the assumed $8.00 per share fair market value of the Common Stock, as compared to interest expense of $684,000 in the quarter ended September 30, 1997. As a result, the Company incurred a net loss of $2,833,000 in the quarter ended September 30, 1998 compared to a net loss of $2,013,000 in the quarter ended September 30, 1997.

Fiscal Years Ended June 30, 1998 and 1997

         The Company generated subscription revenues earned from its provision of wireless cable television services during fiscal 1998 and 1997 of $354,000 and $355,000 respectively. The Company did not have enough subscribers in either period to generate revenues sufficient to cover its operating expenses which totalled $2,782,000 and $1,720,000 respectively in fiscal 1998 and 1997. The Company's operating expenses included service costs, programming and license fees and selling, general and administrative expenses. Included in selling, general and administrative expenses in fiscal 1998 is a $943,000 charge recorded as compensation for an option granted to the Principal Stockholder in consideration for services rendered by him without pay as the Company's chief executive officer from its inception in 1994 through December 1, 1997. A charge of $175,000 attributable to such option was recorded as compensation in fiscal 1997. In addition, the Company wrote off deferred offering expenses of $197,000 in fiscal 1998.

         The Company recorded interest expense of $1,624,000 in fiscal 1998 as compared with $402,000 in fiscal 1997, the increase being primarily attributable to interest expense incurred in connection with the issuance by the Company of Common Stock and other securities at below market values.

         As a result of the charge for the option granted to the Company's Principal Stockholder, the increase in interest expense and the write-off of deferred offering expenses, the Company incurred a net loss of $4,057,000 in fiscal 1998 as compared to a net loss of $1,811,000 in fiscal 1997.

         During each period, the Company experienced continuing cash shortages due to an insufficient subscriber base. The resulting cash shortages rendered it unable to advertise or otherwise aggressively promote its services. It also rendered the Company unable to pursue the acquisition of other cable television systems or the implementation of new technologies which might have improved its profitability. See "Use of Proceeds" and "Business" as to the Company's intention to apply a portion of the net proceeds of this offering to the expansion of its wireless cable television system through the purchase of digital compression equipment in order to digitize the system as well as its intention to initiate Internet access services.

Liquidity and Capital Resources

         At September 30, 1998, the Company's current assets of $138,000 were substantially exceeded by current liabilities of $4,057,000 resulting in a $3,919,000 working capital deficit. The Company intends to apply a portion of the net proceeds of the offering to the reduction of its current liabilities. See "Use of Proceeds."

         In view of its current financial condition, the Company has no external sources of liquidity (i.e. loans from commercial lenders are unavailable). The Company has financed its operations to date through private sales of its debt and equity securities. The proceeds of sale of such indebtedness and equity have been used to defray the ongoing operating cash shortfalls experienced by the Company. The major source of capital to finance the Company's activities have been loans from the Principal Stockholder. As of September 30, 1998, the outstanding principal balance of loans made to the Company by the Principal Stockholder totalled $2,174,000 including approximately $53,000 of interest accrued at an annual rate of 10%. The Company plans to retire $1,684,000 of such indebtedness out of the proceeds of the offering.
See "Use of Proceeds."

         The Company intends to apply a substantial portion of the net proceeds of the offering to the acquisition and installation of equipment necessary to convert its cable television broadcast system to a system utilizing digital technology. The Company expects that this level of funding should be sufficient to complete such implementation and to expand the system. As the Company moves to a digital platform, the existing 50-watt analog equipment will be modified to operate in a digital format, and used in the Burlington, Vermont market. Any equipment that cannot be modified will be used in smaller markets where digitally platformed environments are not economically viable, such as rural markets with fewer than 5,000 potential subscribers. See "Use of Proceeds" and "Business."

         The Company has commitments under employment agreements effective in August 1998 and expiring December 31, 2001 with David E. Padilla and Scott A. Wendel. Pursuant to his agreement, Mr. Padilla will serve as the Company's president and chief executive officer at an annual salary of $140,000 increasing to $160,000 upon the earlier of the completion of this offering or February 17, 1999. Pursuant to his agreement, Mr. Wendel will serve as the Company's executive vice president and chief operating officer at an annual salary of $62,000 increasing to $105,000 upon the earlier of the completion of this offering or February 17, 1999. Mr. Wendel's annual salary will be increased to $125,000 in calendar year 2000 provided the Company's wireless cable related revenues in calendar year 1999 total at least $800,000 and will increase to $150,000 in calendar year 2001 provided that such revenues in calendar year 2000 total at least $1,500,000. During the initial term, if the Company determines to terminate either executive's employment, the Company is required to pay the executive an amount equal to his base salary for the remaining period of the initial term plus an amount equal to 100% of his annual base salary then in effect.

         From July 1, 1996 through September 30, 1998, in addition to loans from the Principal Stockholder, the Company funded its operations through a number of loans from private investors including stockholders and creditors of the Company. Borrowings were made at annual interest rates varying from 7.5% to 15%. In October 1998, the Company borrowed an additional $250,000 from a more than 5% stockholder at an annual interest rate of 15% as hereinafter described.

         In addition to its issuance of promissory notes, the Company issued warrants exercisable to purchase shares of its Common Stock in connection with certain of these loans, in some instances at an exercise price of $3.00 per share and in other instances at a per share exercise price equal to the lesser of $3.00 or 50% of the public offering price per share of the Common Stock in the Company's initial public offering. In addition, the Company issued similar warrants from time to time to noteholders to extend the due dates of certain of the loans when it was unable to pay them at maturity.

         During fiscal 1997, the Company borrowed an aggregate $700,000 in various private transactions from ten individual lenders (in addition to loans from the Principal Stockholder). In addition, three individuals holding an aggregate $297,500 in promissory notes converted such notes and related accrued interest into an aggregate 95,563 shares of Common Stock. In connection with these transactions and loans made in prior fiscal periods, the Company issued warrants exercisable to purchase an aggregate 255,375 shares of Common Stock. The Company also issued warrants during fiscal 1997 to five individuals exercisable to purchase an aggregate 65,000 shares of Common Stock for services rendered. See "Certain Transactions" as to the issuance of 17,500 of these warrants to a more than 5% stockholder, Alan Husak and as to the issuance of 2,500 of these warrants to a nominee for director, Leonard Gartner.

         During fiscal 1998, the Company borrowed an additional aggregate $588,000 from twelve individual investors (in addition to loans from the Principal Stockholder). In addition, eight individuals holding an aggregate $360,000 in promissory notes converted such notes and related accrued interest into an aggregate 130,438 shares of Common Stock. In connection with these transactions and loans made in prior fiscal periods, the Company issued and agreed to issue warrants exercisable to purchase an aggregate 220,452 shares of Common Stock.

         As a result of all of the foregoing, the Company recorded non-cash interest expense of $1,355,000 and $179,000 in fiscal 1998 and 1997 respectively, primarily as a result of its issuance of its securities at below market value and amortization of the debt discount resulting from its warrant issuances.

         On August 24, 1998, a group of eight noteholders converted an aggregate $655,763 in principal amount of indebtedness and an aggregate $110,885 in principal amount of accrued interest into an aggregate 255,549 shares of Common Stock.

         During the first quarter of fiscal 1999, the Company borrowed an additional $368,067 from five individuals, all of whom were stockholders of the Company at the times of their loans. In connection with these loans, the Company issued notes in the aggregate principal amount of $368,067, one of which, in the principal amount of $168,067 was converted by the lender, Alan Husak (a more than 5% beneficial owner of the Company's Common Stock), into 56,022 shares of Common Stock. Of the remaining $200,000 of notes, one in the principal amount of $150,000 issued to Alan Husak, is payable at Mr. Husak's option out of the net proceeds of this offering or on December 31, 1998 together with interest at an annual rate of 10% and is convertible into 50,000 shares of Common Stock. In conjunction with these $368,067 of loans, the Company issued and/or agreed to issue warrants exercisable to purchase an aggregate 96,534 shares of its Common Stock of which warrants exercisable to purchase 84,000 shares were issued to Mr. Husak. In October 1998, the Company borrowed an additional $250,000 from Mr. Husak and issued its $250,000 principal amount promissory note payable at Mr. Husak's option out of the net proceeds of this offering or on March 31, 1999 together with interest at an annual rate of 15% and convertible into 83,334 shares of Common Stock. In connection with this $250,000 loan, the Company issued warrants to Mr. Husak exercisable to purchase 62,500 shares of its Common Stock. At the same time, the Company issued warrants to Mr. Husak exercisable to purchase 37,500 shares of Common Stock, for services rendered. In December 1998, the Company borrowed $50,000 from a more than 5% stockholder and prior lender, James Welch and an additional $12,500 from another individual who had loaned money to the Company previously. In consideration therefor, the Company issued promissory notes payable in May 1999 ($12,500) and in June 1999 ($50,000) or at the holder's option, out of the net proceeds of this offering. The notes bear interest at an annual rate of 15% and are convertible into an aggregate 20,834 shares of Common Stock. In connection with these loans, the Company issued warrants to the lenders exercisable to purchase an aggregate 15,625 shares of its Common Stock.

         In January 1999, the Company borrowed an additional $160,000 from Mr. Husak and issued its $160,000 principal amount promissory note payable on December 29, 1999 with interest at an annual rate of 15%. The note is convertible into 53,334 shares of Common Stock. In connection with this $160,000 loan, the Company issued warrants to Mr. Husak exercisable to purchase 40,000 shares of Common Stock. As an inducement to Mr. Husak to lend this sum to the Company, the Principal Stockholder transferred 40,000 shares of his Common Stock to Mr. Husak and was paid $5,100 by Mr. Husak.

         The Company's management believes that all of the above transactions were in the best interests of the Company as without the various loans and extensions, the Company would have been unable to fund its operations.

         As a result of these transactions, two individuals, Alan Husak and James Welch, through debt conversions into Common Stock and warrant issuances became beneficial owners of more than 5% of the Company's Common Stock. See "Certain Transactions."

Year 2000 Compliance (Y2K)

         Many existing computer systems, including certain of the Company's internal systems, use only the last two digits to identify years in the date field. As a result, these computer systems do not properly recognize a year that begins with "20" instead of the familiar "19," or may not function properly with years later than 1999. If not corrected, many computer applications could fail or create erroneous results. This is generally referred to as the "Year 2000" or "Y2K" issue. Computer systems that are able to deal correctly with dates after 1999 are referred to as "Y2K" compliant.

         The Company's internal computer systems are partially but not fully Y2K compliant. The Company's principal computer hardware and software suppliers, namely WizTec Solutions, Inc. and Scientific Atlanta, are currently analyzing the Company's internal computer systems in order to determine whether to update or replace portions in order to ensure compliance. The costs involved in such an update and/or replacement have been estimated to aggregate approximately $50,000 with an expected completion sometime during the last quarter of fiscal 1999.

         The Company will be dependent upon its vendors, suppliers and its customers to ensure they are Y2K compliant. The Company intends to require its suppliers to confirm such compliance in agreements made with vendors and suppliers of services that could affect the Company and/or its customers. Because of the uncertainties involved, it is not possible to estimate the effect upon the Company if any of its material vendors, suppliers and/or customers are not Y2K compliant.

                                    BUSINESS

Background

         The Company, through its wholly owned subsidiary, New England Wireless, Inc. ("NEW"), is an owner and operator of a wireless cable television system in northern Vermont. NEW has obtained wireless cable channel (or frequency) rights in Vermont through ownership and leases of FCC licenses. Wireless cable television is provided to subscribers by transmitting microwave frequencies over the air to a small receiving antenna at each subscriber's location. The Company currently operates a broadcasting system from Mount Mansfield, Vermont (the "Mount Mansfield System").

         In March 1995, a wholly owned subsidiary of the Company, N.E.W. Acquisition Co., Inc., merged with NEW. In connection with the merger, all of NEW's shares of outstanding common stock were exchanged for 801,156 shares of the Company's Common Stock. The merger was treated for accounting purposes as a capital transaction rather than as a business combination. Concurrent with the merger, the Company and the creditors of NEW agreed to exchange certain notes aggregating $1,164,000 in return for 388,007 shares of the Company's Common Stock. In addition, the Company issued notes payable in the amount of $680,966 to its founder, Alan R. Ackerman, in exchange for debt of NEW owed to him.

         Prior to March 1, 1997, the Company's name was Worldwide Wireless, Inc. In December 1997, effective March 1, 1997, the Company changed its name to Worldwide Wireless Systems, Inc.

         The Company commenced operations of its wireless cable system in August 1994 and, as of the date hereof, the Company had approximately 1,000 subscribers. There are approximately 160,000 households within the Mount Mansfield System's signal patterns. The Company offers 23 channels in the Mount Mansfield System, consisting of 18 satellite channels and five local broadcast channels. The Company currently is offering to its subscribers in the Mount Mansfield System, network channels as well as MTV, ESPN, CNN, USA, WPIX, WTBS, WSBK, A&E, Nickelodeon, the Discovery Channel, TNN, the Fox Family Channel, Lifetime, the History Channel, the Weather Channel and the SCI-FI Channel. In addition, the Company offers Showtime and the Movie Channel as premium channels. Through digital compression technology, additional marketing of its services, and focusing on consumers with respect to which it can offer significant cost savings, such as multi-dwelling units, the Company anticipates servicing approximately 5,420 wireless cable television subscribers through the Mount Mansfield System within the next three years. The number of future subscribers and the timing of subscriber growth, however, will depend on a number of factors, many of which are not within the Company's control. These factors include future capital equipment costs, marketing expenses and effectiveness, staffing levels, competitive conditions, cash flow from operations and the Company's ability to raise additional capital. There can be no assurance that the Company will achieve its subscriber goals.

         In November 1998, the Company launched its planned Internet business activities by commencing to provide high speed Internet access services for a limited number of residential and commercial tenants in Trump Tower in New York City. The Company is providing these services pursuant to an Internet Access Services Agreement with FreeLinQ Communications Corporation as hereinafter described. At December 1, 1998, these services were being provided to 34 subscribers.

Business Strategy -- Wireless Cable Television

         The Company's wireless cable television business strategy is to expand operation of its existing Mount Mansfield System through the employment of additional resources to the digitization of the System and to the marketing and distribution of its services. The Company expects to add channels to its programming mix to increase its channels to a total of 40 channels by implementing digital compression technology. This business strategy is expected to allow the Company to extend its service offerings to include other enhanced services compatible with wireless cable television.

         The wireless cable television business is capital intensive. Since its inception, the Company has expended funds to acquire channel rights in the system, construct an initial operating system and finance initial operating losses. Transmission equipment expenditures and other start-up expenditures were made by the Company before it could commence the delivery of programming to its subscribers.

         With the proceeds of the offering, the Company plans to purchase digital transmission and subscriber equipment. Digital technology offers the potential for the Company to broadcast over 100 different television channels over its existing broadcast frequencies, although the Company initially intends to increase its channels to 40 through this technology and reserve other channels for other applications. Implementation of digital technologies will require the Company to invest additional funds to augment its transmission facilities as well as to equip its existing subscribers with new receptors and equipment necessary to accommodate digital transmission technology.

         Although incremental equipment and labor installation costs per subscriber are incurred after a subscriber signs up for the Company's wireless cable service, such costs are incurred by the Company before it receives fees from the subscribers and are only partially offset by installation charges. In order to sustain subscriber growth beyond its current base of approximately 1,000 subscribers, and those subscribers which it is able to add with its implementation of digital technology with the offering proceeds, the Company will need to generate enough operating revenues to enable it to continue to invest in subscriber reception equipment and installation or raise additional debt or equity capital. In addition, in order to develop and launch additional wireless cable systems, as well as pursue other technologies as described elsewhere herein, the Company may need to raise additional capital. There can be no assurance that operating revenues will be sufficient to sustain subscriber growth or that additional financing, if required, will be available on terms acceptable to the Company, if at all.

         The Company's wireless cable television revenues will primarily be generated by subscription fees, pay-per-view fees and installation charges. The Company's current installation fees are $49.95 per subscriber (for one television) with $15.00 for each additional television within the household. The Company's subscription fees currently are $9.95 for a basic programming package which includes four local broadcast channels and five satellite channels; $25.95 per month for an expanded channel line-up (comparable to a hard-wire cable basic package) including a premium movie channel; and $8.95 per month for an additional movie channel. The Company expects to modify these rates to reflect its addition of digital technology.

         Expenses will consist primarily of service costs, selling, general and administrative expenses, and depreciation and amortization. Service costs include programming costs, channel lease payments, if any, transmitter site rentals, cost of program guides and repair and maintenance expenditures. Of these, programming costs, channel lease payments and costs of program guides will be variable expenses which increase as the number of subscribers increase. The addition of subscribers will also increase depreciation expense. The Company currently expends approximately $400 to purchase and install its analog wireless cable receiving antenna and related equipment necessary at each subscriber's location. Upon implementation of digital technology, the Company estimates that it will spend approximately $600 per subscriber to switch such equipment to digital equipment.

         Profitability will be determined by the Company's ability to increase revenue from subscribers while controlling variable expenses. Significant increases in revenues have to come from subscriber growth. Currently, the Company has 13 employees. In addition, the Company engages additional persons as necessary as contract labor for installations. The Company does not intend to incur expenses relating to research and development during the next twelve months, except for general market research in the ordinary course of business.

         The growth of the Company's business beyond its Mount Mansfield System market, and the implementation of additional cable technologies (such as digital compression) will require a substantial investment on a continuing basis to finance capital expenditures and related expenses for subscriber growth and new system development. The Company does not have a bank line of credit and there can be no assurance that any required or desired financing will be available, through bank borrowings, debt or equity offerings, or otherwise, on acceptable terms, if at all. See "Risk Factors -- Need for Additional Financing for Growth."

         The Company intends to develop its subscriber base in the Mount Mansfield System and, potentially, to implement new technologies in that market or in other markets by emphasizing the price-to-value relationship of the Company's programming and other possible services; the reliability, service, and picture quality of wireless cable; the advanced technical features of the Company's standard subscriber equipment such as video paging; and the competitive choice afforded consumers by wireless cable.

The Cable Television Industry in General

         The cable television industry began in the late 1940's and 1950's to serve the needs of residents in predominately rural areas. Since that time, the cable television industry has expanded to metropolitan areas due to, among other things, the better reception cable television often provides and increased programming alternatives. Today, pay television systems offer various types of programming which generally include basic service, premium service, and, in some instances, pay-per-view service.

         A cable television subscriber generally pays an initial connection charge and a fixed monthly fee for basic service. The amount of the monthly basic service fee varies from one area to another and is a function, in part, of the number of channels and services included in the basic service package and the cost of such services to the cable television system operator. In most instances, a separate monthly fee for each premium service and certain other specific programming is charged to subscribers, with discounts generally available to subscribers receiving multiple premium services. Monthly service fees for basic and premium services constitute the major source of revenue for cable television systems. Subscribers normally are free to discontinue any cable service at any time. Converter rentals, remote control rentals, installation charges, and reconnect charges for subscribers who were previously disconnected are also included in a cable television system's revenues but generally are not a major component of such revenues.

Wireless Cable Television Systems in General

         Initially, all cable systems were "hard-wire" systems, using coaxial cable to carry television signals. Over the past several years, wireless cable has emerged as an alternative to the traditional hard-wire cable systems in the provision of cable television programming. Wireless cable television is a terrestrial, microwave broadcast system. It is, in effect, analogous to a satellite broadcasting system in which the satellite is replaced by a microwave transmitter located on a ground-based antenna. Wireless cable programming is transmitted through the air via microwave frequencies that generally require a direct "line-of-sight" from the transmission facility to the subscriber's receiving antenna. Traditional hard-wire cable systems transmit signals from a transmission facility, but deliver the signal to a subscriber's location through a network of coaxial cable and amplifiers. Since wireless cable systems do not require an extensive network of coaxial cable and amplifiers, the system's capital cost per installed subscriber will be significantly less than for hard-wire cable systems. In addition, operating costs of wireless cable systems are generally lower than those of comparable hard-wire cable systems due to lower network maintenance and depreciation expense.

         The Company believes that wireless technology can effectively compete with conventional hard-wire cable television distribution of entertainment. Most programming that is available for purchase and resale on hard-wire cable systems can be distributed over a wireless cable system. The factors contributing to the increasing growth of wireless cable systems include: Federal laws limiting the rates and practices of the hard-wire cable industry; improved technology, particularly in signal encryption; regulatory reforms by the FCC to facilitate the growth and competitive impact of the wireless cable industry; and the increasing availability of programming for wireless cable systems. The Wireless Cable Association estimates that wireless cable systems served approximately 1,100,000 subscribers as of December 1997.

         Wireless cable subscribers can generally be served by a central transmitting antenna, and two or three fill-in or repeating antennas. Microwave powers involved are very low. Both outlying areas and customers in close vicinity to the transmitting antenna can be served immediately following system turn-on, whereas cable network installations could take years to reach these same outlying areas. Wireless cable systems have no need for time-consuming and disruptive excavation of public thoroughfares. Labor is required only at the transmitting site, and for installation at the repeating antennas and end-user locations. The receiving equipment consists of a small antenna that is cabled to a converter at the subscriber's location, which is similar to a hard-wire cable TV converter box.

         Every subscriber has a unique, electronic "address" with which the system communicates. In this manner, service can be activated or canceled from the main control office thus reducing the need for service calls. Once a wireless transmission system has been installed, signals can be delivered to multi-unit dwellings at substantially lower costs than signals received directly via satellite receivers.

The Mount Mansfield Cable Television System

         Background. The Company has entered into lease agreements which provide for the lease of commercial channel licenses in Mount Mansfield, Vermont (the "Mount Mansfield Lease Agreements"). The Mount Mansfield Lease Agreements commenced in 1991 and 1993 and have terms of ten years each. Channel licenses are subject to non-renewal, revocation or cancellation for violations of the Communications Act of 1934, as amended (the "Communications Act") or the FCC's rules and policies. The termination of, or failure to renew, a channel lease would result in the Company being unable to deliver television programming on any such channel and could have a material adverse effect on the Company. The Company has also entered into an eight and a ten year lease of space on a transmission tower. The tower leases include the use of the tower, transmitter building and electrical service.

         Of the 23 channels the Company currently leases for its Mount Mansfield System, 20 are instructional television fixed services ("ITFS") educational licenses. Each ITFS channel must be used a minimum of twelve hours per week for educational programming. The remaining "excess air time" on an ITFS channel may be used by the Company without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week for educational programming). Certain programs (e.g., CNN and The Discovery Channel) qualify as educational and thereby permit full-time usage of an ITFS channel.

         The Market. The Mount Mansfield System began operations in August 1994 and currently broadcasts 23 channels in the local area. The 23 channels in the Mount Mansfield System consist of five broadcast channels and 18 satellite channels. One transmitter is required to be placed in service for each channel being broadcast. There are an estimated approximately 160,000 households within the Company's 50-mile signal area for the Mount Mansfield System. Based upon the research of its consulting engineers, the Company believes that its signal can be received directly by approximately 67% of the households within the Company's signal pattern in the local area. With the addition of beam-benders, which could be installed at additional cost to the Company, the Company's wireless cable signals could reach a substantial portion of the remaining households in this market.

         Programming. The Company arranges for programming from two sources for the Mount Mansfield System: (i) local affiliate stations for the retransmission of their VHF/UHF signals, and (ii) suppliers of satellite programming typically broadcast over cable systems.

         Programming from off-air broadcasters is negotiated on a case-by-case basis and may be available for no charge or for a minimal royalty payment. The VHF and UHF broadcasters in Burlington, Vermont (CBS, ABC, NBC, FOX and Vermont Public Television), allow the Company's customers to receive their signals through the same high grade microwave antenna as is provided by the Company.

         In addition to off-air broadcasters, the Company has agreements with program suppliers for ESPN, MTV, CNN, USA, WPIX, WSBK, WTBS, A&E, Nickelodeon, Discovery, TNN, the History Channel, the Fox Family Channel, Lifetime, the Sci-Fi Channel, the Weather Channel, the Movie Channel and Showtime for broadcasting on the Mount Mansfield System. The program agreements generally have three-year terms, with provisions for automatic renewals, and are subject to termination for breach of the agreement, including non-payment. The programming agreements generally provide for royalty payments based upon the number of Company subscribers receiving the programming each month. Individual program prices vary from supplier to supplier, and more favorable pricing sometimes is afforded to operators with larger subscriber bases; however, the Cable Act requires cable programming to be made available for purchase by all system operators at competitive pricing.

         The likelihood that program material will be unavailable to the Company is significantly mitigated by the Cable Act and various FCC regulations issued thereunder which, among other restrictions, impose limits on exclusive programming contracts and prohibit cable programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of sale of programming. Although the Company has no reason to believe that any existing contracts for programming will be canceled or will not be renewed upon expiration, if any of such contracts are canceled or are not renewed, the Company would have to seek program material from other sources.

         In addition to the programming alternatives described above, the Company intends to introduce a "pay-per-view" service that enables customers to order, and pay for, one program at a time. This pay-per-view service has been successful for specialty events such as wrestling and heavyweight prize fights, concerts, and early release motion pictures. This service can also be promoted for the purchase of movies in competition with video rental stores. Pay-per-view requires the subscriber to have an "addressable converter," which each of the Company's subscribers already has. An addressable converter allows the Company to control what the subscriber watches without having to visit the subscriber location to change equipment. In order for customers to more conveniently order pay-per-view events, however, an "impulse" pay-per-view converter is required. An impulse pay-per-view converter, which has a return line via phone or cable to the cable operator's computer system, enables a subscriber to order pay-per-view events by pushing a button on a remote control rather than requiring the subscriber to make a telephone call to order an event. Subscribers in the Mount Mansfield System are equipped to take advantage of this feature when offered by the Company.

         Marketing and Customer Support. The Company intends to utilize media advertising, telemarketing, direct mail, and door-to-door marketing to increase its subscriber base in the Mount Mansfield System. The Company also intends to run promotional pricing campaigns and take advantage of public relations opportunities. The Company intends to emphasize the following themes in its marketing:

         1. Price/Value. The Company believes that it is offering its subscribers competitively priced installation and subscription fees. The Company's current installation fees are $49.95 per subscriber for a single television, with an additional $15.00 for each additional television in the household. (The fee for additional television sets increases to $30.00 after the initial installation). Subscription fees start at $9.95 per month for the Company's basic programming package, which includes nine channels, including four local broadcast VHF/UHF channels and five satellite channels, and $25.95 for the Company's "expanded" package which is comparable to commercial hard-wire cable service. This package includes five local broadcast channels, and 18 satellite channels, including one pay-premium channel. An additional premium channel is available at a cost of $8.95 per month. As of December 1997, the major hard-wire cable companies in the Burlington area offered installation for $35.00 to $50.00, basic service for $9.17 to $10.99, and premium stations ranging from $8.50 to $11.50. Cable customer charges are subject to a 5% local franchise tax. Wireless cable customers do not have to pay any franchise tax, but are required to pay a regulatory fee of approximately $.04 per subscriber. The Company tries to focus its customers on the value received for the price paid and believes its product/pricing offers a competitive choice.

         2. Reliability, Service and Picture Quality. The Company seeks to provide service within 24 hours of a repair request from a single subscriber call, uniformed field personnel and flexible installation scheduling. The Company emphasizes its picture quality and the reliability of its wireless transmission and is able to build out systems for multiple subscribers more quickly than hard-wire cable systems. The Company competes with traditional hard-wire cable systems on a quality of service basis. Within its signal coverage pattern, the Company believes that the picture quality of the Company's service is as good or better than that received by hard-wire cable subscribers because, absent any line-of-sight obstruction, there is less opportunity for signal degradation between transmitter and the subscriber. Also, wireless cable service has proven very reliable, primarily due to the absence of certain distribution system components that can fail and thereby cause outages. The Company believes that it has positioned itself as a reliable, cost-effective alternative to traditional hard-wire cable operations by delivering a high quality signal throughout its signal area and personal service to its subscribers.

         3. Equipment Reliability. A number of manufacturers produce the equipment used in wireless cable systems, from transmitters to the set-top converters which feed the signal to the television set. Because the signal is broadcast over the air directly to a receiving antenna, wireless cable does not experience the problems caused by amplifying signals over long distances experienced by some hard-wire cable subscribers. This is particularly the case for a signal delivered over longer distances. Amplification of signals can lead to greater signal noise and, accordingly, a grainier picture for some subscribers. Also, the transmission of wireless signals is not subject to the problems caused by deteriorating trunk cables used in conventional systems. As a result, wireless cable is often more reliable than conventional cable, and picture quality is generally equal to or better than ordinary cable.

         Signal security is provided by encoding each wireless cable channel and equipping the converter with a unique decoding device that responds to a pilot signal carrying a data stream with authorization instructions. Thus, the system is fully "addressable." The converter boxes will not be usable until they are authorized for service by the Company's central computer. All channels, both basic and premium, are scrambled. Because the wireless cable system is addressable, it can also accommodate pay-per-view service.

         Competition. In its Vermont markets, two traditional hard-wire cable companies are the Company's primary direct competitors. Based on information reported by third parties to the Vermont Department of Public Service, the Company estimates that within its expected signal pattern for Mount Mansfield, over 44% of the households are hard-wire cable subscribers. The two hard-wire cable companies within this same area currently offer nine and 48 channels, respectively, to their subscribers, compared to the 23 channels the Company currently offers. Based on information reported by third parties to the Vermont Department of Public Service, of the approximately 160,000 potential subscribers within the Mount Mansfield System's signal pattern, approximately 54,000 currently are not wired for hard-wire cable and approximately 36,000 do not subscribe to hard-wire cable service, although they have access to such services. The Company intends to continue to direct its marketing efforts toward potential subscribers who are either not wired for hard-wire cable or are not presently hard-wire cable or satellite television customers. The Company also intends to focus its marketing efforts on multi-unit dwellings. Unlike hard-wire cable operators in its area, the

Company is willing to provide service to such dwellings with less than 100% subscription rates.

         The subscription television industry is highly competitive. Currently, the Company's existing and potential competitors consist of a broad range of companies engaged in the communications and entertainment businesses, including cable operators, digital satellite program providers, television networks and home video products companies. The Company's strategy is to compete for cable television subscribers by focusing on the price-to-value relationship of the Company's programming services; the reliability, service and picture quality of wireless cable; the advanced technical features of the Company's standard equipment; and the competitive choice afforded consumers by wireless cable.

         In addition to competition from traditional and established hard-wire cable television systems, wireless cable television operators face competition from a number of other sources. Premium movie services offered by cable television systems have encountered significant competition from the home video cassette recorder industry. In addition to the foregoing, wireless cable systems face potential competition from emerging trends and technologies in the cable television industry.

         In the future, the Company expects to face intense competition from numerous other companies offering video, audio and data products and services. Many of the Company's existing or potential competitors have substantially greater name recognition and financial, technical and human resources than the Company and may be better equipped to develop and operate systems providing subscription television service, high-speed Internet access and telephony services. In addition to the two hard-wire cable companies with which it competes, the Company also competes in its service area with Direct Broadcast Satellite and C-band Satellite Program Distributors.

         Direct Broadcast Satellite ("DBS"). Competition from DBS providers has increased greatly over the past several years. DBS involves the transmission of an encoded signal directly from a satellite to the customer's home. Because the signal is at a higher power level and frequency than most satellite-transmitted signals, its reception can be accomplished with a relatively small (18-inch) dish mounted on a rooftop or in the customer's yard. The cost of constructing and launching the satellites used to distribute DBS programming has significantly decreased. When first introduced, DBS reception equipment for a single television set cost approximately $650 per customer, plus installation fees, service charges and off-air antenna installation, where applicable. Furthermore, each additional independent outlet requires a separate descrambling device at additional cost to the subscriber. These prices have decreased as additional competitors have entered the DBS market. Recent promotions have offered DBS reception equipment for less than $99 (exclusive of installation and other charges) when the consumer agrees to prepay a one-year subscription fee.

         C-band Satellite Program Distributors. The Company also competes with C-band satellite program distributors (also referred to as "backyard dish" or television receive only

("TVRO") systems. C-band systems have been popular (mostly in rural and semi-rural areas) since the late 1970s, and currently serve approximately 2.1 million subscribers in the aggregate, according to trade publications. The primary advantages of wireless cable systems over TVRO systems are lower equipment costs and broader availability of local programming. TVRO systems, on the other hand, enjoy the advantage of access to a wider variety of satellite programming and serve areas not served by franchise or wireless cable systems. A conventional TVRO antenna system costs in excess of $1,000 per subscriber, and subscribers are charged monthly fees for access to certain programming. TVRO systems typically cannot receive local off-air broadcast channels.

Business Strategy -- Internet

         The Company's Internet business strategy is to offer high speed communication services to MDU and MTU customers by installing and managing Internet communications infrastructures offering access at varying speeds based on state of the art "last mile" technologies. The Company also plans to explore using its Internet portal to promote third party products and services.

Market and Industry Overview

         The Internet is a global on-line network with over 100 million estimated users communicating through it. According to the Forrester Report, Sizing the Internet 1998, 59% of households and 50% of businesses will be on-line by the year 2002. The Internet can be used to lower costs, increase efficiency and, to generate higher revenues by redesigning and improving business processes.

         In the past five years the Internet has seen explosive growth. Development has been greatly enhanced by the introduction of the "World Wide Web" (or simply Web, or www). It is estimated that 400,000 businesses have web sites today. The Internet has increased productivity and effectiveness of management and employees, as it provides new ways of gathering business-related information, learning and self-development, and communicating efficiently both within and beyond a company's boundaries. The Internet's open standards allows dispersed project teams to establish appropriate interactive working environments, wherever, whenever and with whomever, regardless of the time, location and personal mobility of team members.

         The Internet has become a standard platform for the deployment of digital multi-media applications. An increasing number of businesses - large and small alike - are using the Internet to deploy new applications to gain business advantages over their competition.

         Businesses are increasingly incorporating Internet technology into their business strategies. It is estimated that one new Internet address is created every four seconds, and that access revenues from businesses will leap from less than $1 billion in 1997 to more than $16 billion in 2002. While services comparable to those of the Internet are available through other sources (i.e. private e-mail carriers such as MCI and the French Minitel system), the global adoption of the Internet, its low cost of access and its composite set of services make it a unique resource.

         The Internet market proposed to be served by the Company is extremely competitive. The successful influx of new market entrants is expected to continue in this market to meet the growing demand for information technology and communications services and products. As a result, the Internet services market is diversifying from a basic, undifferentiated set of offers to a rich mix of speeds, access methods, and pricing plans. Going forward, additional enhancements in the form of new features, improved reliability and bundled service packs are expected to push the access business from nearly $6 billion to more than $38 billion in 2002, according to the Forrester Report, Sizing the Internet 1998.

The Company's Internet Business Objectives

         Through its relationships with Internet technology providers, the Company believes it can help meet the needs of commercial enterprises as they search for ways to extend their markets through the Internet. The Company plans to market high speed Internet services within the northeast region of the United States as a "last-mile" Internet service provider. The Company also plans to package and integrate Internet solutions for businesses. These solutions are expected to consist of Internet access, support and management of Internet and intranet networks, e-mail, hosting and web site design.

         The Company anticipates connecting users to the Internet using dedicated access technologies, high-speed wireless modems and xDSL high speed technologies, and through this Internet connection, to provide new enhanced services to Internet subscribers, such as VOIP (Voice over IP), VOD (Video on Demand), and distance learning.

         The Company intends to be able to market Internet access to MDU and MTU customers at market or better pricing, by aggregating its access to the Tier-1 backbone of several providers.

         In addition to Internet access, the Company expects to also offer other Internet services that it anticipates obtaining from third party organizations who specialize in electronic business applications, such as electronic commerce, video conferencing, and content providers. These Internet services may also include e-mail services, virtual private network services, shared web space on the Company's facilities, and firewall solutions.

Internet Business Activities

         To date, the Company has engaged in a limited number of developmental and exploratory activities regarding its projected Internet access service business.

         In August 1997, the Company executed a beta-site agreement with InterDigital Communications, Inc. ("IDC") to test certain B-CDMA and wireless local loop technology. Pursuant to the agreement, the Company is required to purchase 50 field service units and the necessary infrastructure equipment necessary to accommodate the units from IDC at a purchase price of approximately $186,000. The Company intends to fund the purchases out of the net proceeds of this offering. The Company will apply a portion of the net proceeds of this offering to lease the necessary spectrum to test the IDC technology and if the tests prove satisfactory, to market the technology to Internet users. In addition, the Company is currently testing an educational software program pursuant to a beta-site agreement with GK Intelligent Systems, Inc. ("GK"). The Company has no purchase obligations pursuant to this agreement, but, if the tests are satisfactory, will negotiate terms with GK to market the software to Internet users.

         In September 1997, the Company executed an agreement with VocalTec, Inc. ("VocalTec") pursuant to which it agreed to purchase software designed to enable it to provide IP telephony and fax services over the Internet. The VocalTec technology proposed to be used by the Company is intended to take advantage of the Company's wireless broadcast capabilities. The Company has taken delivery of the software and intends to pay the approximately $100,000 purchase price out of the net proceeds of this offering.

         In July 1998, the Company executed a one-year network services agreement with OEM Networks, Inc. ("OEM"), a Massachusetts based Internet service provider, pursuant to which OEM has agreed to provide the Company with Internet access circuits. The Company has placed an initial order under this agreement for a T-1 Frame Relay and local loop access at a monthly charge of approximately $1,300 for use in New York City. It is anticipated that OEM will provide the Company with Internet access in the Boston, New York City, and Burlington, Vermont areas. The agreement is for a one-year term and guarantees the Company the ability to pass Frame Relay traffic to and from the OEM network. The Company's initial T-1 Frame Relay circuit was connected into a New York City location in November 1998 in connection with the FreeLinQ Contract hereinafter described. Pursuant to its agreement with OEM, the Company can resell OEM's services including Internet access services and web hosting.

         The Company is also a party to a two-year Master Network Services Agreement with Icon CMT Corp. ("Icon CMT"), a New Jersey based Tier-One Internet service provider, which permits the Company to purchase network/communications services from Icon CMT at such times as the Company may require such access, at prices varying depending upon the size of the bank-width required. At the present time, there are no commitments by the Company to purchase such services from Icon CMT.

         In June and July 1998, the Company executed agreements with NorthTel, Inc. ("NorthTel") and two NorthTel affiliates pursuant to which NorthTel and the affiliates have agreed over a two-year period to resell Internet access services in the Company's behalf on a non-exclusive basis. Such reselling will initially be conducted in the Boston area with the Company also providing certain management and support services.

         On October 20, 1998, the Company executed a professional services agreement with Vanguard Research, Inc. ("VRI"), a provider of systems integration services to commercial and government agencies. Pursuant to the agreement, which expires on April 30, 1999, VRI will provide the Company with Internet consulting services related to hardware procurement and installation as well as networking for hourly based fees.

         On October 21, 1998, the Company executed an Internet Access Services Agreement (the "FreeLinQ Contract"), with FreeLinQ Communications Corporation ("FreeLinQ"), a New York City based television program provider to residents of multi-family dwellings. FreeLinQ has advised the Company that it has executed an agreement with Trump New Media LLC ("Trump") to provide various services including Internet access services to residential and commercial tenants of Trump multiple dwelling/tenant units in New York City. Pursuant to the FreeLinQ Contract which is for a five-year term, the Company will incur the costs of providing Internet access services to the FreeLinQ Cable Head-End point of presence ("H-E POP") and FreeLinQ, in turn, will incur the costs of providing Internet access services from the H-E POP to the various subscribers. In each case, costs include network distribution, hardware and installation services. Billings and collections under the arrangement are the responsibility of the Company which will be entitled to retain a percentage of the revenues generated at rates varying from 50% to 70%. The Company commenced to provide Internet access services under the FreeLinQ Contract in November 1998 using T-1 Frame Relay and local loop access pursuant to its agreement with OEM. No significant revenues have been realized to date under the FreeLinQ Contract and no assurances can be given that significant revenues will be realized from this contract in the future.

         In conjunction with high speed Internet access, the Company also intends to pursue strategic relationships with companies that supply additional value-added services such as hosting services, e-mail, web site design services, Internet telephony, and video conferencing services. The Company is currently in the process of evaluating the possible use of its wireless television spectrum to provide Internet telephony services. Although the development of such telephony services is in its early stages, management believes its wireless spectrum is capable of delivering wireless local loop ("WLL") service in the future through means and technologies it is currently evaluating.

Marketing

         There can be no assurance that the Company will be successful in marketing or otherwise distributing services provided by its access service providers. The Company expects to use third-party network services firms to market and sell certain of the Internet access and related services to be made available to it through the access service providers. Those relationships are also non-exclusive in nature and the entities which are expected to distribute and sell the Company's services will also distribute and sell services made available by the

Company's competitors. There can be no assurance that such firms will devote the time, attention and resources necessary to market and distribute the Company's products as opposed to products made available through other ISP's.

Competition

         The Internet market proposed to be served by the Company is extremely competitive. The influx of new market entrants is expected to continue in this market to meet the growing demand for information technology and communications services and products. Additionally, the Company believes that such factors as shifting customer demands and the rapid pace of technological advance will intensify competition and result in continual pressures to reduce prices, enhance services and products and develop and exploit new technology. The Company's competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources than the Company. The Company believes that its ability to compete successfully will depend upon a number of factors, including the Internet products and services it is able to obtain and resell from others, performance, reliability and security of its communications infrastructure, its ability to maintain and expand its channels of distribution, its ability to gain access to third party technologies, its ability to attract and retain sales and service personnel and third party distribution channels, the pricing policies of its competitors and suppliers, the variety of services it offers, the timing of introductions of new services by the Company and its competitors, customer support, the Company's ability to support industry standards and industry and general economic trends.

         The Company's current and prospective competitors in the Internet communications services sector may be generally divided into the following groups: (i) telecommunications companies; (ii) other Internet services providers that wish to enter into the Company's prospective Internet access market; and
(iii) high-speed cable modem Internet providers. Many of these competitors have substantially greater market presence, engineering and marketing capabilities, and financial, technical and personnel resources than those available to the Company. As a result, they can be expected to be able to develop and expand their communications infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisitions and other opportunities more readily, and devote greater resources to the marketing and sale of their services than can the Company. In addition, the Company believes that new competitors, including large computer hardware and software, media and telecommunications companies, may enter or expand their presence in the Internet access market, resulting in even greater competition for the Company. The Company believes that competitive factors in the Internet services market include market presence, network capacity, reliability and security, price, new products and enhancements and conformity with industry standards.

         Anticipated distributors of the Company's services and products may also compete with the Company in the future. Certain companies are also providing high-speed data services using alternative delivery methods to hard-wire dial up services, such as cable television, direct broadcast satellites and wireless cable. Although the Company will continue to seek ways to utilize its wireless cable capabilities to augment its Internet services, the Company has not yet developed definitive plans to do so and there can be no assurance that it will be successful in doing so.

         As a result of increased competition and vertical and horizontal integration and consolidation in the industry, the Company could encounter significant pricing pressures, which in turn could result in significant reductions in the average selling price of the Company's services. For example, certain of the Company's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or private network services, reducing the overall cost of their solutions and significantly increasing price pressures on the Company. There can be no assurances that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenues from enhanced services, cost reductions or otherwise.

Other Activities -- Social Responsibility

         The Company was founded as a socially responsible company and is developing this mission as illustrated by the selection of several socially responsible members to serve on its Advisory Board. See "Management." The Company has agreed to a supporting relationship with Project KidCare, a program sponsored by a joint venture between Polaroid Corporation and the National Center for Missing and Exploited Children. The Company participates by processing complimentary enrollments of children into the KidCare program. The Company has no legally binding commitment or agreement as to such participation.

         Polaroid has stated that the purpose of the program is:

                  (i)  To educate families about child safety, and

                  (ii) To encourage parents to obtain personal safety documents with current, instant photographs of their child.

         By pursuing these objectives, the program is intended to reduce the number of missing children.

Government Regulation -- Wireless Cable

         General. The wireless cable industry is indirectly subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things: to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control over such licenses; to determine the location of wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity requirements on wireless cable operators.

         The FCC has determined that wireless cable systems are not "cable systems" for purposes of the Communications Act. Accordingly, a wireless cable system does not require a franchise from a local authority and is subject to fewer local regulations than a hard-wire cable system. Wireless cable operators are also not required to pay local franchise fees. In addition, utility poles and dedicated easements are not necessary.

         The FCC has authorized access for wireless cable service to a series of channel groups, consisting of certain channel groups specifically allocated for wireless cable ("MDS"), and other channels originally authorized for educational purposes ("ITFS"), although excess capacity can be leased from ITFS licensees by wireless cable providers. Currently, up to 33 total channels are potentially available for licensing, lease or purchase by wireless cable companies in each market. Up to 13 channels in any given market typically can be owned by commercial operators for full-time usage without programming restrictions. The remaining 20 channels in a given market generally are allocated for ITFS use. FCC rules generally prohibit the ownership or leasing of MDS and ITFS authorizations by cable companies if the MDS facility is located within 35 miles, or the ITFS facility is located within 20 miles, of the cable company's franchise or service areas. Pursuant to the Telecommunications Act of 1996, the cable-MDS rule does not apply to a cable operator in a franchise area in which the operator is subject to effective competition.

         Authorizations have been issued, or are currently pending, for the majority of MDS wireless cable licenses in most major U.S. markets, and, as discussed below, under the current regulatory structure, only holders of a Basic Trading Area ("BTA") authorization may apply for available MDS frequencies within the BTA. In a number of markets, certain ITFS frequencies are still available. However, except as noted below, eligibility for ownership of ITFS licenses is limited to accredited educational institutions, governmental organizations engaged in the formal education of enrolled students and non-profit organizations whose purposes are educational and include providing educational and instructional television material to such accredited institutions and governmental organizations ("qualified ITFS educational entities"). Non-local applicants must demonstrate that they have arranged with local educational entities to provide them with programming and that they have established a local programming committee. On July 10, 1996, the FCC adopted an Order in which it authorized the interim use of certain digital compression technologies for the provision of video, voice and data services over MDS and ITFS frequencies. Such technology may be utilized by a wireless cable operator or an MDS or ITFS licensee, after applying for, and being granted, such an authorization by the FCC. The FCC has begun granting digital authorizations. Upon receiving a digital authorization, a licensee also may transmit one-way downstream Internet service. Certain wireless cable industry companies petitioned the FCC in March 1997 to expand its digital authorizations to permit the grant of applications for two-way transmission of interactive services over MDS and ITFS frequencies. The petition proposed rule changes necessary for the FCC to routinely grant wireless cable companies the right to implement two-way wireless services without licensing delays. Although the petition has been granted, there can be no assurance that the Company will be able to develop commercially successful products using two-way transmission.

         FCC rules require ITFS operators to transmit a minimum amount of educational programming per channel per week. If the educational programming minimums are met, remaining air time can be leased to wireless cable operators for profit and used to transmit non-educational programming. ITFS licensees are now entitled to meet their minimum educational programming requirements for all licensed channels using only one channel via "channel mapping," if desired.

         Beginning in November 1995, the FCC auctioned all available MDS rights on the basis of BTA's, with one such authorization available per BTA. The winning bidder acquired the right to apply to operate one or more MDS stations within the BTA, as long as its station proposals complied with the FCC's interference requirements and other rules. With regard to commercial ITFS channels, only the BTA license holder may apply for available authorizations, if any, within the BTA. A BTA licensee has a five-year build-out period within which to expand or initiate new service within its BTA. It may sell, trade or otherwise alienate all or part of its rights in the BTA and may also partition its BTA along geopolitical boundaries and contract with eligible parties to allow them to apply for MDS authorizations within the partitioned area, and conversely, acquire such rights from other BTA licensees. The license term for each station authorized under these BTA procedures is ten years, commencing on the date that the FCC announced that the auction for the BTA had closed.

         The Company is also indirectly subject to various FCC regulatory limitations relating to ownership and control. The Communications Act and FCC rules require the FCC's approval before a license may be assigned or control of the holder of a license may be transferred. Moreover, the Communications Act provides that certain types of licenses, including those for MDS stations, may not be held directly by corporations of which non-U.S. citizens or entities ("Aliens") own of record or vote more than 20% of the capital stock. In situations in which such an FCC license is directly or indirectly controlled by another corporation, Aliens may own of record or vote no more than 25% of the controlling corporation's capital stock.

         Telecommunications Act of 1996. On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") became law. Among other things, the 1996 Act eliminates the cable/telephone cross-ownership restriction, allowing a telephone company the option of providing video programming within its telephone service area over a cable system or a video platform. Conversely, cable companies are now permitted to provide telephone service. The 1996 Act also limits, and in some cases eliminates, FCC regulation of cable rates established by the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), depending upon the size of the cable system and whether the system is subject to effective competition and the nature of the rate. Moreover, small cable operators and systems subject to effective competition are now exempt from rate regulation as a result of the 1996 Act. The 1996 Act also vests the FCC with exclusive jurisdiction over the provision of Direct

Broadcast Satellite (DBS) service and preempts the authority of local authorities to impose certain taxes on such services.

         While current FCC regulations are intended to promote the development of a competitive subscription cable television industry, there can be no assurance that these regulations will have a favorable impact on the Company. Changes in FCC policies or procedures could have a negative effect on the wireless cable industry as a whole and/or the Company in particular. In addition, the FCC's regulation of other spectrum could permit the operation of other wireless services to interfere with MDS and ITFS frequencies.

         Pending Legislation. Legislation has been introduced in several states that would authorize state and local authorities to impose taxes on providers of subscription television programming, including wireless cable operators, based upon their gross receipts. Because the nature of any such legislation, if enacted, is unknown, the Company cannot predict what impact such legislation would have upon its operations.

          Other Forms of Regulation. Federal law requires that all "cable companies," as defined by Section 602 of the Communications Act, obtain local or state franchises prior to constructing a subscription television distribution system. Because wireless cable systems deliver programming to subscribers by means of microwave facilities rather than through coaxial cable and are not specifically defined as "cable systems" in Section 602 of the Communications Act, the 1992 Cable Act, or in earlier statutes or FCC regulations, they have not been considered cable companies under FCC rules in this context. Accordingly, wireless cable companies generally are not required to obtain franchises and are generally not subject to state regulation by public utility or cable commissions.

         Wireless cable operators also are indirectly subject to regulation by the Federal Aviation Administration and the FCC with respect to construction of transmission towers and certain local zoning regulations affecting construction of such towers and other facilities. Additional restrictions may also be imposed by local authorities, neighborhood associations and other similar organizations limiting the use of certain types of reception equipment used by the Company and its subscribers.

Governmental Regulation -- Internet Services

         The Company believes that it is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. To date, the FCC has not sought to regulate the provision of Internet access and related services. Except for the stand-alone provision of underlying basic transmission capability, the offering of Internet services or access to the Internet has generally been considered an 'enhanced service,' a type of services offering that is not currently regulated by the FCC. Whether the FCC will assert regulatory authority over the Internet and the level of such regulation, if asserted, are pending issues being considered by regulators and lawmakers at many levels of government. The Company cannot predict whether regulation may be imposed in the future, what form such regulation may take or whether any such regulation will adversely affect the Company's business, financial condition or results of operations.

         A determination by the FCC that providing Internet transport or telephone services to customers over an IP-based network is subject to regulation would adversely impact the Company's ability to provide various existing and planned services could have a material adverse effect on the Company's business, financial condition and results of operations. Some states may, however, seek to exercise regulatory jurisdiction over certain aspects of such offering.

         As discussed above, the FCC also extensively regulates the cable and broadcasting industries. These regulations address, among other things, technical, ownership, competition and content-related issues. To date, the FCC has not determined whether or to what extent its regulatory framework can or should be extended to directly govern analogous communications on the Internet, such as video and audio streaming. There can be no guarantee that the limited regulatory burdens on the Internet to date will not increase or that new laws governing the Internet will not be passed.

         Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect the regulatory status of Internet services, affect telecommunications costs, including the application of access charges to Internet services, or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on the Company's business, financial condition and results of operations. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of services or products. Certain other legislative initiatives, including those involving taxation of Internet services and transactions, Internet regulation and universal service contribution requirements for Internet providers have also been proposed. The Company cannot predict the impact, if any, that these or other laws and regulations or legal or regulatory changes may have on its business.

         The FCC is considering elimination of certain tariff and regulatory requirements applicable to Bell Atlantic as an RBOC. Currently Bell Atlantic must obtain certain regulatory approvals before offering certain advanced telecommunications services. Adoption of new or revised rules could lessen the regulatory burden for Bell Atlantic competition with the Company in providing advanced telecommunications services and could result in Bell Atlantic providing such services on a highly competitive basis.

         Additionally, certain groups are attempting to initiate legislation which could compel ISPs to pay access charges for the use of some of the local networks operated by the RBOCs. The adoption of such laws or regulations could inhibit the continued growth of the Internet or other wide area information networks, impose additional costs on the Company, expose the Company to greater potential liability from regulatory actions or private legal proceedings or otherwise adversely affect the Company's business operations or performance. However, at present, the Company is unable to predict whether any laws or regulations specifically applicable to the Company or its businesses will be adopted, or, if any such laws or regulations are adopted, the nature or extent of their impact on the information technology industry or the Company's business operations or performance.

         Federal and state laws and regulations relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending.

         In addition, legislation has been enacted and new legislation has been proposed that imposes liability for or prohibits the transmission on the Internet of certain types of information. The imposition upon the Company and other Internet access providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative actions and proposals could impact the growth of Internet use. While the Company carries professional liability insurance, it may not be adequate to compensate or may not cover the Company in the event the Company becomes liable for information carried on or disseminated over its networks. See "Risk Factors -- Governmental Regulation."

Legal Proceedings

         A former administrative assistant with NEW filed a complaint on April 25, 1997 with the Vermont Attorney General's Office alleging sexual harassment in the Company's workplace. The plaintiff raised the same claims with the Department of Employment and Training when seeking unemployment compensation for constructive discharge. After considering those claims, the Department of Employment and Training denied her claim for unemployment compensation. NEW has indicated to the Attorney General's Office a willingness to mediate the claims, but believes the claims to be wholly without merit. No investigation has begun by the Attorney General's Office except to request a response from NEW to the Plaintiff's charges.

         A default judgment was entered against the Company on October 2, 1997 in favor of Scientific Atlanta, Inc. in the Windsor Superior Court, State of Vermont. Pursuant to that judgment, the Plaintiff was awarded $19,866.75. The Company has not attempted to contest the judgment and the Plaintiff has not commenced collection proceedings.

Employees

         As of November 30, 1998, the Company had a total of thirteen full-time employees and expects to have approximately 25 full-time employees in the next twelve months. In addition, the Company may engage up to four persons as contract labor for installations in the Mount Mansfield System during the next twelve months. None of the Company's employees is subject to a collective bargaining agreement. The Company has experienced no work stoppages and believes that it has good relations with its employees.

Properties

         The Company owns the real property where its wireless cable television headquarters are located in Ascutney, Vermont. The Company's property consists of a building located on 4.6 acres which includes approximately 1,250 feet of office space. The Company acquired the property in July 1994 for $106,000.

         The Company leases approximately 900 square feet for its wireless cable television service facility in Jericho, Vermont, for a monthly rental of $1,792. In addition, the Company leases space at the transmission site for the Mount Mansfield System under two separate lease agreements at an aggregate monthly rental of $1,728. The leases each have terms of five years with two renewal options remaining of five years each. The leases include space on the top of a transmission tower, a concrete block and brick building which houses receiving and transmission equipment and space for an exterior pad which supports three satellite dish receivers. The Company expects to lease additional office and transmitter space when it launches additional wireless cable systems.

         The Company also leases approximately 500 square feet of office space at 575 Lexington Avenue, 4th Floor, New York City for its executive offices at a monthly rental of $2,600 and leases approximately 800 square feet for its Internet office space at 82 Church Street, 3rd floor, Burlington, Vermont at a monthly rental of $625.


                                   MANAGEMENT

Directors and Executive Officers

         The following table lists certain information about the directors and executive officers of the Company and the person who has agreed to become a director of the Company upon the closing of this offering:

         Name         Age   Position
         ----         ---   --------

Michael Noel Russell   57   Chairman of the Board
David E. Padilla       52   President, Chief Executive Officer, Director
Scott A. Wendel        43   Executive Vice President, Treasurer, Chief Operating
                            and Chief Financial Officer, Director
Leonard Gartner        55   Director (on completion of offering)

         On December 30, 1997, Michael Noel Russell was elected Chairman of the Company's Board of Directors. Mr. Russell has served as Corporate Relations Consultant for Neilson

Management Limited in London, England since 1991. From 1982 to 1991, Mr. Russell was employed as a Corporate Relations executive at Prudential-Bache Securities
(UK) Inc., a subsidiary of Prudential-Bache Insurance Company of America. From 1984 to 1991. Mr. Russell reported to the Chairman of Prudential Bache-Capital Funding (Europe), Inc. and was responsible for marketing and corporate communication in Europe and the Far East for Prudential-Bache Capital Funding, Prudential-Bache Securities and the Prudential Insurance Company of America.

         David E. Padilla joined the Company as President, Chief Executive Officer and a Director effective as of August 1998. Prior to joining the Company, Mr. Padilla was Vice President, Sales of Icon CMT Corp., responsible for operations in the Telecommunications, Cable, Wireless & Utilities Industry. Mr. Padilla served in this position from October 1997 until August 1998. Prior to joining Icon CMT Corp., Mr. Padilla served as Director of Business Development for the Telecommunication Group of Data General Corporation from 1994 to 1997. From 1972 to 1994, Mr. Padilla was employed with Digital Equipment Corporation ("DEC") in various sales and marketing positions, eventually serving as the Intelligent Network Marketing Manager for the Americas and Business Development Manager for the Latin American Region before he left DEC. Mr. Padilla served his country's armed services in the U.S. Navy from 1968 to 1972 and received an Associates degree in electronic engineering from the U.S. Navy. Mr. Padilla also served on the board of directors of The New Mexico Minority Purchasing Council from 1986 to 1988. On April 10, 1996, Mr. Padilla filed a petition under Chapter 7 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (Case No. 96-32917) seeking relief in bankruptcy as at such time, his liabilities exceeded his assets. He obtained a discharge pursuant to Court Order on July 19, 1996.

         Scott A. Wendel was appointed as a Director of the Company in August 1997. He served as the president and chief executive officer of the Company from December 1997 through August 1998. He will continue to serve as Executive Vice President and Treasurer, Chief Financial Officer and as a Director of the Company effective August 1998. He is a founder of and has served as Chief Executive Officer and Chief Operating Officer of New England Wireless, Inc.
(NEW) since its inception in 1991. Mr. Wendel has served as NEW's President since 1991. Prior to founding New England Wireless, Mr. Wendel served as President and Chief Engineer of Wendel Communications in Walpole, New Hampshire from 1988 to 1990, a consulting company. From 1976 to 1988, Mr. Wendel was employed in a variety of positions in the cable television industry, with Covenant Communications in East Alstead, New Hampshire as General Manager; Eastern Communications/James Communications in Springfield, Vermont as Chief Engineer; and Saratoga Cable Television in Saratoga, New York as Installation and Construction Supervisor. He served in the U.S. Army from 1973 to 1976.

     Leonard Gartner is a certified public accountant and has been the principal of Gartner and Company, an accounting firm, for the past five years. His firm specializes in structuring debt and equity instruments, advising clients on the financial and tax aspects of acquisitions, stock option plans and stock issuance matters. Mr. Gartner will also serve as a member of the Company's Audit Committee. Mr. Gartner also serves as a director of INSCI Corporation which is traded on the NASDAQ SmallCap(TM) Market. Mr. Gartner will assume the position of a Director of the Company upon completion of this offering.

         Upon completion of the offering, the Company intends to hire a new Chief Financial Officer. Mr. Russell is expected to continue as Chairman of the Board of Directors. Mr. Russell does not and Mr. Gartner will not devote his full business time and attention to the Company.

         Each Director of the Company holds such position until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. The officers hold office until the first meeting of the Board of Directors following the annual meeting of shareholders and until their successors are chosen and qualified, subject to early removal by the Board of Directors.

         Upon completion of the offering, the Company shall appoint an audit committee consisting of Mr. Padilla, Mr. Russell, and Mr. Gartner. The Company also has adopted a stock option plan.

         Mr. Russell and Mr. Gartner are outside directors and, as such, satisfy NASDAQ's requirement that the board of directors include at least two outside directors.

Advisory Board

         In addition to its Board of Directors, the Company expects to utilize an advisory board to consult with it regarding salient business issues and community affairs issues. Accordingly, the Company's Advisory Board is expected to be divided into two committees, a Business Advisory Committee and a Community Affairs Committee. The Company expects that the advisory board will meet on a regular basis.

         The following persons are expected to serve on the Business Advisory Committee of the Advisory Board:

         Jack Polak has been a member of the Board of Directors of K.T.I., Inc. of Guttenberg, New Jersey, a waste-to-energy company since 1995, and a director of C.C.A. Industries of Secaucus, New Jersey, which manufactures health and beauty aid products, since 1991. Mr. Polak is a private investment banker holding a certification as a member of the Netherlands Institute of Tax Consultants. Mr. Polak also serves as chairman emeritus of the Anne Frank Center U.S.A.

         H. Arne Kristiensen has been self-employed as a civil engineering consultant for the electrical power industry since 1997. From 1988 to 1996, Mr. Kristiensen was employed with ABB Kraft in Drammen, Norway as Sales manager, Norway for transformers. From 1962 to

1988, Mr. Kristiensen was employed by ASEA of Oslo, Norway and its affiliate ASEA, Inc. of New York, eventually serving as manager of the sales and order department for transformers in Oslo.

         Blake Twedt has been a partner in Suncoast Communications since 1988. Suncoast Communications owns channel leases in multiple markets and as such, develops systems and locates buyers or operators for systems in these markets. Prior to joining Suncoast Communications Mr. Twedt served as an active duty officer in the U.S. Army from 1984 to 1988.

         Michael M. Anderson is Manager, New Business Development for AT&T Solutions, Multimedia Cell Center Line of Business. Prior to joining AT&T in August 1998, Mr. Anderson served as Director of Corporate Sales for VocalTec, Inc. Prior to joining VocalTec, Inc. in January 1997, Mr. Anderson served as Director of Strategic Relations for USCONNECT, Inc. From 1992 to February 1996, Mr. Anderson was employed by Novell, Inc. in various positions including Product Manager, Hardware Planning. He was Manager-Catalyst Programs at Sun Microsystems, Inc. from January 1989 through May 1992. He served as Manager, 3rd party software programs for Silicon Graphics from March 1987 through December 1988. From 1985 until March 1987, Mr. Anderson was employed with Bridgeport Machines, Inc. as Sales Engineer and Software Products Manager. Mr. Anderson started his career in 1982 as a field engineer at Appalachian Power Co. He holds a B.S. in Electrical Engineering from Lehigh University.

         Steven J. Schiffman is currently the Vice President of Marketing for the Track and Field Association. During 1997 and a portion of 1998, he was Vice President of Strategic Marketing at NASCAR, responsible for marketing the NASCAR brand. Before joining NASCAR in January 1997, Mr. Schiffman had been employed at Kraft Foods since 1989 as Senior Brand Manager, Brand Manager and Region Brand Manager. From 1995 to 1996, Mr. Schiffman managed the entire Kraft Singles franchise, the largest brand at Kraft Foods. Mr. Schiffman holds a Masters degree in Management from the J.L. Kellogg Graduate School of Management of Northwestern University, and a Bachelors degree in Business Administration -- Marketing from the University of Massachusetts.

         Gerald M. Dash has served as the Director of Marketing and Sales of Bell Atlantic Video Services, Inc., in Chesapeake, Virginia, since September 1996. In that capacity, he assisted in the preparation and development of a digital television system in Hampton Roads, Virginia. Prior to that time, he served as a consultant (from February to September 1996) and as Vice President, Sales (from 1992) of People's Choice-TV Inc., a wireless cable television company located in Tucson, Arizona.

         Brian Kiernan is Senior Vice President of InterDigital Communications Corporation ("IDC") of King of Prussia, Pennsylvania with responsibility for development of new market and product initiatives, a position he has held since 1993. Prior to that time, Mr. Kiernan was President of USTC World Trade Corporation, an international sales and marketing subsidiary of IDC's predecessor company, International Mobile Machines ("IMM") from 1991 to 1992. Prior to holding that position, Mr. Kiernan was IMM's Vice President of Engineering and Operations with responsibilities for areas of product development and sales engineering, manufacture, product support and quality assurance.

         Robert Morris is currently an independent consultant operating from offices in New York City. In that capacity, Mr. Morris provides consulting services concerning profit and loss management, business development, strategic planning, project management, and sales and marketing. From June 1997 through June 1998, Mr. Morris was the president and chief executive officer at Omniverse Digital Solutions, an entertainment technology company. From 1991 until June 1997, he was the vice president of sales and marketing and then the president of Dimensional Visions Group, a stereoscopic imaging/3D company. From 1984 through 1991, he was director of sales and marketing for NameBreak, a corporate image management firm and then vice president of sales and marketing for Paro, Inc., a venture capital firm. From 1972 through January 1984, Mr. Morris was Director of Sales and Marketing, National Sales Manager and New Product Manager for the Media Products Group of IBM and in addition, from March 1982, for the Media Products Group of Memorex.

         Scott B. Mexic holds BA, MBA and JD degrees from Tulane University and an LL.M. in Taxation from Boston University. He currently serves as the Attorney-Advisor to the Chief Financial Officer at the U.S. Department of Housing and Urban Development. Prior to assuming this position with HUD in 1997, Mr. Mexic served for three years as the Legislative Fellow and Telecommunications advisor to the Honorable Solomon P. Ortiz, a Member of the U.S. House of Representatives. Prior to that, he served in a variety of public sector positions, including an appointment as the Special Counsel for Privatization within The Executive Office of The President from 1986 through 1989 under President Ronald Reagan and President George Bush.

         The members of the Community Affairs Committee of the Advisory Board are as follows:

         Nils Bonde-Henriksen has been employed since September 1993 by Sight Resource Corporation of Holliston, Massachusetts, a company which provides eye care products and services. Since January 1996, he has held the post of Manager of Corporate Communications at such firm. Prior to working at Sight Resource, Mr. Bonde-Henriksen served as a development consultant in Cambridge, Massachusetts providing real estate appraisal, real estate marketing consultation and associated services.

         Albert Kalter has been engaged in the private practice of law in his own firm in New York City since 1961. Mr. Kalter specializes in taxation, with particular focus on estate and gift tax issues. Mr. Kalter is also Chairman and Professor of Taxation, Pace University Lubin School of Business, and Adjunct Professor of Law, New York Law School.

         Norman Segal served as a member of the Board of Directors of the New College Library Association in Sarasota, Florida from 1990 to 1997 and from 1992 to 1995, served as Chairman of the New College Book Fair and Reading Festival, an annual event promoting reading skills for children and adults. He is currently, and since 1993 has been involved with fundraising on behalf of Suncoast Gerontology of Tampa, Florida, which is engaged in research activities regarding Alzheimer's Disease.

Executive Compensation

         The following table sets forth information concerning the compensation paid or accrued by the Company during the three fiscal years ended June 30, 1998 to its Chief Executive Officer. Alan R. Ackerman, the Company's Principal Stockholder served as the Company's president and Chief Executive Officer from its inception in 1994 until December 1, 1997. Mr. Ackerman never received any cash compensation for his services. Scott A. Wendel succeeded Mr. Ackerman as president and Chief Executive Officer commencing in December 1997. No executive officer of the Company received annual compensation in excess of $100,000 with respect to fiscal 1998.

                                            SUMMARY COMPENSATION TABLE
                               Annual Compensation                        Long-Term Compensation
                               ------------------------         -----------------------------------------
                      Year                      Other                                             All
                      Ended                     Annual                      Restricted   LTIP     Other
Name and              June                      Compen-          Options     Stock       Pay-     Compen-
Principal Position    30,      Salary   Bonus   sation           SARs        Awards      outs     sation
------------------    -----    ------   -----   -------          -------    ----------   ----     -------
Alan R. Ackerman      1998      $ -0-   $ -0-   $ -0-         402,776shs(1)   -0-        $ -0-     $ -0-
 president and        1997      $ -0-   $ -0-   $ -0-               -0-       -0-        $ -0-     $ -0-
 chief executive      1996      $ -0-   $ -0-   $ -0-               -0-       -0-        $ -0-     $ -0-
 officer (until
 12/1/97)

Scott A. Wendel       1998     $62,000  $ -0-   $ -0-               -0-       -0-        $ -0-     $ -0-
 president and        1997     $62,000  $ -0-   $ -0-               -0-       -0-        $ -0-     $ -0-
 chief executive      1996     $62,000  $ -0-   $ -0-               -0-       -0-        $ -0-     $ -0-
 officer (12/1/97-
 8/17/98)

-----------------

(1) Mr. Ackerman is not currently an employee of the Company. In August 1997, the Company issued to Mr. Ackerman for services previously rendered as the Company's chief executive officer from its inception in 1994, options to purchase 402,776 shares of its Common Stock. The options are currently exercisable and expire on April 1, 2001. The options are exercisable at the lesser of $3.00 per share or 50% of the price per share of the Company's Common Stock (determined with reference to the price per Unit of the Company's securities if the Company's Common Stock is included in such Units) in a public offering of the Company's securities registered with the Securities and Exchange Commission.

Employment Agreements

         Effective August and September 1998, the Company executed employment agreements expiring December 31, 2001 with David E. Padilla and Scott A. Wendel. Pursuant to his agreement, Mr. Padilla will serve as the Company's president and chief executive officer at an annual salary of $140,000 increasing to $160,000 upon the earlier of completion of this offering or February 17, 1998. In addition, the Company has agreed to issue options to Mr. Padilla exercisable to purchase 175,000 shares of its Common Stock. Mr. Wendel's agreement provides that he will serve as the Company's executive vice president and chief operating officer at an annual salary of $62,000 increasing to $105,000 upon the earlier of completion of this offering or February 17, 1998. Mr. Wendel's annual salary will be increased to $125,000 in calendar year 2000 provided the Company's wireless cable related revenues in calendar year 1999 total at least $800,000, and will increase to $150,000 in calendar year 2001 provided such revenues in calendar year 2000 total at least $1,500,000. In addition, the Company has agreed to issue options to Mr. Wendel exercisable to purchase 165,000 shares of its Common Stock. During the initial term, if the Company determines to terminate either executive's employment, the Company is required to pay the executive an amount equal to his base salary for the remaining period of the initial term plus an amount equal to 100% of his annual base salary then in effect. In the event of termination by the Company after the initial term, the Company is required to pay the executive an amount equal to 75% of his annual base salary then in effect. Each employment agreement contains a non-competition provision restricting the executive from competing with the Company for a period of one year after termination of his employment. However, no assurances can be given that a court with appropriate jurisdiction will enforce such provision, in whole or in part.

Stock Options

         In August 1998, the Company's directors adopted the 1998 Stock Option Plan (the "1998 Plan") reserving an aggregate 550,000 shares of Common Stock for issuance upon exercise of options granted under the Plan. The 1998 Plan was ratified by the Company's Principal Stockholder in August 1998 in accordance with Delaware law at a time when he owned more than 50% of the Company's outstanding Common Stock.

         The 1998 Plan provides for the grant of options to directors, executives (officers) and key employees of the Company and its subsidiaries. Under the terms of the 1998 Plan, options granted thereunder may be designated as options which qualify for incentive stock option treatment ("ISOs") under
Section 422A of the Internal Revenue Code of 1986, as amended, or options which do not so qualify ("Non-ISOs").

         The 1998 Plan is administered by the Board of Directors or by a Stock Option Committee designated by the Board of Directors. The Board or the Stock Option Committee, as the case may be, has the discretion to determine the eligible officers, directors and key employees to whom, and the times and the prices at which, options will be granted; whether such options shall be ISOs or Non-ISOs; the periods during which each option will be exercisable; and the number of shares subject to each option. The Board or Committee shall have full authority to interpret the 1998 Plan and to establish and amend rules and regulations relating thereto.

         Under the 1998 Plan, the exercise price of an option designated as an ISO shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option designated as an ISO is granted to a ten percent stockholder such exercise price shall be at least 110% of such fair market value. Exercise prices of Non- ISO options may be less than such fair market value. The aggregate fair market value of shares subject to options granted to a participant which are designated as ISOs which first become exercisable in any calendar year shall not exceed $100,000.

         On August 20, 1998, the Board of Directors granted options pursuant to the 1998 Plan to 17 individuals including officers, directors (and a nominee for director) and key employees, exercisable to purchase an aggregate 498,500 shares of Common Stock at an exercise price of $3.00 per share. One executive officer who was awarded options to purchase 100,000 shares has left the Company's employ. As a result, his options were cancelled and new options exercisable to purchase 100,000 shares were granted in equal amounts to Messrs. Padilla and Wendel. All of the options are for a five-year term except for the options issued to Messrs. Padilla and Wendel which are each for a term of ten years. Those officers and directors (and the nominee for director) who have been granted options and the number of shares issuable upon exercise of same are as follows:

                  Optionee                       Shares Issuable upon Exercise

         Michael Noel Russell                             30,000
         David E. Padilla                                175,000
         Scott A. Wendel                                 165,000
         Leonard Gartner                                  30,000

         The Company has also agreed to the issuance of stock options exercisable to purchase 2,500 shares of Common Stock to each member of its Advisory Board upon the satisfactory completion of the first year of service on the Advisory Board. The options are exercisable at $3.00 per share.

Director's Compensation

         The Company has also agreed to pay to each of its outside Board members a meeting fee of $500 per meeting plus reimbursement of their reasonable costs and expenses of attending the Board meetings and Committee meetings of the Board of Directors.

Indemnification

         Section 145 of the Delaware General Corporations Law (DGCL) affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article Tenth of the Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section.

         Section 102(b)(7) of the DGCL gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under
Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Certificate of Incorporation states that to the maximum extent permitted by Section 102(b)(7) of the DGCL, the personal liability of a director of the Company shall be eliminated.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

         Upon its incorporation in April 1994, the Company issued 1,509,235 shares of its Common Stock to Alan R. Ackerman (the "Principal Stockholder") for total consideration of $15,000. In addition, the Principal Stockholder exchanged $250,000 of prior indebtedness of New England Wireless, Inc. ("NEW") owed to him for 83,334 shares of the Company's Common Stock on the same terms and conditions as other noteholders of NEW on March 11, 1995. As of September 30, 1998, the Company was indebted to the Principal Stockholder in the amount of $2,174,000 (including approximately $53,000 of interest accrued at an annual rate of 10%). The Company and the Principal Stockholder have agreed that the Company will pay $1,684,000 our of the net proceeds of this offering in reduction of this indebtedness, all of which will be applied to principal. The balance will be paid in 24 equal monthly installments of $25,123 (representing principal and interest) commencing in January 1999.

         Mr. Ackerman served as the Company's chief executive officer without pay from its inception in 1994 until Mr. Wendel succeeded him in such position on December 1, 1997.

During his term of office, Mr. Ackerman helped the Company to create and develop its business strategy for marketing its services both domestically and internationally as communications technologies evolved, including voice telephony, Internet and E commerce. In consideration for these services, the Company during the first quarter of fiscal 1998 issued options to Mr. Ackerman exercisable to purchase 402,776 shares of the Company's Common Stock. See "Management -- Executive Compensation" above.

         Scott A. Wendel acquired 165,715 shares of the Company's Common Stock through his exchange of shares of common stock of NEW on the same terms and conditions as other shareholders of NEW in connection with the merger of NEW with a subsidiary of the Company in March 1995. Subsequent stock transfers by Mr. Wendel for personal reasons as well as in order to advance loans to the Company and to induce employees to continue their employment reduced his ownership to its current 48,138 shares of Common Stock. In addition, Mr. Wendel agreed to post 15,000 of his shares as collateral with three investors to secure repayment by the Company of $100,000 in borrowings made in March and April 1998.

         Leonard Gartner, a nominee for director who will take office after completion of this offering, acquired his 21,478 shares of the Company's Common Stock and warrants to purchase 17,500 shares of its Common Stock in consideration for his loans to the Company in fiscal 1996 and 1997 and his subsequent conversion of an aggregate $69,715 in loans and accrued interest. In addition, the Company issued warrants to purchase 2,500 shares of Common Stock to Mr. Gartner in June 1997 for his providing of tax consulting services to the Company.

         Alan Husak, a more than 5% beneficial owner of the Company's Common Stock, acquired his 200,548 shares of Common Stock and warrants to purchase 321,910 shares of Common Stock in consideration for his lending an aggregate $1,030,263 to the Company in fiscal 1996, 1997, 1998 and the first seven months of fiscal 1999 and by converting $470,263 of such indebtedness plus accrued interest into Common Stock. Mr. Husak currently holds an aggregate $560,000 in principal amount of the Company's promissory notes convertible into an aggregate 186,667 shares of Common Stock. The notes were issued in consideration for $560,000 of loans Mr. Husak made to the Company in September and October 1998 and in January 1999 ($150,000 at an annual interest rate of 10% and $410,000 at an annual interest rate of 15%). Mr. Husak was issued an additional 17,500 warrants in fiscal 1997 and 37,500 warrants in fiscal 1999 for management consulting services rendered to the Company by him from April 1996 through September 30, 1998. As a result of the hiring of Mr. Padilla as chief executive officer in August 1998, Mr. Husak's future consulting services are expected to be minimal.

         James Welch, also a more than 5% beneficial owner of the Company's Common Stock, acquired 119,571 of his 154,089 shares of Common Stock and warrants to purchase 102,989 shares of Common Stock in consideration for his loans to the Company in fiscal 1996, 1997, 1998 and 1999 and his subsequent conversion of an aggregate $366,212 in loans and accrued interest. He acquired the remaining 34,518 shares in private purchases.

         Except as set forth, there are currently no proposed transactions between the Company and its officers, directors, shareholders, and affiliates. Although future transactions between the Company and such parties are possible, including a transaction relating to a business opportunity, the Board of Directors of the Company has recently adopted a policy regarding transactions between the Company and any officer, director or affiliate, including loan transactions, requiring that all such transactions be approved by a majority of the independent and disinterested members of the Board of Directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of January 8, 1999 concerning beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, (ii) each director and nominee for director, and (iii) all officers and directors of the Company as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of the Common Stock outstanding on said date, all shares of Common Stock issuable to such holder in the event of exercise of outstanding options and warrants owned by such holder at said date which are exercisable within 60 days of such date, and all shares of Common Stock issuable to such holder in the event of ists of conversion of convertible notes owned by such holder at such date which are exercisable within 60 days of such date. The percentage ownership set forth in the "After Offering" column assumes non-exercise of the Representative's over-allotment option, the Warrants and the Underwriters' Warrants.

                                                                                Percentage Ownership
                                             Shares of Common                   --------------------
         Name and Address of                 Stock Beneficially                 Before         After
         Beneficial Owner                         Owned(1)                      Offering       Offering
         -------------------                 ------------------                 --------       --------
Directors and Nominee*

         Michael Noel Russell                  30,000 shs(2)                       .9%            .6%
         David E. Padilla                      43,333 shs(3)                      1.0%            .9%
         Scott A. Wendel                       81,471 shs(4)                      2.5%           1.7%
         Leonard Gartner                       71,478 shs(5)                      2.2%           1.5%

         Executive Officers and Directors
         as a Group (four persons)            226,282 shs(2)(3)(4)(5)             6.7%           4.6%

                                       69

                                                                                Percentage Ownership
                                             Shares of Common                   --------------------
         Name and Address of                 Stock Beneficially                 Before         After
         Beneficial Owner                         Owned(1)                      Offering       Offering
         -------------------                 ------------------                 --------       --------

Other 5% Holders

         Alan R. Ackerman                     1,920,335 shs(6)                   53.0%          37.5%
         201 East 79th Street
         New York, New York 10021

         Alan Husak                             709,126 shs(7)                   18.9%          13.5%
         403 Port Jersey Boulevard
         Jersey City, New Jersey 07305

         James Welch                            273,745 shs(8)                    8.1%           5.6%
         509 Wycliff Way
         Alexandria, Louisiana 71303

------------
         *The address of all of the Company's directors and executive officers is c/o the Company, 575 Lexington Avenue, 4th Floor, New York, New York 10022.

(1) Except as otherwise noted, each holder named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.
(2) Consists of 30,000 shares issuable upon exercise of options at an exercise price of $3.00 per share.
(3) Consists of 10,000 shares owned directly and 33,333 shares issuable upon exercise of options at an exercise price of $3.00 per share. Does not include 141,667 shares issuable upon exercise of options at an exercise price of $3.00 per share which options are exercisable to purchase an additional 33,333 shares in each calendar year commencing in calender year 2000.
(4) Consists of 48,138 shares owned directly and 33,333 shares issuable upon exercise of options at an exercise price of $3.00 per share. Does not include 131,667 shares issuable upon exercise of options at an exercise price of $3,00 per share which options are exercisable to purchase an additional 33,333 shares in each calendar year commencing in calender year 2000.
(5) Consists of 21,478 shares owned directly and 50,000 shares issuable upon exercise of options and warrants at an exercise price of $3.00 per share. Mr. Gartner is a nominee for director. See "Management."
(6) Consists of 1,542,569 shares owned directly and 377,766 shares issuable upon exercise of options at an exercise price of $3.00 per share.
(7) Consists of 200,548 shares owned directly, 321,910 shares issuable upon exercise of warrants at an exercise price of $3.00 per share and 186,667 shares issuable upon conversion of an aggregate $560,000 in principal amount of convertible notes. Mr. Husak has transferred all of these warrants to his three adult children and three of his employees and disclaims beneficial ownership of the shares underlying the warrants.

(8) Consists of 154,089 shares owned directly, 102,989 shares issuable upon exercise of warrants at an exercise price of $3.00 per share and 16,667 shares issuable upon conversion of an aggregate $50,000 in principal amount of convertible notes.

                                  UNDERWRITING

         Subject to terms and conditions contained in an underwriting agreement ("Underwriting Agreement"), the Underwriters named below, for whom Tasin & Company, Inc. is acting as the representative ("Representative") have severally agreed to purchase the number of Units from the Company set forth opposite their names below.

         Underwriter                                          Number of Units
         -----------                                          ---------------
         Tasin & Company, Inc.




                                                                  ---------
                                                                  1,500,000
                                                                  =========
         The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Units are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the Units are purchased by the Underwriters pursuant to the Underwriting Agreement, all Units (other than the Units covered by the over-allotment option described below) must be so purchased.

         The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the Company's securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than they would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq Stock Market and/or on the OTC Bulletin Board.

         The Company has been advised by the Representative that the Underwriters propose to offer the Units to the public initially at the price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $____ per Unit. The Underwriters may allow, and such dealers may re-allow, discounts not in excess of $____ per Unit to any other Underwriter and certain other dealers. The offering price, concessions and discounts will not be changed until after the initial public offering has been completed.


         The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. To the extent that this section may purport to provide exculpation from possible liabilities arising under the federal securities laws, it is the position of the Commission that such indemnification is contrary to public policy and unenforceable.

         The Company has agreed to pay to the Underwriters a non-accountable expense allowance of three percent (3%) of the gross proceeds of this offering (including proceeds attributable to any securities purchased pursuant to the Representative's over-allotment option).

         Upon the exercise of any Warrants and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriters a commission equal to ten percent (10%) of the gross proceeds received by the Company from the exercise of the Warrants provided such exercise occurs at least one year after the effective date of the Registration Statement of which this Prospectus forms a part. No compensation will be paid to the Underwriters in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in discretionary accounts, (c) the Warrants are exercised in an unsolicited transaction, (d) disclosure of compensation arrangements was not made at the time of the offering and the exercise of the Warrants, or (e) the solicitation of the exercise of the Warrants did not comply with Regulation M promulgated under the Securities Exchange Act of 1934.

         The Company has agreed to sell to the Representative or its designees, at nominal consideration, a total of 150,000 Warrants (the "Underwriters' Warrants") to purchase a like number of Units of the Company (the "Underwriters' Units"). Each of the Underwriters' Units consists of one share of Common Stock and one five-year Warrant identical to the Warrant contained in the Units offered to the public hereunder but exercisable at $15 per share. The Underwriters' Warrants will be exercisable at a per Unit price equal to 150% of the public offering price per Unit. The Underwriters' Warrants will be exercisable for a period of five years commencing on the date of this Prospectus. The Underwriters' Warrants and the underlying securities may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this Prospectus except to officers or partners of the Underwriters and members of the selling group and/or their officers or partners. Any profit realized upon any resale of the Underwriters' Warrants or upon any sale of the shares of Common Stock or Warrants underlying the same may be deemed to be additional Underwriters' compensation. The Company has agreed to register (or file a post-effective amendment with respect to any registration statement registering) the Underwriters' Warrants and their underlying securities under the Securities Act at its expense subject to the rules and regulations of the National Association of Securities Dealers, Inc. during the period commencing on the first anniversary of the effective date and ending on the fifth anniversary of the effective date of this offering. The Company has agreed to pay a finder's fee to the Representative if the Company enters into an agreement to sell all or substantially all of the assets of the Company to a party introduced by the Representative within two years from the initial public offering.

         In addition, the Company has agreed to include the Underwriters' Warrants and the underlying securities in any Registration Statement filed by the Company during the period commencing one year after the effective date of the offering and ending on the seventh anniversary of such effective date.

         For the life of the Underwriters' Warrants, the holders are given, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as such Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of such Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the Underwriters' Warrants.

         In March and April 1998, the Company borrowed an aggregate $150,000 through the sale of $150,000 of promissory notes, payable with interest at an annual rate of 15%, to four customers of the Representative. In connection with the sale, the Company issued warrants exercisable to purchase an aggregate 37,500 shares of its Common Stock to the lenders and paid an aggregate $15,000 in commissions to two individuals associated with the Representative.

         The Company has agreed to provide to the Representative the right to designate a member of its board of directors for a period of five years. The Representative has not designated any such representative to date. Prior to this offering, there has been no public market for the Units. Accordingly, the offering price of the Units was determined by negotiation between the Company and the Representative. Factors considered in determining such price, in addition to prevailing marketing conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the general condition of the securities market, and such other factors as were deemed relevant.

         The Underwriters do not intend to make sales to accounts over which they exercise discretionary authority in excess of 2% of the Units offered hereby.

                            DESCRIPTION OF SECURITIES

         The Company will issue pursuant to the Offering, 1,500,000 Units each consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant.

         The following summaries of the terms of the Company's securities is intended to address all material aspects of the Company's securities. With respect to Preferred Stock and Common Stock, the discussion is qualified in all respects by reference to the Certificate of Incorporation and By-Laws of the Company.

Preferred Stock

         The Board of Directors has the authority to issue 2,500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of the Company's Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

Common Stock

         The Company is authorized to issue 20,000,000 shares of Common Stock, $.01 par value, of which 3,244,948 shares are issued and outstanding. The issued and outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights and are not subject to further calls or assessments once fully paid.

         Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to any prior rights accruing to any holders of Preferred Stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionately in all assets available for distribution to such holders. As of August 31, 1998, there were 100 registered holders of the Company's Common Stock.

Common Stock Purchase Warrants

         The following summary of the material provisions of the Warrants is qualified in all respect by reference to the actual text of the Warrant Agreement between the Company and

North American Transfer Co. (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part. See "Additional Information."

         The Company is offering hereby an aggregate of 1,500,000 Warrants (1,725,000 if the Underwriters' over-allotment option is exercised in full). Each Warrant entitles the holder thereof to purchase, at any time from the date of this Prospectus through the fifth anniversary of the date of this Prospectus, one share of Common Stock at a price of $10.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

         The Warrants are subject to redemption by the Company, at any time commencing twelve months after the date of this Prospectus, at a price of $.10 per Warrant upon 30 days prior written notice if the closing sale or bid price per share of the Common Stock equals or exceeds $12.00 per share for the 20 consecutive trading days ending on the fifteenth trading day prior to the mailing of the notice of the redemption. The exercise price of the Warrants should in no event be regarded as an indication of any future market price of the securities offered hereby. See "Underwriting" as to the commissions to be paid by the Company to the Underwriters upon exercise of the Warrants provided certain conditions are met.

         The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock. The Warrants do not confer upon the holders, any voting or any other rights as shareholders of the Company.

         The Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Warrants reside in order to comply with applicable laws in connection with the exercise of Warrants and the resale of the Common Stock issued upon such exercise. The Company, therefore, will be required to file post-effective amendments to its registration statement when subsequent events require such amendments in order to continue the registration of the Common Stock underlying the Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws. Its failure to do so may restrict the ability of the Warrant holders to exercise the Warrants and resell or otherwise dispose of the underlying Common Stock. See "Risk Factors -- Non-Registration of Securities in Certain Jurisdictions."

         In addition to the Warrants being offered hereby, the Company currently has outstanding warrants and options exercisable to purchase an aggregate 1,697,161 shares of Common Stock (including warrants it is committed to issue within 90 days after completion of this offering exercisable to purchase 52,900 of such shares).

Transfer Agent or Registrar

         The Transfer Agent and Registrar for the Common Stock is North American Transfer Co., 147 W. Merrick Road, Freeport, New York 11520.

Shares Eligible for Future Sale

         Upon completion of this offering, members of management and other existing shareholders of the Company will own 3,244,948 shares of Common Stock of the Company, representing approximately 68% of the outstanding shares of Common Stock immediately following the offering. All of these shares are deemed "restricted securities" as defined by Rule 144 under the Securities Act of 1933, as amended (the "Act") and were acquired or were derived from securities purchased prior to the date hereof. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one percent (1%) of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a two-year holding period without any quantity limitations. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Common Stock. The vast majority of shares issued prior to inception of the offering (other than shares held by affiliates) may be sold pursuant to Rule 144 immediately after completion of the offering; however, shareholders of the Company owning an aggregate _,___,___ shares of Common Stock and holders of options, warrants and convertible notes exercisable to purchase or convertible into an aggregate _,___,___ shares of Common Stock have agreed with the Representative not to offer or sell any shares of Common Stock for a period of 13 months following the date of this Prospectus without the prior written consent of the Representative.

                                  LEGAL MATTERS

         The validity of the securities offered by this Prospectus will be passed upon for the Company by Tolins & Lowenfels, A Professional Corporation, of New York, New York, as securities counsel, and Gravel and Shea, a Professional Corporation, of Burlington, Vermont, as corporate counsel. Lester Morse, P.C. of Great Neck, New York, has served as counsel to the Underwriters in connection with this offering.

                                     EXPERTS

         The consolidated financial statements of Worldwide Wireless Systems, Inc. as of June 30, 1998 and for the years ended June 30, 1998 and June 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the substantial doubt about the Company's ability to continue as a going concern, as discussed in Note A to the Financial Statements) appearing in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the Common Stock and Warrants to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares and Warrants offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be copied and inspected, without charge, at the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 1801 California Street, Suite 4800, Denver, Colorado 80202-2648 and 7 World Trade Center, Suite 1300, New York, NY 10048.Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC 20549, upon payment of certain fees prescribed by the Commission. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov).

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Contents
                                                                                                                      Page
                                                                                                                      ----
Independent Auditors' Report                                                                                           F-2

Consolidated Financial Statements

   Balance sheet as of June 30, 1998 and September 30, 1998 (unaudited)                                                F-3

   Statements of operations for the years ended June 30, 1998 and 1997 and
      for the three month periods ended September 30, 1998 and 1997 (unaudited)                                        F-4

   Statements of changes in capital deficiency for the years ended June 30, 1998 and 1997
      and for the three month period ended September 30, 1998 (unaudited)                                              F-5

   Statements of cash flows for the years ended June 30, 1998 and 1997 and
      for the three month periods ended September 30, 1998 and 1997 (unaudited)                                        F-6

   Notes to financial statements                                                                                       F-7

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Worldwide Wireless Systems, Inc.
Ascutney, Vermont


We have audited the accompanying consolidated balance sheet of Worldwide Wireless Systems, Inc. and subsidiary (the "Company") as of June 30, 1998 and the related consolidated statements of operations, changes in capital deficiency and cash flows for the years ended June 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Worldwide Wireless Systems, Inc. and subsidiary as of June 30, 1998 and the consolidated results of their operations and their consolidated cash flows for the years ended June 30, 1998 and 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has sustained operating losses since inception, has a working capital deficiency, is unable to pay debt currently due, and is delinquent in making certain lease payments to wireless channel license holders and sublessors. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Richard A. Eisner & Company, LLP

New York, New York
August 7, 1998

With respect to Notes E[1] and H
September 24, 1998

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY


Consolidated Balance Sheet

                                                                                                 June 30,      September 30,
                                                                                                   1998            1998
                                                                                               ------------   ---------------
                                                                                                                (unaudited)
ASSETS
Current assets:
   Cash                                                                                     $         1,000   $       105,000
   Accounts receivable                                                                                8,000             7,000
   Prepaid expenses and other current assets                                                         23,000            26,000
                                                                                            ---------------  ----------------

      Total current assets                                                                           32,000           138,000

Property and equipment, net                                                                         992,000           903,000
Wireless channel rights, net                                                                        100,000            96,000
Installation labor, net                                                                              21,000            19,000
Deferred offering costs                                                                             286,000           359,000
Security deposits and other assets                                                                    2,000             3,000
                                                                                            ---------------  ----------------

                                                                                            $     1,433,000   $     1,518,000
                                                                                            ===============   ===============

LIABILITIES
Current liabilities:
   Notes payable - current                                                                  $     2,869,000   $     2,648,000
   Current portion of mortgages payable                                                               3,000             3,000
   Accounts payable                                                                                 723,000           753,000
   Accrued expenses                                                                               1,072,000           653,000
                                                                                            ---------------  ----------------

      Total current liabilities                                                                   4,667,000         4,057,000

Notes payable - noncurrent                                                                                            353,000
Mortgages payable                                                                                    67,000            66,000
                                                                                            ---------------  ----------------

      Total liabilities                                                                           4,734,000         4,476,000
                                                                                            ---------------  ----------------

Commitments, contingencies and other matters

CAPITAL DEFICIENCY
Preferred stock - authorized 2,500,000 shares; none issued and outstanding
Common stock - par value $.01 per share; authorized 20,000,000 shares;
   issued and outstanding, 2,989,399 and 3,244,948 shares at June 30, 1998
   and September 30, 1998, respectively                                                              30,000            32,000
Additional paid-in capital                                                                        4,462,000        10,084,000
Deferred compensation                                                                                              (2,448,000)
Accumulated deficit                                                                              (7,793,000)      (10,626,000)
                                                                                            ---------------  ----------------

      Total capital deficiency                                                                   (3,301,000)       (2,958,000)
                                                                                            ---------------  ----------------

                                                                                            $     1,433,000   $     1,518,000
                                                                                            ===============   ===============

See notes to financial statements                                           F-3

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY


Consolidated Statements of Operations

                                                                                                          Three Months Ended
                                                                           Year Ended June 30,               September 30,
                                                                      ---------------------------   ----------------------------
                                                                          1998           1997           1998           1997
                                                                      -------------   -----------   ----------------------------
                                                                                                            (unaudited)
Service revenue                                                    $   354,000     $   355,000      $    85,000      $    97,000
                                                                      --------        --------      -----------      -----------

Costs and expenses:
   Service cost                                                        101,000         101,000           27,000           27,000
   Programming and license fees                                        869,000         851,000          203,000          231,000
   Selling, general and administrative expenses                      1,812,000         768,000          239,000        1,169,000
                                                                     ---------       ---------      -----------      -----------

      Total costs and expenses                                       2,782,000       1,720,000          469,000        1,427,000
                                                                     ---------       ---------      -----------      -----------

Operating loss before other (expense) income                        (2,428,000)     (1,365,000)        (384,000)      (1,330,000)
Other (expense) income:
   Interest                                                         (1,624,000)       (402,000)      (2,449,000)        (684,000)
   Miscellaneous                                                        (5,000)        (44,000)                            1,000
                                                                     ---------       ----------     -----------      --------------

Net loss                                                           $(4,057,000)    $(1,811,000)     $(2,833,000)     $(2,013,000)
                                                                   ===========     ===========      ===========      ===========

Net loss per share - basic and diluted                                  $(1.37)         $(0.65)          $(0.92)          $(0.70)
                                                                        ======          ======           ======            ======

Weighted average number of common shares                             2,963,000       2,792,000        3,075,000        2,895,000
                                                                   ===========     ===========      ===========      ==============


See notes to financial statements                                           F-4

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Capital Deficiency



                                                                       Common Stock
                                                      ----------------------------------------------
                                                            Issued                    Treasury
                                                      -------------------        -------------------
                                                      Shares       Amount        Shares       Amount
                                                      ------       ------        ------       ------
Balance - June 30, 1996                              2,763,398     $28,000
Litigation settlement paid by stockholders
Common stock issued on conversion of debt               95,000       1,000
Common stock issued for interest                           563
Warrants issued in connection with financing
Warrants issued for services
Compensation charge in connection with
   services rendered by an officer/stockholder
Net loss
                                                     ---------     -------
Balance - June 30, 1997                              2,858,961      29,000
Common stock issued on conversion of debt
   and interest                                        130,438       1,000
Warrants issued in connection with financing
Common stock received from
   stockholder/officer in settlement
   of advances                                                                   (15,000)     $(25,000)
Treasury stock issued in connection with
   financing                                                                      15,000        25,000
Compensation charge in connection with
   issuance of option to officer/stockholder
Warrants issued for services
Net loss
                                                     ---------     -------       -------      --------
Balance - June 30, 1998                              2,989,399      30,000             0             0
Common stock issued on conversion of debt
   and interest                                        255,549       2,000
Warrants issued in connection with financing
Warrants issued for services
Interest charge on issuance of convertible
   promissory note
Compensatory stock options granted
Net loss
                                                     ---------     -------       -------      --------
Balance - September 30, 1998 (unaudited)             3,244,948     $32,000             0      $      0
                                                     =========     =======       =======      ========



                                                     Additional                                             Total
                                                       Paid-in          Deferred         Accumulated       Capital
                                                       Capital        Compensation         Deficit        Deficiency
                                                      ----------      ------------       -----------      ----------
Balance - June 30, 1996                               $   794,000                       $ (1,925,000)    $(1,103,000)
Litigation settlement paid by stockholders                108,000                                            108,000
Common stock issued on conversion of debt                 297,000                                            298,000
Common stock issued for interest                            2,000                                              2,000
Warrants issued in connection with financing              218,000                                            218,000
Warrants issued for services                               18,000                                             18,000
Compensation charge in connection with
   services rendered by an officer/stockholder            175,000                                            175,000
Net loss                                                                                  (1,811,000)     (1,811,000)
                                                      -----------                        -----------     -----------
Balance - June 30, 1997                                 1,612,000                         (3,736,000)     (2,095,000)
Common stock issued on conversion of debt
   and interest                                           847,000                                            848,000
Warrants issued in connection with financing              820,000                                            820,000
Common stock received from
   stockholder/officer in settlement
   of advances                                                                                               (25,000)
Treasury stock issued in connection with
   financing                                               38,000                                             63,000
Compensation charge in connection with
   issuance of option to officer/stockholder              943,000                                            943,000
Warrants issued for services                              202,000                                            202,000
Net loss                                                                                  (4,057,000)     (4,057,000)
                                                      -----------                        -----------     -----------
Balance - June 30, 1998                                 4,462,000                         (7,793,000)     (3,301,000)
Common stock issued on conversion of debt
   and interest                                         2,042,000                                          2,044,000
Warrants issued in connection with financing              796,000                                            796,000
Warrants issued for services                               41,000                                             41,000
Interest charge on issuance of convertible
   promissory note                                        250,000                                            250,000
Compensatory stock options granted                      2,493,000     $(2,448,000)                            45,000
Net loss                                                                                  (2,833,000)     (2,833,000)
                                                      -----------     -----------       ------------     -----------
Balance - September 30, 1998 (unaudited)              $10,084,000     $(2,448,000)      $(10,626,000)    $(2,958,000)
                                                      ===========     ===========       ============     ===========



See notes to financial statements                                           F-5

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows




                                                                                                      Three Months Ended
                                                                     Year Ended June 30,                 September 30,
                                                                 ------------------------------------------------------------
                                                                    1998             1997            1998            1997
                                                                 -----------      -----------     -----------     -----------
                                                                                                          (unaudited)
Cash flows from operating activities:
   Net loss                                                      $(4,057,000)     $(1,811,000)    $(2,833,000)    $(2,013,000)
   Adjustments to reconcile net loss to net cash used
      in operating activities:
        Depreciation and amortization                                431,000          407,000         107,000         119,000
        Loss on disposal of equipment                                  9,000           72,000
        Noncash litigation settlement                                                 108,000
        Warrants issued for services                                 202,000           18,000          41,000          80,000
        Noncash compensation for options issued                      943,000          175,000                         943,000
        Noncash interest charge on debt conversion                   457,000                        1,278,000         383,000
        Noncash interest charge on issuance of convertible
           promissory note                                                                            250,000
        Amortization of debt discount                                898,000          179,000         836,000         217,000
        Amortization of deferred compensation                                                          45,000
        Changes in:
           Accounts receivable                                        (1,000)           1,000           1,000
           Prepaid expenses and other current assets                  17,000            8,000          (3,000)         19,000
           Security deposits and other assets                         14,000            3,000          (1,000)         14,000
           Accounts payable and accrued expenses                     570,000           23,000         102,000         139,000
                                                                 -------------    -----------     -------------   -----------

              Net cash used in operating activities                 (517,000)        (817,000)       (177,000)        (99,000)
                                                                 -------------    -----------     -------------   -----------

Cash flows from investing activities:
   Purchase of property and equipment                               (154,000)         (37,000)        (11,000)        (22,000)
   Proceeds from disposal of equipment                                                 30,000
   Additions to installation labor                                   (14,000)         (14,000)         (2,000)         (6,000)
   Collections on notes receivable                                                     20,000
                                                                 -------------    -----------     -------------   -----------

              Net cash used in investing activities                 (168,000)          (1,000)        (13,000)        (28,000)
                                                                 -------------    -----------     -------------   -----------

Cash flows from financing activities:
   Repayment of debt                                                  (1,000)          (2,000)         (1,000)         (1,000)
   Proceeds on issuance of promissory notes and
      warrants                                                       743,000          924,000         368,000         122,000
   Repayment of promissory notes                                                      (30,000)
   Offering costs deferred                                           (62,000)         (45,000)        (73,000)
   Advances to officer/stockholder                                    (3,000)         (22,000)                         (1,000)
                                                                 --------------   -----------     -----------     -----------

              Net cash provided by financing activities              677,000          825,000         294,000         120,000
                                                                 -------------    -----------     -----------     -----------

Net increase (decrease) in cash                                       (8,000)           7,000         104,000          (7,000)
Cash at beginning of period                                            9,000            2,000           1,000           9,000
                                                                 -------------    -----------     -----------     -----------

Cash at end of period                                            $     1,000    $       9,000     $   105,000     $     2,000
                                                                 ===========    =============     ===========     ===========

Supplemental disclosures of cash flow information:
   Cash paid for interest                                        $     3,000    $      36,000                     $     1,000
   Noncash transactions:
      Conversion of debt and interest into common
        stock                                                    $   391,000    $     298,000     $   766,000     $   328,000
      Deferred offering costs included in accrued
        expenses                                                 $   224,000    $     110,000                     $    40,000
      Common stock received from
        stockholder/officer in settlement of advances            $    25,000
      Conversion of accrued interest into notes payable                                           $   381,000


See notes to financial statements                                            F-6

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE A - THE COMPANY AND BASIS OF PRESENTATION

Worldwide Wireless Systems, Inc., a Delaware Corporation, ("Worldwide" or the "Company"), formerly known as Worldwide Wireless, Inc., through its wholly-owned subsidiary, is engaged in investing, leasing, and purchasing wireless channel rights (including multi-channel, multi-point distribution services ("MMDS") licenses and instructional television fixed services ("ITFS") licenses) and operating a wireless cable system and intends to provide telecommunications and internet access services (see Notes D, E[4] and E[5]). Substantial financing will be required by the Company to fund its operating activities. There is no assurance that such financing will be available when needed or that the Company's efforts to develop its business will be successful.

Prior to March 1995 Worldwide had no operations. In March 1995, the Company's founder and sole stockholder approved a merger with New England Wireless, Inc. ("NEWI"), a Vermont corporation through its wholly owned subsidiary, N.E.W. Acquisition Co., Inc. Accordingly, NEWI is treated as a predecessor entity and as the merger survivor, became the Company's wholly owned operating subsidiary. In connection with the merger, all of NEWI's 10,000 shares of outstanding common stock were exchanged for 801,156 shares of the Company's common stock. The merger was treated for accounting purposes as a capital transaction rather than a business combination. In connection with this recapitalization/reorganization, assets and liabilities were recorded at their historical amounts. Concurrent with the merger, the Company and creditors of NEWI agreed to exchange certain notes aggregating $1,164,000 in consideration of receiving 388,007 shares of the Company's common stock. In addition, Worldwide issued notes payable in the amount of $681,000 to its founder in exchange for debt of NEWI owed to him.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained recurring operating losses since inception and such losses are expected to continue. As a result, the Company has a substantial working capital deficiency and a capital deficiency and lacks the resources to repay its indebtedness which is due and payable on demand. In addition, the Company is delinquent in making the monthly lease payments to the wireless channel license holders and sublessors. These factors raise substantial doubt about the Company's ability to continue as a going concern. Continuation of the Company is dependent upon its ability to maintain its wireless channel rights under license, obtain additional debt or equity financing and, ultimately, upon its ability to achieve profitable operations. The financial statements do not include any adjustments concerning the recoverability or classification of recorded asset amounts or the amounts or classification of liabilities if the Company is unable to continue as a going concern.

The Company is currently seeking financing and is planning an initial public offering of its securities (see Note K). There is no assurance, however, that such public offering will be consummated or that the Company's efforts will ultimately be successful.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]    Basis of preparation and use of estimates:

       The accompanying consolidated financial statements include the accounts of Worldwide Wireless Systems, Inc. and New England Wireless, Inc. in a manner similar to a pooling of interests (see Note A). Intercompany accounts and transactions between Worldwide, the parent and NEWI, its wholly owned subsidiary are eliminated in consolidation.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

[2]    Property and equipment:

       Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets ranging from 5 - 31.5 years. The Company intends to modify certain of its equipment to provide for digital technology transmission of television programs. Unmodified equipment will be relocated and will continue to be used to transmit programs using existing technology.

[3]    Wireless channel rights:

       Wireless channel rights are carried at cost and amortized over their ten-year terms. Accumulated amortization at June 30, 1998 and September 30, 1998 is $59,000 and $63,000, respectively.

[4]    Installation labor:

       The Company capitalizes subcontractor and direct employee labor costs incurred in connection with the installation of its television reception equipment on subscriber premises. Amortization of such costs is based on the subscriber turnover rate estimated to be three years.

[5]    Net loss per share:

       During the year ended June 30, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," and has retroactively applied the effects thereof for all periods presented. Accordingly, the presentation of per share information includes calculations of basic and diluted loss per share. The impact on the per share amounts previously reported was not significant for any of the periods presented.

       Potential common shares not included in the calculation of the net loss per share for the year ended June 30, 1998 and the three months ended September 30, 1998, as their effect would be antidilutive, are as follows:

                                            June 30, 1998     September 30, 1998
                                            -------------     ------------------
       Stock options                        402,776 shares      901,276 shares
       Warrants to purchase common stock    540,826 shares      637,360 shares
       Convertible debt                                          59,275 shares

[6]    Revenue recognition:

       Revenue from subscribers are recognized in the period that service is rendered.

[7]    Credit and equipment concentration:

       The Company's customers are primarily located in the State of Vermont. Credit risk with respect to receivables is limited because of the number of customers comprising the Company's customer base. All of the Company's transmission equipment is located in the State of Vermont.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

[8]    Impairment of long-lived assets:

       The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). During 1996, SFAS 121 established accounting standards for the impairment of long-lived assets, certain identifiable assets and goodwill related to those assets. There was no financial statement impact from the adoption of SFAS 121. The Company periodically reviews wireless channel rights and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. When such circumstances occur, the Company will evaluate the possible effects on the carrying amount of such assets.

       The Company has estimated its cash flows and has determined that no provision for impairment is required.

[9]    Fair values of financial instruments:

       The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, accounts receivable, and other assets, accounts payable, and accrued expenses approximate fair value at June 30, 1998 because of the short maturity of these financial instruments. The estimated carrying value of the mortgages payable for financial statement purposes at June 30, 1998 approximate fair value because the interest rates on these instruments approximate the prevailing market rate at that date. The fair value estimates were based on the information available to management.

[10]   Stock-based compensation:

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation". SFAS 123 encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has elected to account for its employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and disclose the pro forma effects on net earnings (loss) and earnings (loss) per share had the fair value of options been charged to operations. Under the provisions of APB 25, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's common stock at the date of grant over the exercise price.

[11]   Recent pronouncements:

       The Financial Accounting Standards Board has recently issued SFAS No. 129, "Disclosure of Information about Capital Structure," No. 130, "Reporting Comprehensive Income," and No. 131, "Disclosures about Segments of an Enterprise and Related Information." Management believes that the adoption of these pronouncements will not significantly affect the information presented in the consolidated financial statements.

[12]   Interim financial information:

       The financial information presented as of September 30, 1998 and for the three month periods ended September 30, 1998 and 1997 is unaudited, but in the opinion of management contains all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE C - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                  June 30,         September 30,
                                                    1998                1998
                                                 ----------        -------------
                                                                   (unaudited)
             Transmission equipment              $1,291,000         $1,297,000
             Subscriber equipment                   630,000            630,000
             Office furniture and equipment         191,000            196,000
             Vehicles                                44,000             44,000
             Leasehold improvements                  65,000             65,000
             Building and land                      128,000            128,000
                                                 ----------         ----------

                                                  2,349,000          2,360,000
             Accumulated depreciation            (1,357,000)        (1,457,000)
                                                 ----------         ----------

                                                 $  992,000         $  903,000
                                                 ==========         ==========


NOTE D - WIRELESS CHANNEL RIGHTS

The Company acquired wireless channel rights through license holders and sub-lessors of certain licenses. The Company's wireless channel rights are principally located in the Vermont market.

The lease and sub-lease agreements frequently require initial fees followed by certain monthly fees based on subscriber volume, subject to certain minimum fees. Most of the agreements do not require minimum fees until the channel starts operations. The Company is in arrears in paying the monthly fees to such license holders and sub-lessors. The accounts payable balance at June 30, 1998 includes approximately $244,000 of monthly fees payable to the license holders and sub-lessors of the wireless channel rights. The lease and sub-lease agreements contain provisions for the termination of the agreements in the event of nonpayment.

The lease and sub-lease periods generally follow the periods corresponding to the actual Federal Communications Commission ("FCC") license dates with provisions for extensions upon license renewal from the FCC. The FCC licenses are typically granted for ten-year periods. The Company, as at June 30, 1998, is obligated to pay minimum fees to license holders or sub-lessors in future periods for channels which have begun operations as follows:

               Year Ending
                 June 30,
               -----------
                  1999                        $ 60,000
                  2000                          60,000
                  2001                          60,000
                  2002                          60,000
                  2003                          60,000
                  Thereafter                   100,000
                                              --------
                                              $400,000
                                              ========

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE E - COMMITMENTS AND OTHER MATTERS


[1]    Employment agreements:

       In August 1998, the Company entered into three-year employment agreements with three officers (one of who has since resigned from the Company). The remaining two agreements provide for an aggregate base salary at the rate of $202,000 per year until the completion of the proposed public offering or six months from the respective effective dates, whichever occurs first and thereafter, an aggregate base salary at the rate of $265,000 per year. One agreement provides for annual salary increments based on attaining certain specified revenue thresholds. Pursuant to the terms of the agreements, the Company granted the officers options to purchase an aggregate of 340,000 shares of the Company's common stock exercisable over ten years at $3.00 per share. The options vest ratably over five years.

[2]    Programming contracts:

       In connection with its distribution of television programming, the Company has fixed-term contracts with various program suppliers, such as ESPN, TMC and NESN. Contract terms range in length from one year to five years and expire at various dates through 1999. Most contracts are subject to automatic renewal upon expiration unless notice is given, by either party, of intent not to renew. These contracts require the Company to pay fees to program suppliers based on the number of subscribers and certain contracts are subject to a minimum charge ranging from $92 to $128 per month.

[3]    InterDigital Communications Corporation Agreement:

       In August 1997, the Company entered into an agreement with InterDigital Communications Corporation ("InterDigital") whereby, InterDigital will use the Company's service territory and facilities for testing certain of its proprietary technologies. In conjunction with the agreement, the Company is obligated to purchase equipment from InterDigital commencing January 1998. The Company has not made any equipment purchases pursuant to the agreement. The estimated total cost of purchases will vary based on the number of subscriber units purchased and installed. Each subscriber unit will cost approximately $1,500 and related infrastructure equipment to support up to 500 subscriber units will cost approximately $250,000. In connection therewith, InterDigital made a bridge loan of $250,000 at an interest rate of prime (as declared by Citibank) plus 1% and is due the earlier of December 31, 1998 (original due date December 31, 1997), or the completion of the proposed public offering.

       In connection with the loan, the Company issued warrants for the purchase of 62,000 shares of common stock. The warrants are exercisable at 50% of the offering price and expire on January 1, 2002. The warrants have been valued using the Black Scholes pricing model at approximately $67,000 and have been accounted for as debt discount and were amortized over the life of the loan. In estimating the value of the warrants, the Company used the following assumptions:

                Risk free interest rate                               6.50%
                Expected life                                         3.25 years
                Expected volatility                                   0.40
                Dividend yield                                        0.00%

[4]    VocalTec, Inc. Agreement:

       In September 1997, the Company entered into an agreement with VocalTec, Inc. ("VocalTec") pursuant to which, the Company has agreed to purchase approximately $150,000 of telecommunications equipment and software products from VocalTec designed to permit telephone conferencing and facsimile services over the Internet. The Company has also agreed to share marketing and sales support activities with respect to the VocalTec services provided by the Company. The Company has purchased approximately $100,000 of equipment from VocalTec through June 30, 1998.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE E - COMMITMENTS AND OTHER MATTERS  (CONTINUED)

[5]    Other agreements:

       The Company intends to commence providing high speed internet access services in various markets in the northeastern region of the United States of America. In this regard, in June and July 1998 the Company entered into two nonexclusive one and two year agreements with internet access service providers from whom it will acquire the related network access equipment and services. The agreements require the Company to pay variable monthly fees which will commence on the date the services are provided and are based on the type of services used and include additional charges for installation.

[6]    Mortgages payable:

       The Company has entered into a first and second mortgage for certain property at the base of a future transmitting site. The mortgages bear interest at 8.0% and 8.75%, respectively. Aggregate monthly principal and interest payments total approximately $620, with the mortgages maturing in 2009 and 2023, respectively. Future principal payments on these mortgages as of June 30, 1998 are as follows:

                   Year Ending
                     June 30,
                   -----------
                      1999                            $ 3,000
                      2000                              3,000
                      2001                              3,000
                      2002                              3,000
                      2003                              3,000
                      Thereafter                       55,000
                                                      -------
                                                      $70,000
                                                      =======

[7]    Related party transactions:

       The Company's former chief executive officer/principal stockholder served without pay from inception to December 1, 1997. The Company, based on a survey of other companies in the wireless cable industry, valued such services at $175,000 per year. In this connection the Company reflected a compensation charge to selling, general and administrative expenses and a credit to paid in capital over the periods when the services were rendered.

NOTE F - OPERATING LEASES

[1] The Company has entered into a noncancellable operating lease for office facilities at one of its tower sites. The lease agreement is adjusted annually for the percentage increase based on the Consumer Price Index - All Urban Consumers. The lease expires in January 2002. The lease agreement contains renewal options for up to two additional five-year periods on the existing terms and conditions. The future minimum lease obligations at June 30, 1998 are as follows:

                   Year Ending
                     June 30,
                   -----------
                      1999                            $23,000
                      2000                             23,000
                      2001                             23,000
                      2002                             13,000
                                                      -------
                                                      $82,000
                                                      =======

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE F - OPERATING LEASES  (CONTINUED)

[2] The Company has entered into two operating leases with the same party to lease space at the location which the Company uses to broadcast its signal. The leases are adjusted annually for the percentage increase based on the Consumer Price Index - All Urban Consumers.

       The lease terms range from 8 - 10 years and the Company has the option to renew the leases at the end of the initial terms. The future minimum lease obligations at June 30, 1998 are as follows:

                   Year Ending
                     June 30,
                   -----------
                      1999                            $ 58,000
                      2000                              35,000
                      2001                              35,000
                      2002                              26,000
                                                      --------
                                                      $154,000
                                                      ========

[3] The total rent expense incurred by the Company for operating leases for the years ended June 30, 1998 and 1997 and the three month periods ended September 30, 1998 and 1997 was approximately $91,000, $128,000, $24,000 and $24,000, respectively.


NOTE G - INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes," which requires the Company to recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

From inception through the date of the merger, NEWI had elected to be treated as an S corporation for federal and state income tax purposes, whereby, earnings and losses were included in the personal tax returns of the stockholders and are excluded from the net operating loss carryforward available for use by the Company to reduce future taxable income.

At June 30, 1998, the Company has net operating loss carryforwards for income tax purposes aggregating approximately $4,375,000 which expire in the years 2010 through 2013. The use of these carryforwards may be limited on an annual basis pursuant to the Internal Revenue Code due to certain changes in ownership.

The Company has provided a 100% valuation allowance for such asset since the likelihood of realization cannot be determined.

Deferred taxes at June 30, 1998 are as follows:

          Net operating losses - deferred tax asset                 $ 1,750,000
          Less valuation allowance thereon                           (1,750,000)
                                                                    -----------

                                                                    $         0
                                                                    ===========

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE H - STOCK WARRANTS



Outstanding stock warrants consist of the following at September 30, 1998:

                               Number of       Exercise       Expiration
                                 Shares         Price            Date
                               ---------       --------       ----------

           (i)                    37,500         (A)              (A)
           (ii)                   25,000         3.00             (A)
           (iii)                  82,500         3.00        January 2002
           (iv)                   15,000         3.00        January 2002
           (v)                     7,500         3.00        January 2002
           (vi)                    6,250         (A)              (A)
           (vii)                  43,500         (A)              (A)
           (viii)                 12,375         (A)              (A)
           (ix)                   62,000         (A)              (A)
           (x)                     1,250         (A)              (A)
           (xi)                   65,000         (A)              (A)
           (xii)                  15,000         (A)              (A)
           (xiii)                 24,105         (A)              (A)
           (xiv)                  10,000         (A)              (A)
           (xv)                   27,989         (A)         January 2002
           (xvi)                  46,481         (A)         January 2002
           (xvii)                 21,876         (A)         January 2002
           (xviii)                37,500         (A)         January 2002
           (xix)                  96,534         (A)         January 2002

(A) The warrants are exercisable at the lower of $3.00 or 50% of the contemplated offering price from January 1, 1998 through January 1, 2001. The warrants were valued by the Company on the dates they were issued, using the Black-Scholes pricing model. In estimating the value of the warrants, the Company used the following assumptions:


                                                        Year Ended
                                                         June 30,                     Three Months Ended
                                            ----------------------------------          September 30,
                                                 1998                1997                    1998
                                            --------------       -------------        ------------------
           Risk-free interest rate           5.85% - 6.50%       5.70% - 6.50%              5.45%
           Expected life                    2 - 3.25 years          3 years                3 years
           Expected volatility                   0.40                0.40                    0.40
           Dividend yield                        0.00%               0.00%                  0.00%

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE H - STOCK WARRANTS  (CONTINUED)

The valuation of warrants in 1998 varied because of a difference in the fair value of the shares underlying the warrant. This difference reflected an increase in the expected offering price in the Company's Initial Public Offering. Further, in certain instances [(xvi), (xviii) and (xix) below], the value of the warrants issued with debt, computed using the Black-Scholes pricing model exceeded the value of the related debt. The value ascribed to such warrants was limited to the cash received, Black-Scholes not withstanding:

   (i) Contingent warrants were issued with convertible promissory notes aggregating $150,000 in August 1995. The notes matured in June 1996. These contingent warrants were valued at approximately $18,000 and accounted for as debt discount and fully amortized over the term of the notes. In August 1997, the Company issued 15,000 new warrants and an additional 22,500 warrants to the same noteholders as the contingency regarding the August 1995 warrants did not occur and they were not issued. The Company recorded approximately $135,000 as a charge to interest expense in the year ended June 30, 1998 for such new warrants.

   (ii) Warrants issued with a promissory note of $100,000, exercisable during a three-year period following an initial public offering. The note matured in October 1996 and remains unpaid. The warrants were valued at approximately $32,000 and accounted for as debt discount and amortized over the term of the note.

   (iii) Warrants issued with promissory notes aggregating $330,000 in August 1996. The notes matured in March 1997 and remain unpaid. The warrants were valued at approximately $68,000 and accounted for as debt discount and amortized over the term of the notes. These warrants expired in August 1998 and the Company agreed to issue new warrants to the holders. Such new warrants have been valued at approximately $454,000 and charged to interest expense in the period ended September 30, 1998.

   (iv) Warrants issued with a promissory note of $60,000 in December 1996. The note matured in March 1997 and remains unpaid. The warrants were valued at approximately $12,000 and accounted for as debt discount and amortized over the term of the note. These warrants will expire in December 1998 and, in August 1998, the Company agreed to issue new warrants to the holder. Such new warrants have been valued at approximately $83,000 and charged to interest expense in the period ended September 30, 1998.

   (v) Warrants issued with a promissory note of $30,000 in January 1997. The note matured in July 1997 and remains unpaid. The warrants were valued at approximately $6,000 and accounted for as debt discount and amortized over the term of the note. These warrants will expire in January 1999 and, in August 1998, the Company agreed to issue new warrants to the holder. Such new warrants have been valued at approximately $41,000 and charged to interest expense in the period ended September 30, 1998.

   (vi) Warrants issued in connection with a promissory note for $25,000 in April 1997. The note's due date was extended from December 1997 to March 1998. The warrants were valued at approximately $5,000 and accounted for as debt discount and are being amortized over the term of the note.

   (vii) Additional warrants issued upon conversion of two promissory notes in May 1997. The warrants were valued at approximately $45,000 and charged as interest expense in the year ended June 30, 1997.

   (viii) Warrants issued in June 1997 to the holders of two promissory notes which matured in June and July 1996. The warrants were valued at approximately $13,000 and charged as interest expense in the year ended June 30, 1997.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE H - STOCK WARRANTS  (CONTINUED)

   (ix)        See Note E[3] - InterDigital Communications Corporation
               Agreement.

   (x) Warrants issued with a convertible promissory note of $5,000 in April 1997. The note matured in October 1997. The warrants have been valued at approximately $1,000 and accounted for as debt discount and are being amortized over the term of the note.

   (xi) Warrants issued in May and June 1997 in connection with services rendered. Recipients of such warrants included shareholders of the Company. The warrants have been valued at approximately $58,000 and have been included in selling, general and administrative expenses in the periods in which the services were rendered as follows:

                          Prior to July 1, 1996                  $41,000
                          Year ended June 30, 1997                17,000

   (xii) Warrants issued with a promissory note for $60,000 in July 1997. The note matured in December 1997. The warrants have been valued at approximately $16,000 and have been accounted for as debt discount and amortized over the term of the note.

   (xiii) In July and August 1997, the Company agreed to issue warrants to purchase 24,105 shares of common stock to those NEWI noteholders who exchanged their notes for shares of the Company's common stock pursuant to the merger (see Note A). The warrants have been valued at approximately $86,000 and were recorded as a charge to interest expense.

   (xiv) Warrants issued in connection with a convertible promissory note of $35,000 which was converted into common stock in October 1996. The warrants were valued at approximately $33,000 and charged as interest expense upon issuance.

   (xv) Warrants issuable to a note holder in connection with a convertible promissory note of $52,500 which was converted into common stock in December 1996, and to extend payment of accrued interest on additional promissory notes held by the note holder. The warrants were valued at approximately $133,000 and accrued as interest expense in the year ended June 30, 1998.

   (xvi) Warrants issuable to three note holders in connection with promissory notes aggregating $185,000, issued between November 1997 and January 1998. The warrants were valued at $185,000, and have been accrued as interest expense in the year ended June 30, 1998.

   (xvii) Warrants issuable to a principal stockholder to extend the payment of accrued interest on promissory notes. The warrants were valued at approximately $120,000 and accrued as interest expense in the year ended June 30, 1998.

   (xviii) Warrants issuable in connection with four promissory notes aggregating $150,000. The warrants were valued at $150,000, and have been accrued as interest expense in the year ended June 30, 1998.

   (xix) Warrants issued in July and August 1998, in connection with five promissory notes aggregating $218,000. The warrants were valued at $218,000, and have been accounted for as debt discount and amortized over the term of the notes.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE H - STOCK WARRANTS  (CONTINUED)




                                                                                Year Ended June 30,
                                                           ---------------------------------------------------------
                                                                     1998                            1997
                                                           ------------------------        -------------------------
                                                                           Weighted                         Weighted
                                                                            Average                         Average
                                                           Number of       Exercise        Number of        Exercise
                                                            Warrants         Price         Warrants          Price
                                                           ---------       --------        ---------        --------
         Outstanding - beginning of year                    335,375          $3.02          40,000           $3.19
         New Issuances                                      220,451           3.00         295,375            3.00
         Cancellations                                      (15,000)          3.50
                                                            -------          -----         -------           -----
         Outstanding - end of year                          540,826          $3.00         335,375           $3.02
                                                            =======          =====         =======           =====
         Warrants exercisable                               406,980          $3.00           None             None
                                                            =======          =====         =======           =====



                                                                         Three Months Ended September 30,
                                                           ---------------------------------------------------------
                                                                     1998                            1997
                                                           ------------------------        -------------------------
                                                                           Weighted                         Weighted
                                                                            Average                         Average
                                                           Number of       Exercise        Number of        Exercise
                                                            Warrants         Price         Warrants          Price
                                                           ---------       --------        ---------        --------
         Outstanding - beginning of period                  540,826          $3.00         335,375           $3.02
         New Issuances                                      201,534           3.00          65,408            3.00
         Cancellations/expiration                          (105,000)          3.00         (15,000)           3.50
                                                            -------          -----         -------           -----
         Outstanding - end of period                        637,360          $3.00         385,783           $3.00
                                                            =======          =====         =======           =====
         Warrants exercisable                               301,980          $3.00           None             None
                                                            =======          =====         =======           =====


The weighted average fair value of warrants issued are as follows:

                                                  Year Ended June 30,
                              -----------------------------------------------------------
                                         1998                              1997
                              --------------------------       --------------------------
                                               Weighted                          Weighted
                                               Average                           Average
                              Number of          Fair          Number of           Fair
         Exercise Price       Warrants          Value          Warrants           Value
         --------------       ---------        --------        ---------         --------
             $3.00             15,000           $3.00           295,375           $3.00
             $3.00             34,105           $6.00
             $3.00             37,500           $6.50
             $3.00            133,846           $8.00


WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE H - STOCK WARRANTS  (CONTINUED)



                                           Three Month Periods Ended September 30,
                               -----------------------------------------------------------
                                          1998                              1997
                               --------------------------       --------------------------
                                                Weighted                          Weighted
                                                Average                           Average
                               Number of          Fair          Number of           Fair
         Exercise Price        Warrants          Value          Warrants           Value
         --------------        ---------        --------        ---------         --------
             $3.00             201,534          $8.00            15,000            $3.00
             $3.00                                               12,908            $6.00
             $3.00                                               37,500            $6.50




NOTE I - NOTES PAYABLE

Notes payable are summarized as follows:



                                                                                          June 30,        September 30,
                                                                                            1998               1998
                                                                                        ----------        -------------
                                                                                                           (unaudited)
     Notes payable to the principal stockholder, interest at 7.5% to 15%                $1,741,000         $2,121,000
     Notes payable to stockholders, interest at 8.5% to 10%                                355,000            150,000*
     Notes payable to third parties, interest at 7.5% to 15%                               788,000            705,000
     Convertible promissory notes, interest at 7.5% to 8%                                   25,000             25,000
                                                                                        ----------         ----------
                                                                                         2,909,000          3,001,000
     Less unamortized debt discount                                                         40,000
                                                                                        ----------         ----------
     Notes payable                                                                      $2,869,000         $3,001,000
                                                                                        ==========         ==========

* Convertible note issued in September 1998.

Except for four notes aggregating $430,000 which mature between October 1998 and December 1998, the notes matured on various dates through September 1998 and are payable on demand. The Company lacks the resources to repay those notes. In September 1998, the Company's principal stockholder agreed to be repaid as follows: $1,684,000 out of the net proceeds of the contemplated public offering, all of which will be applied to principal; the balance will be paid in 24 equal monthly installments of $25,123 (representing principal and interest) commencing in January 1999.

Certain notes payable aggregating approximately $681,000 and $621,000 at June 30, 1998 and September 30, 1998, respectively, are subject to increased interest rates of 12% to 17%.

Interest payable to stockholders of approximately $475,000 and $105,000 at June 30, 1998 and September 30, 1998, respectively, is included in accrued expenses.

Three notes aggregating $150,000 are collateralized by 15,000 shares of the Company's common stock owned by the Company's President.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE I - NOTES PAYABLE  (CONTINUED)

In June 1998, in connection with a promissory note for $60,000 issued to a stockholder, the Company issued 15,000 shares from its treasury. The Company ascribed the cash received as the value of the common stock issued and recorded $60,000 as debt discount which has been amortized over the term of the note.

The Company also issued 500 shares of common stock from its treasury stock to a noteholder in June 1998. These shares of common stock have been valued at approximately $3,000 and have been recorded as a charge to interest expense in the year ended June 30, 1998.

In August 1997, the Company made an offer to all holders of its promissory notes as of March 31,1997 to exchange the notes and accrued interest for common stock at the lower of $3.00 or 50% of the offering price per share. Holders of notes aggregating $299,500 plus accrued interest of $28,526 opted to convert their notes and interest into 109,341 shares, converted using $3.00 per share. In the event the proposed offering price (Note K) is less than $6.00 per unit, the Company will need to issue a proportional number of additional shares. In connection with the conversion, the Company recorded additional interest expense of approximately $383,000 for the difference between the estimated fair value of the common stock issued and the value of the notes and accrued interest.

In August 1998, the Company made an offer to all but its principal stockholder, to convert their notes and accrued interest into shares of the Company's common stock at $3.00. Notes aggregating $656,000 and related accrued interest aggregating approximately $110,000 have been converted into 255,549 shares pursuant to the offer. In connection with the conversion, the Company recorded an additional interest expense charge of approximately $1,278,000 for the difference between the estimated fair value of the common stock issued and the value of notes and accrued interest converted.

In connection with a $150,000 convertible promissory note (convertible into 50,000 shares of common stock) which was issued in September 1998 to a stockholder, the Company has recorded an additional interest charge of $250,000 for the difference between the estimated fair value of the common stock and the conversion price of $3.00 in the three-month period ended September 30, 1998.

Interest incurred on debt for the years ended June 30, 1998 and 1997 and the three-month periods ended September 30, 1998 and 1997 was approximately $214,000, $189,000, $83,000 and $47,000, respectively, including approximately $160,000, $155,000, $65,000 and $39,000, respectively, due to stockholders.


NOTE J - LITIGATION AND CONTINGENCIES

The Company's President instituted a lawsuit against an ex-employee claiming defamation by the ex-employee. In October 1996, the ex-employee filed a counterclaim against the Company and its President alleging wrongful termination, misconduct by the President and violations of Securities and Exchange Commission Regulations. Subsequent to June 30, 1997, the Company settled the counterclaim for $155,000, $120,000 of which is covered by insurance. The remaining $35,000 is to be borne by the Company of which $10,000 was advanced by the insurance carrier and is to be repaid by the Company and the Company issued a noninterest bearing promissory note for $25,000, due on or before November 10, 1997 and secured by certain real estate and the Company's common stock owned by the Company's President. The note was paid in November 1997. Included in selling, general and administrative expenses for the year ended June 30, 1997, is a charge for $35,000 related to the settlement.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE J - LITIGATION AND CONTINGENCIES  (CONTINUED)

In January 1997, the Company settled a claim of wrongful termination instituted by a former employee. The settlement terms included 36,050 shares transferred from two stockholders, including one who is an officer of the Company and an agreement to use the plaintiff's corporation as an exclusive marketing agency to obtain customers for the Company within the states of Vermont and New York for years beginning March 1, 1997. During the two year period, the Company shall pay a $45 fee for each subscriber enrolled through the plaintiff's corporation. The shares transferred on settlement have been valued at approximately $108,000 and have been included in selling, general and administrative expenses in the year ended June 30, 1997. From March 1, 1997 through June 30, 1998, the Company incurred $18,000 in fees for subscribers enrolled through the plaintiff's corporation and the amount owed at June 30, 1998 was $3,000.

In April 1997, the Company's President and its wholly owned subsidiary NEWI were sued by one of the original investors and the ex-wife of another original investor claiming that the President misrepresented material facts about himself and NEWI and they relied on these representations when deciding to invest in NEWI. The suit was dismissed in November 1997.

In April 1997, a former employee filed a complaint with the Vermont Attorney General's office ("AGO") alleging sexual harassment in the workplace. The former employee raised the same claims with the Vermont Department of Employment and Training ("DOE&T") when seeking unemployment compensation. The DOE&T has denied the claim for unemployment compensation. The Company believes the former employee's complaint filed with AGO to be wholly without merit but has indicated to the AGO a willingness to mediate the claim.

The proceedings are at an early stage and the Company is not able to determine the likelihood that it will prevail nor the likely magnitude of damages awarded in the event it should not prevail.


NOTE K - PROPOSED PUBLIC OFFERING

The Company has signed a letter of intent with an underwriter with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection with the offering, the Company has incurred and anticipates incurring additional substantial expenses which, if the offering is not consummated, will be charged to expense.

The Company expects to offer 1,500,000 units at $8.00 per unit. Each unit consists of one share of common stock and one redeemable warrant. Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $10.00.


NOTE L - STOCK OPTIONS

In August 1997, the Company granted an option to purchase 402,776 shares of common stock to the Company's principal stockholder. The option is exercisable during the period commencing on the 14th month and ending on the 36th month following completion of the contemplated public offering at the lower of $3.00 or 50% of the proposed offering price per share. The option has been valued by the Company at approximately $1,468,000, using the Black-Scholes pricing model. The excess over amounts reflected in prior periods of $525,000 (Note E[7]) has been recorded as compensation expense in the year ended June 30, 1998. In estimating the value of the option pursuant to the provisions of SFAS No. 123, the Company used the following assumptions:


           Risk-free interest rate               6.50%
           Expected life                         3 years
           Expected volatility                   0.40
           Dividend yield                        0.00%

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)


NOTE L - STOCK OPTIONS  (CONTINUED)

In August 1998, the stockholders approved the Company's 1998 Stock Option Plan (the "Plan"), under which all Directors, officers and key employees of the Company or its current or future subsidiaries will be eligible to receive options. Options to purchase an aggregate of 550,000 shares of the Company's common stock may be granted pursuant to the Plan. Options granted under the Plan may be incentive stock options or non-qualified stock options. The exercise price and exercise period of such options will be determined by the Company's Board of Directors or by a Stock Option Committee appointed by the Board (the "Committee"). The Plan requires the exercise price of incentive stock options to be at least equal to the fair market value of the common stock on the date of the grant. The option price for non-qualified options, at the discretion of the compensation committee, may be less than the fair market value of the common stock on the date of grant. Unexercised options expire ten years after the date of grant. In the case of options granted to a stockholder owning, directly or indirectly, in excess of 10% of the total combined voting power of all shares of stock of the Company, the option price shall not be less than 110% of the fair market value of the Company's common stock on the date of grant of the option and stock options may not be exercised more than five years after the date of grant. Options granted pursuant to the Plan may be exercised in whole in the event of a "Change in Control" as defined in the Plan. Payment of the exercise price for options granted under the Plan may be made in cash, shares of common stock or a combination of both.

In August 1998, options to purchase 498,500 shares at $3.00 per share have been granted. 158,500 of such options will expire in five years and the remaining 340,000 options will expire in ten years from the date of the grant.

Options to purchase 340,000 shares vest over a five year period and are exercisable at a cumulative rate of 66,667 shares per year. The options have been valued at $5 per share, the difference between the exercise price and the fair value, of the common stock at the date of grant. The total value, $1,700,000, will be charged to expense over the vesting period.

Options to purchase 158,500 shares vest over a four year period and are exercisable at a cumulative rate of 25% of the number of shares per year and have been similarly valued. The total value, $793,000, will be charged to expense over the vesting period.

In addition, each member of the Company's advisory board has been granted, at the end of each year of service, an option to purchase 2,500 shares of the Company's common stock.

The Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its employee options. Accordingly, no compensation cost has been recognized for the difference in the fair value ($5.69) and the intrinsic value ($5.00) of its stock options granted. In estimating the fair value of these options pursuant to the provisions of SFAS 123, the Company used the following assumptions:

           Risk free interest rate               5.27%
           Expected life                         5 years
           Expected volatility                   0.10
           Dividend yield                        0.00%

Had compensation cost for the stock option grants been determined based on fair value at the grant dates for awards consistent with the method in Statement of Financial Accounting Standards 123, the Company's net loss and net loss per share - basic and diluted at September 30, 1998 would have been $(2,839,000) and $(0.92), respectively.

Total compensation expense recognized for options granted during the year ended June 30, 1998 and three month period ended September 30, 1998 was $943,000 and $45,000, respectively.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)

NOTE L - STOCK OPTIONS  (CONTINUED)

The following table summarizes information about stock options outstanding at September 30, 1998:


              Exercise                                                  Weighted Average
               Price         Outstanding    Exercisable            Remaining Contractual Life
              --------       -----------    -----------      ------------------------------------
               $3.00           402,776                       Exercisable from 14th month from IPO
               $3.00           158,500                                       4.91 years
               $3.00           340,000                                       9.91 years


NOTE M - STOCKHOLDERS' EQUITY

At June 30, 1998 and September 30, 1998, shares of the Company's common stock have been reserved for future issuance as follows:

                                                       June 30,       September 30,
                                                         1998              1998
                                                       --------       -------------
                                                                       (unaudited)

    Warrants issued for services and with debt          540,826           637,360
    Stock options                                       402,776           901,276
    Convertible debt                                                       59,275
                                                        -------          --------

                                                        943,602          1,597,911
                                                        =======          =========


NOTE N - SUBSEQUENT EVENTS

In October 1998, the Company borrowed $250,000 from a shareholder. The note bears interest at 15%, is due March 31, 1999, and is convertible into common stock at $3.00 per share.

In connection with the loan the Company issued 62,500 warrants, exercisable at the lower of $3.00 or 50% of the IPO price. The warrants are exercisable from 13 to 36 months after close of the IPO. If no IPO occurs by March 31, 1999, then they are exercisable from April 1, 1999 to April 1, 2002. Since the Black-Scholes valuation of the warrants exceeded the amount of the borrowing, the value ascribed to the warrants was $250,000, and accounted for as debt discount and amortized over the life of the loan. Further, the Company will record an additional interest charge of $417,000, representing the difference between the estimated fair value of the common stock ($8.00) and the conversion price ($3.00), which will be recognized over the term of the note.

In addition, the shareholder was issued 37,500 warrants on the same terms as those described above. The warrants, which were issued for consulting services rendered to the Company during the period from July 1997 to September 1998 have been valued by the Black-Scholes method at $204,000 and were charged to expense as follows: $163,000 for the year ended June 30, 1998 and $41,000 for the three months ended September 30, 1998.

In January 1999, the Company borrowed $160,000 from the same shareholder. The note bears interest at 15%, is due December 29, 1999, and is convertible into common stock at $3.00 per share.

WORLDWIDE WIRELESS SYSTEMS, INC. AND SUBSIDIARY

Notes to Financial Statements
(unaudited with respect to September 30, 1998 and for the periods ended September 30, 1998 and 1997)

NOTE N - SUBSEQUENT EVENTS  (CONTINUED)

In connection with the loan, the Company issued 40,000 warrants, exercisable at the lower of $3.00 or 50% of the IPO price. The warrants are exercisable from 13 to 36 months after close of the IPO. If no IPO occurs by March 31, 1999, then they are exercisable from April 1, 1999 to April 1, 2002. Since the Black-Scholes valuation of the warrants exceeded the amount of the borrowing, the value ascribed to the warrants was $160,000, and accounted for as debt discount and amortized over the life of the loan. Further, the Company will record an additional interest charge of $267,000, representing the difference between the estimated fair value of the common stock ($8.00) and the conversion price ($3.00), which will be recognized over the term of the note.

In addition, the Company's principal shareholder, as an inducement to the lender to make the loan, has agreed to transfer 40,000 of his shares of the Company's common stock to the lender for $5,100. In connection with the transfer, the Company will record an interest charge of $315,000, representing the difference between the estimated fair value of the common stock ($8.00) and the amount paid.

In December 1998, the Company borrowed an aggregate of $62,500 from a stockholder and another individual. The notes bear interest at 15%, are due on the earlier of (a) consummation of the proposed public offering or (b) in May 1999 $12,500 and June 1999 $50,000, and are convertible into common stock at $3.00 per share.

In connection with these loans, the Company issued 15,625 warrants on the same terms as those noted above. Since the Black-Scholes valuation of these warrants exceeded the amount of the borrowing, the value ascribed to the warrants was $62,500 and accounted for as debt discount and amortized over the life of the loans. Further, the Company will record an additional interest charge of $104,000 representing the difference between the estimated fair value of the common stock ($8.00) and the conversion price ($3.00), which will be recognized over the terms of the notes.

--------------------------------------------------------------------------------

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY WORLDWIDE WIRELESS SYSTEMS, INC. TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION STATED IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -------------------
                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary...................................................
The Company..........................................................
Glossary.............................................................
The Offering.........................................................
Summary Financial Information.......................................
Risk Factors.........................................................
Goverment Regulation.................................................
Dilution..............................................................
Use of Proceeds......................................................
Dividend Policy......................................................
Capitalization.......................................................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations...............................
Business.............................................................
Management...........................................................
Certain Transactions.................................................
Principal Stockholders...............................................
Underwriting.........................................................
Description of Securities............................................
Legal Matters........................................................
Experts..............................................................
Additional Information...............................................
Financial Statements.................................................


UNTIL                , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELVIER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------






                        WORLDWIDE WIRELESS SYSTEMS, INC.






                                 1,500,000 UNITS


                             Each Unit Consisting of
                            One Share of Common Stock
                           and One Redeemable Warrant






                                  -------------
                                   PROSPECTUS
                                  -------------






                              TASIN & COMPANY, INC.










                                          , 1999










--------------------------------------------------------------------------------

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

         As permitted under the Delaware General Business Law, the Company's Certificate of Incorporation and By-Laws provide for indemnification of a Director or Officer under certain circumstances against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a Director or Officer. In addition, the Company's charter documents provide for the elimination of Directors' liability to the Company or its stockholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law, or illegal personal gain.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, Officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, Officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such Director, Officer, or controlling person of the Company in connection with the Securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication by such court of such issue.

Item 25. Other Expenses of Issuance and Distribution.

                  Registration Fee.........................   $   10,354.50
                  NASD Filing Fee..........................        4,010.00
                  NASDAQ SmallCap Market Fee...............       10,000.00
                  Printing and Engraving...................       80,000.00
                  Legal Fees and Expenses..................      300,000.00
                  Accounting Fees and Expenses.............      200,000.00
                  Transfer Agent Fees......................       10,000.00
                  State Filing Fees and Blue Sky
                           Expenses........................       50,000.00
                  Underwriters' Non-Accountable Expense
                           Allowance.......................      360,000.00
                  Miscellaneous............................       25,635.50
                                                              -------------
                                                     Total    $1,050,000.00(1)

____________
(1) All Figures Estimated

Item 26. Recent Sales of Unregistered Securities.

         On March 11, 1995, the Company issued 801,156 shares of its common stock in exchange for the common stock of 31 former shareholders of NEW in connection with the merger of NEW into its wholly owned subsidiary. In addition, the Company issued 388,007 shares of its stock in cancellation of $1,164,000 of indebtedness of NEW owed to its note holders, including its Principal Stockholder, Alan R. Ackerman.

         The Company has financed its operations to date through private sales of its debt and equity securities. The proceeds of sale of such indebtedness and equity have been used to defray the ongoing operating cash shortfalls experienced by the Company. The major source of capital to finance the Company's activities have been loans from the Principal Stockholder. As of June 30, 1998, the outstanding principal balance of loans made to the Company by the Principal Stockholder totalled $1,740,881 plus accrued but unpaid interest calculated at an annual rate varying between 7.5% and 15% and totalling $380,615. The Company plans to retire $1,684,000 of such indebtedness out of the proceeds of the offering.

         Since July 1, 1996, in addition to loans from the Principal Stockholder, the Company funded its operations through a number of loans from private investors including stockholders and creditors of the Company. Borrowings were made at annual interest rates varying form 7.5% to 15%.

         In addition to its issuance of promissory notes, the Company issued warrants exercisable to purchase shares of its Common Stock in connection with certain of these loans, in some instances at an exercise price of $3.00 per share and in other instances at a per share exercise price equal to the lesser of $3.00 or 50% of the public offering price per share of the Common Stock in the Company's initial public offering. In addition, the Company issued similar warrants from time to time to noteholders to extend the due dates of certain of the loans when it was unable to pay them at maturity.

         During fiscal 1997, the Company borrowed an aggregate $700,000 in various private transactions from ten individual lenders (in addition to loans from the Principal Stockholder). All of the lenders were accredited investors. One, InterDigital Communications Corp., also executed a beta-site agreement with the Company. Two others, Alan Husak and James Welch, subsequently became more than 5% beneficial owners of the Company's Common Stock. A fourth, Leonard Gartner, will become a director of the Company after completion of the offering. Two others were prior lenders to the Company. The remaining four lenders had no prior affiliation with the Company. In addition, three individuals holding an aggregate $297,500 in promissory notes converted such notes and related accrued interest into an aggregate 95,563 shares of Common Stock. In connection with these transactions and loans made in prior fiscal periods, the Company issued warrants exercisable to purchase an aggregate 255,375 shares of Common Stock.

         The Company issued warrants during fiscal 1997 to five individuals (including Messrs. Husak and Gartner) exercisable to purchase an aggregate 65,000 shares of Common Stock for services rendered. Included were warrants issued to Mr. Husak exercisable to purchase 17,500 shares for management consulting services rendered by him to the Company from April 1996 through June 1997, warrants exercisable to purchase an aggregate 40,000 shares issued to two individuals in consideration for arranging a private financing for NEW completed in 1994; warrants exercisable to purchase 2,500 shares issued to Mr. Gartner for providing tax consulting services to the Company in June 1997 and warrants exercisable to purchase 5,000 shares issued to an employee to compensate her for operating the customer service department of the Mount Mansfield System from January 1995 through May 1995 without pay.

         During fiscal 1998, the Company borrowed an additional aggregate $588,000 from twelve individual investors (in addition to loans from the Principal Stockholder). These lenders included Mr. Husak, Mr. Welch, two other prior lenders to the Company, a member of the Company's Advisory Board and seven other individuals with no prior affiliation with the Company. Four of these lenders were customers of the Representative. All of the lenders were accredited investors. In addition, eight individuals holding an aggregate $360,000 in promissory notes converted such notes and related accrued interest into an aggregate 130,438 shares of Common Stock. In connection with these transactions and loans made in prior fiscal periods, the Company issued and agreed to issue warrants exercisable to purchase an aggregate 209,255 shares of Common Stock.

         As a result of all of the foregoing, the Company recorded non-cash interest expense of $1,355,000 and $179,000 in fiscal 1998 and 1997 respectively, primarily as a result of its issuance of its securities at below market value and amortization of the debt discount resulting from its warrant issuances.

         During the first quarter of fiscal 1999, the Company borrowed an additional $368,067 from five individuals, all of whom were stockholders of the Company at the times of their loans. One of the lenders was Mr. Husak, two others were prior lenders to the Company both in fiscal 1997 and fiscal 1998, and two were NEW stockholders who became stockholders of the Company through the merger. All were accredited investors. In connection with these loans, the Company issued notes in the aggregate principal amount of $368,067, one of which, in the principal amount of $150,000 issued to Mr. Husak, is convertible into 50,000 shares, and issued and/or agreed to issue warrants exercisable to purchase an aggregate 96,534 shares of its Common Stock. In October 1998, the Company borrowed an additional $250,000 from Mr. Husak and issued its $250,000 principal amount promissory note payable at Mr. Husak's option out of the net proceeds of this offering or on March 31, 1999 together with interest at an annual rate of 15% and convertible into 83,334 shares of Common Stock. In connection with this loan, the Company issued warrants to Mr. Husak exercisable to purchase 62,500 shares of its Common Stock. At the same time, the Company issued warrants to Mr. Husak exercisable to purchase 37,500 shares of Common Stock, for services rendered. In December 1998, the Company borrowed $50,000 from a more than 5% stockholder and prior lender, James Welch and an additional $12,500 from another individual who had loaned money to the Company previously. In consideration therefor, the Company issued promissory notes payable in May 1999 ($12,500) and in June 1999 ($50,000) or at the holder's option, out of the net proceeds of this offering. The notes bear interest at an annual rate of 15% and are convertible into an aggregate 20,834 shares of Common Stock. In connection with these loans, the Company issued warrants to the lenders exercisable to purchase an aggregate 15,625 shares of its Common Stock.

         In January 1999, the Company borrowed an additional $160,000 from Mr. Husak and issued its $160,000 principal amount promissory note payable on December 29, 1999 with interest at an annual rate of 15%. The note is convertible into 53,334 shares of Common Stock. In connection with this $160,000 loan, the Company issued warrants to Mr. Husak exercisable to purchase 40,000 shares of Common Stock. As an inducement to Mr. Husak to lend this sum to the Company, the Principal Stockholder transferred 40,000 shares of his Common Stock to Mr. Husak and was paid $5,100 by Mr. Husak.

         On August 24, 1998, a group of eight noteholders including Mr. Husak and Mr. Welch, converted an aggregate $655,763 in principal amount of indebtedness and an aggregate $110,885 in principal amount of accrued interest into an aggregate 255,549 shares of Common Stock.

         The Company's management believes that all of the above transactions were in the best interests of the Company as without the various loans and extensions, the Company would have been unable to fund its operations.

Securities Act Registration Exemptions

         In connection with the Company's various stock, warrant and note issuances described above (excluding the acquisition of NEW), each of the purchasers and/or recipients confirmed that he, she or it was acquiring the various securities for investment and not with a view to distribution. Each such purchaser made representations which permitted the Company to conclude that such purchaser was an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act. Furthermore, many of the lenders were prior stockholders of the Company. None of such issuances involved a general solicitation. Each stock certificate, warrant certificate and promissory note bears an appropriate restrictive legend and transfer stops have been placed against each such security.

         Exemption from the registration requirements of the Securities Act is claimed pursuant to Section 4(2) of said Act, the regulations promulgated thereunder and judicial precedent.

Item 27. Exhibits.

         Exhibit No.    Description
         -----------    -----------
          ++1.1         Underwriting Agreement
           +1.2         Agreement Among Underwriters
           +1.3         Selected Dealers Agreement
           +1.4         Lock-up Agreement
           +3.1         Certificate of Incorporation
           +3.2         By-Laws
           +3.3         Certificate for Renewal and Revival of Charter
           +4.1         Form of Stock Certificate
           +4.2         Selected pages of Certificate of Incorporation defining
                        number of shares of common stock
           +4.3         Form of Warrant Agreement and Warrant Certificate
           +4.4         Form of Underwriters' Unit Purchase Warrant
           +4.5         Form of Underwriters' Warrant Exercise Fee Agreement
         +++5.1         Form of Opinion re legality of securities
           +10.1        MMDS Channel Lease Agreement
           +10.2        Lease Agreement between Glenn Martin and Elouise Martin
           +10.3        OFS Channel Lease Agreement with Ivan Nachman
           +10.4        OFS Channel Lease Agreement with Blake Twedt
           +10.5        OFS Channel Lease Agreement with John Dudeck
           +10.6        MMDS Channel Lease Agreement with New England Wireless
           +10.7        Agreement between Vermont ETV and New England Wireless
           +10.8        Agreement between Vermont ETV and New England Wireless
           +10.9        Commercial Lease between Kevin McGovern and New England
                        Wireless
           +10.10       Ascutney Associates, Inc. Lease Agreement
           +10.11       Beta-Site Agreement with InterDigital Communications
                        Corporation
            10.11(a)    November 23, 1998 Amendment to Beta-Site Agreement with
                        InterDigital Communications Corporation
           +10.12       Note and Mortgage and Assumption Agreement
           +10.13       Promissory Note to Alan Ackerman
           +10.15       VocalTec, Inc. Agreement
           +10.16       Form of Promissory Notes Outstanding (Form C)
           +10.17       Form of Promissory Notes Outstanding (Form D)
           +10.18       Form of Promissory Notes Outstanding (Form E)
           +10.19       Form of Promissory Notes Outstanding (Form F)
           +10.20       Promissory Notes Outstanding (Form G)

         Exhibit No.    Description
         -----------    -----------

           +10.21       Form of Warrants Outstanding (Form A)
           +10.22       Form of Warrants Outstanding (Form B)
           +10.23       Form of Warrants Outstanding (Form C)
           +10.24       Form of Warrants Outstanding (Form D)
           +10.25       Form of Warrants Outstanding (Form E)
           +10.26       Allonge to Note G-1
           +10.27       Icon Master Network Services Agreement
           +10.28       Icon Reciprocal Nondisclosure Agreement
           +10.29       Lease with Martin S. Tierney
            10.30       Scott A. Wendel Employment Agreement
            10.31       David E. Padilla Employment Agreement
            10.32       WorldWide Wireless Systems, Inc. 1998 Stock Option Plan
            10.33       Leased Line/Resale Agreement with OEM Networks, Inc.
            10.34       Internet Access Services Agreement with FreeLinQ
                        Communications Corp.
            10.35       Services Agreement with Vanguard Research, Inc.
           +21.1        Statement of Subsidiaries
         +++23.1        Consent of Counsel
          ++23.2        Consent of Independent Auditors
            23.3        Consent of Leonard Gartner to serve as a director after
                        the offering
            27          Financial Data Schedule

____________
           + Previously filed
          ++ Previously filed exhibit is revised in this amendment +++ To be filed by Amendment

Item 28. Undertakings.

         1. The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement;

         (b) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (c) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (d) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (e) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         4. The Registrant hereby undertakes that, if relying on Rule 430A under the Securities Act:

         (a) for determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be treated as part of this Registration Statement as of the time the Commission declared it effective.

         (b) for determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be treated as a new registration statement for the securities offered in this Registration Statement and that offering of the securities at that time shall be treated as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment to its Registration Statement to be signed on its behalf by the undersigned in New York, New York on the 12th day of January 1999.

                                 WORLDWIDE WIRELESS SYSTEMS, INC.



                                 By /s/David E. Padilla
                                   -----------------------------------
                                    David E. Padilla, President,
                                    Principal Executive Officer



                                 By /s/Scott A. Wendel
                                    ----------------------------------
                                    Scott A. Wendel, Executive Vice President,
                                    Principal Financial and Accounting Officer

         In accordance with the requirements of the Securities Act of 1993, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated:

         Signature          Title                               Date
         ---------          -----                               ----
                            President and Principal
/s/David E. Padilla         Executive Officer and
-------------------------   Director                        January 12, 1999
David E. Padilla
                            Executive Vice President,
                            Principal Financial and
/s/Scott A. Wendel          Accounting Officer and
-------------------------   Director                        January 12, 1999
Scott A. Wendel

                                INDEX TO EXHIBITS

Exhibit No.   Description
-----------   -----------
 ++1.1       Underwriting Agreement
  +1.2       Agreement Among Underwriters
  +1.3       Selected Dealers Agreement
  +1.4       Lock-up Agreement
  +3.1       Certificate of Incorporation
  +3.2       By-Laws
  +3.3       Certificate for Renewal and Revival of Charter
  +4.1       Form of Stock Certificate
  +4.2       Selected pages of Certificate of Incorporation defining number of shares of common stock
  +4.3       Form of Warrant Agreement and Warrant Certificate
  +4.4       Form of Underwriters' Unit Purchase Warrant
  +4.5       Form of Underwriters' Warrant Exercise Fee Agreement
+++5.1       Form of Opinion re legality of securities
 +10.1       MMDS Channel Lease Agreement
 +10.2       Lease Agreement between Glenn Martin and Elouise Martin
 +10.3       OFS Channel Lease Agreement with Ivan Nachman
 +10.4       OFS Channel Lease Agreement with Blake Twedt
 +10.5       OFS Channel Lease Agreement with John Dudeck
 +10.6       MMDS Channel Lease Agreement with New England Wireless
 +10.7       Agreement between Vermont ETV and New England Wireless
 +10.8       Agreement between Vermont ETV and New England Wireless
 +10.9       Commercial Lease between Kevin McGovern and New England
             Wireless
 +10.10      Ascutney Associates, Inc. Lease Agreement
 +10.11      Beta-Site Agreement with InterDigital Communications
             Corporation
  10.11(a)   November 23, 1998 Amendment to Beta-Site Agreement with
             InterDigital Communications Corporation
 +10.12      Note and Mortgage and Assumption Agreement
 +10.13      Promissory Note to Alan Ackerman
 +10.15      VocalTec, Inc. Agreement
 +10.16      Form of Promissory Notes Outstanding (Form C)
 +10.17      Form of Promissory Notes Outstanding (Form D)
 +10.18      Form of Promissory Notes Outstanding (Form E)
 +10.19      Form of Promissory Notes Outstanding (Form F)
 +10.20      Promissory Notes Outstanding (Form G)
 +10.21      Form of Warrants Outstanding (Form A)
 +10.22      Form of Warrants Outstanding (Form B)
 +10.23      Form of Warrants Outstanding (Form C)

Exhibit No.   Description
-----------   -----------

         Exhibit No.                        Description

  +10.24     Form of Warrants Outstanding (Form D)
  +10.25     Form of Warrants Outstanding (Form E)
  +10.26     Allonge to Note G-1
  +10.27     Icon Master Network Services Agreement
  +10.28     Icon Reciprocal Nondisclosure Agreement
  +10.29     Lease with Martin S. Tierney
   10.30     Scott A. Wendel Employment Agreement
   10.31     David E. Padilla Employment Agreement
   10.32     WorldWide Wireless Systems, Inc. 1998 Stock Option Plan
   10.33     Leased Line/Resale Agreement with OEM Networks, Inc.
   10.34     Internet Access Services Agreement with FreeLinQ
             Communications Corp.
   10.35     Services Agreement with Vanguard Research, Inc.
  +21.1      Statement of Subsidiaries
+++23.1      Consent of Counsel
 ++23.2      Consent of Independent Auditors
   23.3      Consent of Leonard Gartner to serve as a director after the offering
   27        Financial Data Schedule
______________
   + Previously filed
  ++ Previously filed exhibit is revised in this amendment
 +++ To be filed by Amendment